     As filed with the Securities and Exchange Commission on April 20, 2000
                         Registration No. _____________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ---------------------

                        FORM S-1 REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                NCT GROUP, INC.
                (FORMERLY NOISE CANCELLATION TECHNOLOGIES, INC.)
               (Exact name of Registrant as specified in Charter)

        Delaware                                    59-2501025
        (State or Other Jurisdiction                (I.R.S. Employer
        Of Incorporation or                         Identification No.)
        Organization)

               1025 West Nursery Road, Linthicum, Maryland 21090
                                 (410) 636-8700
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                 CY E. HAMMOND
                 SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                NCT GROUP, INC.
                       1025 WEST NURSERY ROAD, SUITE 120
                           LINTHICUM, MARYLAND 21090
                                 (410) 636-8700

     (Name and Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                  Copies of all communications and notices to:

                            WILLIAM P. O'NEILL, ESQ.
                              CROWELL & MORING LLP
                           1001 PENNSYLVANIA AVE, NW
                              WASHINGTON, DC 20004
                                 (202) 624-2500

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                 PROPOSED MAXIMUM   PROPOSED MAXIMUM
     TITLE OF SHARES TO BE      AMOUNT TO BE      AGGREGATE PRICE  AGGREGATE OFFERING        AMOUNT OF
          REGISTERED            REGISTERED(1)        PER UNIT             PRICE          REGISTRATION FEE
          ----------            -------------        --------             -----          ----------------
         COMMON STOCK        37,435,048 SHARES       $0.75 (2)       $28,076,286 (2)       $7,412.14 (2)

(1) In accordance with Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable upon conversion of the Company's Series F Convertible Preferred Stock and the Company's Series G Convertible Preferred Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average of the high and low prices for the common stock on the NASDAQ OTC Bulletin Board on April 18, 2000. The fees noted above were paid by the registrant in connection with the filing of this registration statement; $4,871.54 was paid on February 1, 2000, and the balance was paid on April 19, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                NCT GROUP, INC.

                  37,435,048 SHARES OF COMMON STOCK FOR RESALE
                            BY SELLING STOCKHOLDERS

NCT GROUP, INC.                           WE DESIGN AND DEVELOP PRODUCTS AND
1025 WEST NURSERY ROAD                    LICENSE TECHNOLOGIES WHICH PERMIT THE
SUITE 120                                 MANIPULATION OF SOUND AND SIGNAL WAVES
LINTHICUM, MARYLAND 21090                 TO ENHANCE SIGNALS AND REDUCE NOISE.

 Certain existing shareholders of NCT Group, Inc. (the "Selling Stockholders")
   are offering 37,435,048 shares of the Company's common stock for sale at prevailing market prices. The Company's common stock currently trades under the symbol "NCTI" on NASDAQ's OTC Bulletin Board. The Company will not receive any of the proceeds of the resales, which consist of:

         - 28,560,000 shares of common stock of the Company that the Company may issue upon the conversion of issued and outstanding shares of our Series F Convertible Preferred Stock in accordance with the Series F Certificate of Designations, as amended;

         - 4,134,616 shares of common stock of the Company that the Company issued to three accredited investors and the placement agent therefor;

         - 404,612 shares of common stock of the Company that the Company issued in exchange for 27 shares of common stock of NCT Audio Products, Inc. held by an investor;

         - 4,008,000 shares of common stock of the Company that the Company may issue upon the conversion shares of our Series G Convertible Preferred Stock in accordance with the Series G Certificate of Designations;

         - 160,320 shares of common stock that the Company may issue to pay the cumulative dividend on the stated value of the issued and outstanding shares of our Series G Convertible Preferred Stock; and

         - 167,500 shares of common stock of the Company that the Company may issue upon the exercise of warrants the Company issued to the Series G Convertible Preferred Stock placement agent and attorneys thereof.

                ------------------------------------------------

      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE
         SHARES ONLY AFTER CAREFULLY CONSIDERING THE RISKS DESCRIBED IN
                THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR
            DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION
      STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND
      NEITHER WE NOR THE SELLING STOCKHOLDERS ARE SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The date of this Prospectus is April 20, 2000.

                               TABLE OF CONTENTS

                                                                           PAGE

            Prospectus Summary Information                                  1
            The Company                                                     1
            Recent Developments                                             3
            Risk Factors                                                    12
            Use of Proceeds                                                 34
            Selling Security Holders                                        35
            Plan of Distribution                                            36
            Description of Securities to be Registered                      36
            Interests of Named Experts and Counsel                          37
            The Business                                                    38
            Properties                                                      57
            Legal Proceedings                                               58
            Market Price of and Dividends on Common Equity                  63
            Description of Securities                                       63
            Selected Financial Data                                         65
            Management's Discussion and Analysis                            66
            Changes in and Disagreements with Accountants                   79
            Directors and Executive Officers                                80
            Executive Compensation                                          83
            Security Ownership                                              92
            Certain Relationships and Related Transactions                  93
            Other Expenses of Issuance and Distribution                     94
            Indemnification of Directors and Officers                       95
            Recent Sales of Unregistered Securities                         96
            Exhibits and Financial Statements                               97
            Undertakings                                                   110
            Signatures                                                     112

                                ---------------

IN DECIDING TO BUY OUR COMMON STOCK, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                         PROSPECTUS SUMMARY INFORMATION

         This summary section briefly describes the key aspects of both the Company and the offering covered by this prospectus. This section is a summary only and refers to more specific and comprehensive information found in subsequent sections. Investors should refer to these individual sections for a more detailed explanation of each topic.

         Whenever possible, the Company has provided definitions of noise cancellation technologies within the text. Also note that market data presented in this prospectus are based on management's estimates, in reliance on third-party sources where possible. While our management believes these estimates are reliable and reasonable, in certain cases such estimates cannot be verified by information from or analysis by independent sources. Accordingly, the Company cannot give assurances that such market data are accurate in all material respects.

THE COMPANY

         NCT Group, Inc. (formerly Noise Cancellation Technologies, Inc.) ("NCT" or the "Company") designs and develops products and licenses technologies based upon its extensive portfolio of proprietary algorithms. The Company specializes in the utilization of sound and signal waves to electronically reduce or eliminate noise, improve signal-to-noise ratio and enhance sound quality. The Company develops its technologies to reduce or eliminate noise and enhance sound quality in a wide array of products. The Company designs some of its products so that other firms can integrate them with their own inventions and technologies to serve major markets in the transportation, manufacturing, commercial, consumer products and communications industries.

         The Company is organized into strategic business units. These include its subsidiaries, NCT Audio Products, Inc. ("NCT Audio"), NCT Hearing Products, Inc. ("NCT Hearing"), Advancel Logic Corporation ("Advancel"), ConnectClearly.com, Inc. ("CCC"), and DistributedMedia.com, Inc. ("DMC"). The Company also operates a division, NCT Communications. Each of the Company's strategic business units is targeted to the commercialization of its own products in specific markets.

         The Company and its business units currently hold 503 patents and related rights worldwide and an extensive library of know-how and other unpatented technology. These patents allow us to develop our major product lines which include:

         -     NoiseBuster(R) communications headsets,
         -     NoiseBuster Extreme!(TM) consumer headsets,
         -     Gekko(TM) flat speakers, frames, prints and subwoofers,
         - ClearSpeech(R) microphones, speakers and other products, adaptive speech filters,
         - the ProActive(R) line of industrial/commercial active noise reduction headsets,
         -     an aviation headset for pilots,
         -     an industrial muffler or "silencer,"
         - quieting headsets for patient use in magnetic resonance imaging machines,

         -     an aircraft cabin quieting system, and
         -     ClearSpeech(TM) corporate intranet telephone software.

         The Company also markets its technologies through licensing to third parties for fees and royalties. For example, during 1999, the Company expanded its cross license agreement with NXT plc (formerly known as Verity Group plc) and New Transducers Ltd. ("NXT"). The cross license agreement further allows for sublicensing.

         The Company's operating revenues are comprised of technology licensing fees and royalties, product sales and engineering and development services. Historically, the Company derived the majority of its revenues from engineering and development services. Management expects that technology licensing fees, royalties and product sales will become the principal sources of the Company's revenue as the commercialization of its technology proceeds. Operating revenues in 1999 consisted of approximately 31% in product sales, 19% in engineering and development services and 50% in technology licensing fees and royalties.

STRATEGY

         The Company's strategy is to leverage off its existing base of proprietary technology by expanding into areas outside of traditional active noise control such as communications, audio and microbroadcasting media. The Company's acquisition of certain assets and all of the intellectual property of Active Noise and Vibration Technologies, Inc. in 1994 expanded our portfolio of intellectual property and allowed the Company to license certain, formerly restricted jointly-held patents to unaffiliated third parties. Such licensing power is expected to contribute further to our generation of fees and royalties.

         We anticipate that as we establish distribution channels and as consumer awareness of our products increases, so, too, will product sales and revenues from licensing fees and royalties. The funds derived from these revenue sources will enable the Company to become less dependent on revenues derived from research, development and engineering. At the same time, NCT continues to strive to lower the cost of our products and enhance their technological performance.

         Finally, the Company recognizes that it cannot achieve its corporate mission without recruiting and retaining key personnel. As of December 31, 1999, the Company had 75 employees, including 37 engineers and associated technical staff members. Among our engineering staff and consultants are several scientists and inventors that we believe are preeminent in the active noise and vibration control field worldwide.

STRATEGIC ALLIANCES

         In addition to expanding our technological applications, the Company has entered into a number of strategic supply, manufacturing and marketing alliances with leading global companies. These alliances historically have funded a substantial portion of the Company's research and development. They also represent reliable sources of components, manufacturing expertise and capacity, and marketing and distribution capabilities. The Company has existing, continuing relationships with, among others, (1) Walker Manufacturing Company (a division of Tennessee Gas Pipeline Company, a wholly-owned subsidiary of Tenneco, Inc.), (2) AB Electrolux, (3) Ultra Electronics Ltd., (4) The Charles Stark Draper Laboratory, Inc., and (5) New Transducers Ltd. See Item 1. - "The Business" - Section G. - "Strategic Alliances" for further information.

RECENT DEVELOPMENTS

         On August 14, 1998, NCT Audio agreed to acquire substantially all of the assets of Top Source Automotive, Inc. ("TSA"), an automotive audio system supplier. Earlier on June 11, 1998, NCT Audio had paid a non-refundable deposit of $1,450,000 towards the purchase price. The total purchase price was $10,000,000 and up to an additional $6,000,000 in possible future cash contingent payments. The shareholders of Top Source Technologies, Inc. ("TST"), TSA's parent company, approved the transaction on December 15, 1998. NCT Audio then paid TST $2,050,000 on July 31, 1998. The money was held in escrow with all of the necessary securities and documents to evidence ownership of 20% of the total equity rights and interests in TSA. When TST's shareholders approved the transaction, the $2,050,000 was delivered to TSA. In return, NCT Audio took ownership of the documentation and securities held in escrow.

         NCT Audio had an exclusive right, as extended, to purchase the assets of TSA through July 15, 1999. Under the terms of the original agreement, NCT Audio was required to pay TST $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for an extension of such exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay TST a fee of $350,000, consisting of $20,685 in cash, $125,000 of NCT Audio's minority interest in TSA earnings, and a $204,315 note payable due April 16, 1999. If NCT Audio failed to pay the note by April 16, 1999, (a) the note would begin to accrue interest on April 17, 1999 at the lower of the rate of two times prime rate or the highest rate allowable by law; and (b) the $20,685 and $125,000 portion of the extension fee would no longer be credited toward the $6.5 million purchase price due at closing. If NCT Audio failed to pay the note by April 30, 1999, the $204,315 portion of the extension fee would no longer be credited toward the $6.5 million closing amount due. To date, NCT Audio has not paid the note. Further, if NCT Audio failed to close the contemplated transaction by May 28, 1999, NCT Audio would forfeit its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In addition, due to NCT Audio's failure to close the transaction by March 31, 1999, NCT Audio was required to pay a penalty premium of $100,000 of NCT Audio's preferred stock. In exchange for an extension from May 28, 1999 to July 15, 1999, NCT Audio relinquished 25% of its minority equity ownership in TSA. As a result, NCT Audio now has a 15% minority interest in TSA.

         On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration. Consequently, NCT Audio reduced its net investment in TSA to $1.2 million, representing its 15% minority interest, net of the above noted penalties, and recorded a $2.4 million charge in the quarter ended June 30, 1999 for the write-down of its investment to its estimated net realizable value. On September 30, 1999, Onkyo America purchased substantially all of the assets of TSA and certain assets of TST used in TSA's operations. NCT Audio is due and seeks its pro rata share of the consideration paid by Onkyo America, less the penalties described above. The amount which TST owes NCT Audio is in dispute; consequently, receipt of the funds is contingent on the outcome of the arbitration between the Company, TST and TSA. See "Risk Factors - Litigation" and "Item 3. - Legal Proceedings."

         On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC (doing business as Precision Power, Inc. or "PPI"), a supplier of custom-made automotive audio systems. NCT Audio intended to acquire such interest in exchange for shares of its common stock having an aggregate value of $2,000,000. NCT Audio also agreed to retire $8.5 million of PPI debt, but NCT Audio needed to obtain adequate financing before the transaction could be completed. NCT Audio provided PPI a working capital loan on June 17, 1998 in the amount of $500,000, evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided PPI a second working capital loan in the amount of $1,000,000, also evidenced by a demand promissory note. The unpaid principal balance of these notes bears interest at a rate equal to the prime lending rate plus one percent (1.0%). The Company was not able to obtain the financing to consummate this transaction, and PPI experienced significant organizational changes which resulted in abandonment of the proposed acquisition. During the third quarter of 1999, the Company fully reserved the $1.5 million due from PPI plus interest thereon but continues to seek repayment of the notes. During the fourth quarter of 1999, NCT Audio suspended its acquisition strategy.

         In 1999, the Company received the funding from its Series E Convertible Preferred Stock ("Series E Preferred Stock") private placement. On December 30, 1998, the Company entered into a series of subscription agreements to sell 8,145 shares of Series E Preferred Stock, with a stated value of up to $8.2 million, to six accredited investors through one dealer. The sale of the shares occurred in a private placement pursuant to Regulation D of the Securities Act of 1933, as amended (the "Securities Act"). In 1999, the Company received net proceeds of $3.5 million from the Series E Preferred Stock placement. In addition to the transactions described above, the Company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the same dealer in exchange for $1.7 million of the Company's Series C Preferred Stock (as described below) held by the three investors. The Company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock (735 shares) to four accredited investors, in exchange and consideration for an aggregate of 2.1 million shares of the Company's common stock held by the four investors. Each share of Series E Preferred Stock is convertible into common stock of the Company according to the conversion formula described in the subscription agreements. As of the date hereof, no shares of Series E Preferred Stock are outstanding. For a more detailed discussion of the Series E Preferred Stock, see "Risk Factors - Possible Future Dilution."

         On January 25, 1999, the Company granted DMC an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to DMC products. NCT received a license fee of $3.0 million (eliminated in consolidation) as consideration for the license. DMC is obligated to pay the license fee when proceeds are available from the sale of DMC's common stock. In addition, running royalties will be payable to the Company with respect to (1) DMC's sale of products incorporating the licensed technology, and (2) its sublicensing of such technology. NCT anticipates that DMC will issue shares of its common stock in transactions exempt from registration in order to raise additional working capital.

         On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. On September 19, 1999, the Company and the Holder agreed to amend the terms of the conversion price of the secured convertible note subscription agreement and the notes. For a more detailed discussion of the secured convertible notes and the recent amendment, see "Risk Factors - Possible Future Dilution."

         On February 9, 1999, NCT Audio and NXT expanded a cross licensing agreement dated September 27, 1997 to increase NXT's fields of use, increase the royalties due NCT Audio from NXT and increase the royalties due NXT from NCT Audio. In consideration for granting these expanded licensing rights, each party received license fees. See Note 3 - "Notes to Financial Statements - Joint Ventures and Other Strategic Alliances."

         On March 31, 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four DMC network affiliate licenses incorporating the Digital Broadcasting Station System ("DBSS"). The exchange of shares of Series E Preferred Stock was in lieu of cash consideration. The DBSS technology was developed by the Company for DMC, a wholly-owned subsidiary of the Company. DMC was incorporated to develop, install and provide an audio/visual advertising medium within commercial/professional settings. DBSS schedules advertisers' customized broadcast messages, which are downloaded via the Internet with the respective music genre of choice to the commercial/professional establishments. During 1999, DMC did not recognize any advertising revenue.

         The Company anticipates the sale of such licenses to generate revenues of approximately $1.0 million each based on regional and commercial/professional settings. The Company has developed standard license agreements to coincide with its current business plan and delineate the extent and nature of the rights and duties of the Company and its licensees. During the three months ended March 31, 1999, the Company, in accordance with its revenue recognition policy, recognized revenue of $2.0 million on the issuance of such licenses in consideration of the receipt of 3,600 shares of its Series E Preferred Stock. Subsequently, during the three months ended June 30, 1999, the Company adjusted such revenue to $0.9 million due to the valuation of additional shares of Series E Preferred Stock issued during the period.

         On March 31, 1999, the Company signed a license agreement with Lernout & Hauspie Speech Products N.V. ("L&H"). The agreement provides the Company with a worldwide, non-exclusive, non-transferable license to selected L&H technology for use in NCT's ClearSpeech(R) products. Further, on April 12, 1999, the Company granted a worldwide, non-exclusive, non-transferable license to L&H. The agreement provides L&H access to NCT's noise and echo cancellation algorithms for use in L&H's technology. During the third quarter of 1999, the Company and L&H agreed to offset the balances owed each other.

         At the annual meeting of stockholders of the Company on June 24, 1999, the stockholders approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 255,000,000 to 325,000,000. This amendment became effective on July 29, 1999 when the Company filed the appropriate amendment to its Certificate of Incorporation with the Office of the Secretary of State of Delaware to comply with applicable Delaware General Corporation Law.

         On June 24, 1999, the Board of Directors approved the issuance of up to 15,000,000 shares of the Company's common stock to be used to settle certain obligations of the Company. In connection therewith, management negotiated with certain vendors and creditors and issued 13,154,820 shares of the Company's common stock to settle obligations owed by the Company. Of such shares, 12,759,778 shares of the Company's common stock were registered under Registration Statement No. 333-87757 filed on September 24, 1999, as amended October 28, 1999.

         On June 24, 1999, NCT Hearing, a wholly-owned subsidiary of the Company, signed a letter of intent to acquire sixty percent (60%) of the common stock of Pro Tech Communications, Inc. ("Pro Tech") in exchange for rights to certain NCT Hearing technology. The acquisition is contingent on NCT Hearing raising $2.0 million of equity financing.

         On July 19, 1999, DMC signed a convertible guaranteed term promissory note ("PRG Note") with Production Resource Group ("PRG") in the amount of $1.0 million. PRG will provide lease financing to DMC for its Sight and Sound(TM) systems (the "Systems") and will provide integration, installation and maintenance services to DMC. DMC received a portion of the PRG Note ($125,000) on July 22, 1999. Of the total amount, $750,000 has been deposited into an escrow account and will be used to pay rental and installation costs due from DMC with respect to the Systems. Further, DMC may draw an additional $125,000, provided that PRG continues to have a good faith belief that the Systems are functioning properly and that DMC has obtained at least one network-wide advertising client providing annual advertising revenues of at least $250,000. The PRG Note matures on July 19, 2001 and earns interest at ten percent (10%) per annum. PRG may convert the PRG Note in whole or in part, at its election, into shares of DMC's common stock, without par value, at any time during the period commencing on the date of issuance and ending on the maturity date.

         DMC also has the right to lease from PRG additional Systems with an aggregate value of up to $9.5 million, provided that PRG is reasonably satisfied with the success of the DMC business, including its technology and economics and the likelihood of its continued success. In connection with the PRG Note, PRG was granted a common stock warrant equal to, at PRG's election, either (i) the number of shares of the Company's common stock which may be purchased for an aggregate purchase price of $1,250,000 at the fair market value on July 19, 1999; or (ii) the number of shares representing five percent of the fully paid non-assessable shares of common stock of DMC at the purchase price per share equal to either (x) if a DMC qualified sale (a sale in one transaction in which the aggregate sales proceeds to DMC equal or exceed $5,000,000) has closed on or before December 31, 1999, the purchase price per share determined by multiplying the price per share of DMC common stock or security convertible into DMC common stock by seventy-five percent (75%) or (y) if a DMC qualified sale has not closed on or before December 31, 1999, at an aggregate price of $1,250,000.

         On August 10, 1999, the Company entered into a subscription agreement to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Convertible Preferred Stock (the "Series F Preferred Stock"), in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer. The Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate stated value of $8.5 million. At the Company's election, the investors may invest up to an additional $4.0 million in cash or in kind, at a future date. Each share of the Series F Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000), with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock, subject to certain limitations, as amended in January 2000. See "Risk Factors - Possible Future Dilution" for a more detailed discussion of the Series F Preferred Stock Placement.

         On August 16, 1999, the Company executed a plan to outsource logistics and downsize its audio, hearing and product support groups. Consequently, the Company reduced its worldwide work force by approximately 25%.

         On September 10, 1999, NCT executed subscription agreements in the amount of $4 million for four DMC network affiliate licenses incorporating DBSS. As of March 31, 2000, the Company had received an aggregate of $3.0 million. The initial $1 million was received on October 13, 1999; installments of $500,000 were received on November 12, 1999, November 19, 1999 and December 23, 1999; and installments of $250,000 were received on December 15, 1999 and December 30, 1999.

         On September 15, 1999, certain former shareholders and optionees of Advancel, a majority owned subsidiary acquired by the Company on September 4, 1998, filed a Demand for Arbitration against the Company with the American Arbitration Association. For a more detailed discussion see "Risk Factors - Litigation" and "Item 3 - Legal Proceedings."

         On October 9, 1999, the Company, NCT Audio, Balmore Funds S.A. ("Balmore"), Austost Anstalt Schaan ("Austost") and LH Financial agreed, in principle, to settle all legal charges, claims and counterclaims which had individually or jointly been asserted against the parties. See a detailed description of the background of the litigation being settled at "Risk Factors
- Litigation" and "Item 3 - Legal Proceedings." Such litigation settlement is contingent upon the approval of the court.

         On October 9, 1999, pursuant to a securities exchange agreement, the Company, NCT Audio, Balmore and Austost agreed to exchange 532 shares of NCT Audio common stock held by Balmore and Austost for 17,333,334 shares of common stock of the Company. Such 17,333,334 shares of common stock of the Company were registered under Registration Statement No. 333-87757. The issuance of such shares of common stock was approved by the Company's Board of Directors on October 22, 1999. See "Risk Factors - Possible Future Dilution" for a more detailed discussion of these exchange shares. The Company recorded a non-cash charge, impairment loss from goodwill, of approximately $3.1 million in the fourth quarter of 1999 in connection with this transaction.

         On November 15, 1999, the Company's Board of Directors unanimously approved an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 325,000,000. The amendment requires the affirmative vote of a majority of the outstanding shares of common stock of the Company. Holders of the common stock of the Company will be asked to approve the amendment at the annual meeting of shareholders to be held in 2000. The Board of Directors also ratified the stand down by the Directors and senior officers of the Company of the reserve requirement for all options and warrants outstanding previously granted to this group.

         On November 15, 1999, the Board of Directors approved the issuance of shares of the Company's common stock to three accredited investors in a private placement pursuant to Regulation D of the Securities Act. Based on an offer on November 9, 1999 and pursuant to a securities purchase agreement dated December 27, 1999 among the parties, the Company issued 3,846,155 shares of common stock on December 28, 1999 for a total purchase price of $500,000. In addition, 288,461 shares of common stock were issued to the placement agent. These 4,134,616 shares of common stock are being registered under this registration statement and prospectus. See "Risk Factors - Possible Future Dilution" for a more detailed discussion of certain contingent obligations under this securities purchase agreement.

         Effective December 1, 1999, the Company and holders of the Company's Series F Preferred Stock agreed to amend the Series F Certificate of Designations, Rights and Preferences of the Series F Preferred Stock to increase the maximum number of conversion shares to seventy-seven million (77,000,000). The holders also agreed to waive certain notice and redemption requirements required of the Company. This action was considered to be in the best interests of the Company and its investor relationships. The amendment was approved by the Company's Board of Directors and became effective on January 27, 2000, when the Company filed such amendment to the Certificate of Designations with the Office of the Secretary of State of Delaware. This registration statement and prospectus includes 28,560,000 shares of common stock of the Company that the Company may issue upon the conversion of shares of our Series F Preferred Stock in accordance with the amended Certificate of Designations.

         On December 15, 1999, holders of the remaining 5,026 shares of the Company's Series E Preferred Stock and holders of 974 shares of the Company's Series F Preferred Stock, an aggregate stated value of $6 million, exchanged such shares for eight DMC network affiliate licenses.

         In 1999, DMC has (1) secured $10.0 million of equipment financing and a $1.0 million equity investment from PRG, as noted above; (2) secured Compaq Computer Corporation as a charter DMC advertiser and an official supplier of customized components for the Sight & Sound(TM) system; (3) signed Trans World Entertainment for the retail installation of 1,750 Sight & Sound(TM) systems;
(4) signed Wherehouse Entertainment, Inc. for the retail installation of 1,446 Sight & Sound(TM) systems; (5) signed The Wiz for the retail installation of multiple Sight & Sound(TM) systems in 41 stores; (6) signed Barnes & Noble College Bookstores for the retail installation of multiple Sight & Sound(TM) systems in their entire network of 380 college bookstores; and (7) signed but not announced three other retailers for the installation of additional Sight & Sound(TM) systems. In January 2000, DMC announced the appointment of Interep Nontraditional Media ("Interep") as DMC's advertising sales representative. The appointment of Interep as DMC's advertising sales representative is a crucial component to DMC's market penetration strategy. The Company may require additional capital to support and sustain the execution of the DMC strategy until DMC revenues generate a positive cash flow.

         On January 25, 2000, the Board of Directors designated a new series of preferred stock based upon a negotiated term sheet. The Series G Convertible Preferred Stock (the "Series G Preferred Stock") consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. On March 6, 2000, the Company and an accredited investor entered into an agreement under which the Company sold an aggregate stated value of $2.004 million (2,004 shares) of Series G Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act for an aggregate of $1.75 million. The Company received $1.0 million for the sale at the closing and will receive the balance of $750,000, upon the registration of shares of common stock for resale upon the conversion of the Series G Preferred Stock. Each share of Series G Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula which provides that the conversion price will be the lesser of (i) the weighted average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (ii) the fixed conversion price of $0.777. This registration statement and prospectus includes 4,008,000 shares of the Company's common stock, together with an additional 160,320 shares for the 4% per annum dividend, that the Company may issue upon the conversion of the Series G Preferred Stock. In addition, warrants for 167,500 shares which were issued in conjunction with the Series G Preferred Stock transaction are included in this registration statement and prospectus. See "Risk Factors - Possible Future Dilution".

         On March 7, 2000, the Company, Austost and Balmore agreed to amend certain of the terms and conditions of the exchange agreement in order to (i) allow Austost and Balmore to retain 3,611,111 returnable shares in exchange for an additional 533 shares of NCT Audio common stock from a third party investor, which Austost and Balmore shall deliver to NCT; and (ii) substitute cash payments by Austost and Balmore to the Company in lieu of Austost's and Balmore's obligation to return the remaining returnable shares to the Company pursuant to the exchange agreement.

         The Company agreed that Austost and Balmore would retain 10,060,251 shares of the Company's common stock (the "Remaining Returnable Shares"), and Austost and Balmore agreed to pay the Company up to $10,000,000 in cash subject to monthly limitations from proceeds Austost and Balmore would realize from their disposition of such Remaining Returnable Shares. Balmore and Austost will realize a 10% commission on the proceeds from the sale of shares.

         On March 27, 2000, the Company's subsidiary, DMC, entered into a joint venture for the development of a DMC microbroadcasting media market in Israel. DMC has entered into a license agreement for $2.0 million in connection with this transaction. The joint venture is equally owned by DMC and its investment partners. DMC's investor partners are responsible for funding the venture.

         On March 27, 2000, the Company received the final $1.0 million installment from Carole Salkind for an additional secured convertible note with the same terms and conditions of the Note executed on January 26, 1999.

         On April 3, 2000, the Company's subsidiary, DMC, entered into a license agreement for $2.0 million to develop a portion of the DMC affiliate network in the New York region.

SUMMARY CONSOLIDATED FINANCIAL DATA

         The summary consolidated financial data set forth below is derived from the historical financial statements of the Company. The data set forth below is qualified in its entirety by and should be read in conjunction with the Company's consolidated "Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this registration statement and prospectus.


                                                 (IN THOUSANDS OF DOLLARS AND SHARES, EXCEPT PER SHARE AMOUNT)
                                                                    YEARS ENDED DECEMBER 31,
                                         -------------------------------------------------------------------------------
                                              1995                1996             1997         1998            1999
                                         -------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
REVENUES
 Product sales, net                             $  1,589            $1,379         $1,720        $2,097          $2,208
 Engineering and development services              2,297               547            368           425           1,303
 Technology licensing fees and royalties           6,580             1,238          3,630           802           3,552
                                           -------------      ------------     ----------    ----------    ------------
      Total revenues                            $ 10,466            $3,164         $5,718        $3,324          $7,063
                                           -------------      ------------     ----------    ----------    ------------
COSTS AND EXPENSES:
 Cost of product sales                          $  1,579            $1,586         $2,271        $2,235          $2,767
 Cost of engineering and development
   services                                        2,340               250            316           275           2,216
 Selling, general and administrative               5,416             4,890          5,217        11,238          11,878
 Research and development                          4,776             6,974          6,235         7,220           6,223
 Interest (income) expense, net                     (49)                17          1,397 (3)     (429)             552
 Equity in net (income) loss of
   unconsolidated Affiliates                        (80)                80             --            --              --
 Other (income) expense, net                         552               192            130       (3,032) (4)       7,198 (5)
                                           -------------      ------------     ----------    ----------    ------------
      Total costs and expenses                  $ 14,534           $13,989        $15,566       $17,507         $30,834
                                           -------------      ------------     ----------    ----------    ------------
 Net loss                                       $(4,068)         $(10,825)       $(9,848)     $(14,183)       $(23,771)
Less:
 Preferred stock dividend requirement                  -                 -          1,623         3,200          10,567
 Accretion of difference between
   carrying Amount and redemption
   amount of Redeemable preferred
   stock                                               -                 -            285           485             494
Net (loss) attributable to common
  stockholders                                  $(4,068)         $(10,825)      $(11,756)     $(17,868)       $(34,832)
                                           =============      ============     ==========    ==========    ============
 Weighted average number of common
   Shares outstanding(1) - basic and
   diluted                                        87,921           101,191        124,101       143,855         190,384
                                           =============      ============     ==========    ==========    ============
 Basic and Diluted Net loss per share           $ (0.05)           $(0.11)        $(0.09)       $(0.12)         $(0.18)
                                           =============      ============     ==========    ==========    ============

                                                                          DECEMBER 31,
                                         -------------------------------------------------------------------------------
                                              1995            1996            1997            1998           1999
                                         -------------------------------------------------------------------------------
BALANCE SHEET DATA:
 Total assets                                     $9,583            $5,881        $17,361       $15,465         $13,377
 Total current liabilities                         2,699             3,271          2,984         5,937           7,728
 Long-term debt                                      105                --             --            --           4,107
 Accumulated deficit                            (72,848)          (83,673)       (93,521)     (107,704)       (131,475)
 Stockholders' equity (deficit)(2)                 6,884             2,610         14,377         3,426           (367)
 Working capital (deficiency)                      1,734           (1,312)         11,696       (1,187)         (3,281)

(1) Excludes shares issuable upon the exercise of outstanding stock options, warrants and convertible preferred stock, since their effect would be antidilutive.

(2) The Company has never declared nor paid cash dividends on its common stock.

(3) Includes interest expense of approximately $1.4 million relating to the beneficial conversion feature on convertible debt issued in 1997.

(4) Includes a $3.2 million gain from the exercise of an option received from NXT in connection with the cross license agreement entered into by the Company.

(5) Includes a $2.4 million charge in connection with the Company's write down of its investment in TSA to its estimated net realizable value; a $1.8 million reserve for promissory notes and pre-acquisition costs related to PPI; and a $3.1 million charge for the impairment of goodwill.

EXECUTIVE OFFICES

         Our principal executive office is located at 1025 West Nursery Road, Suite 120, Linthicum, Maryland 21090. The telephone number is (410) 636-8700. NCT also maintains sales and marketing offices at One Dock Street, Suite 300, Stamford, Connecticut, 06902. The telephone number is (203) 961-0500.

                                  RISK FACTORS

         The shares of common stock covered by this registration statement and prospectus represent a speculative investment and entail elements of risk. Investors should carefully consider the following risk factors before making a decision to invest in the Company. Investors also should examine the information included in subsequent sections of and as exhibits to this registration statement and prospectus.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" - those which are not historical facts but rather estimates made by Company management. All forward-looking statements involve risks and uncertainties. The Company wishes to caution investors that the important factors discussed below have, or could, both (1) affect the Company's actual performance, and (2) cause actual performance to differ materially from our predictions.

         The Company believes that the assumptions underlying such forward looking statements are reasonable. At the same time, it would be prudent to remember that our assumptions could be inaccurate. Therefore, we cannot give any assurances that these statements will, in fact, be correct.

OUR CURRENT FINANCIAL CONDITION

         As of December 31, 1999, NCT had cash and cash equivalents amounting to $1.1 million, increasing from $0.5 million at December 31, 1998. Management believes that currently available funds will not be sufficient to sustain the Company at present levels over the next 12 months. The Company's ability to continue as a going concern is dependent on funding from several revenue sources, including:

         -     technology licensing fees and royalties,
         -     product sales, and
         -     engineering and development revenues.

         The ability of any or all of these revenue sources to generate cash inflows is presently uncertain. In the event that these activities do not generate sufficient cash, management believes that the Company would have to raise additional working capital. There is no assurance, however, that the Company could raise such capital.

         The Company cannot give any assurance that it will be able to generate sufficient cash from the revenue sources outlined above. In that event, the Company will have to substantially cut back its level of operations. These reductions could, in turn, affect our relationships with our strategic partners and customers.

GOING CONCERN UNCERTAINTY

         We are unsure (1) whether future operations will be profitable or generate sufficient cash to fund the business, and (2) whether the Company can generate or rely upon sufficient public and private financings and other funding sources to meet our obligations.

         The Company's independent auditors issued a report on their audit of our consolidated financial statements as of and for the year ended December 31, 1999. Their report contains an explanatory paragraph. This paragraph notes that certain factors raise substantial doubt as to our ability to continue as a going concern. Investors should read the auditors' report and examine the Company's financial statements.

NO HISTORY OF DIVIDENDS

         The Company has never declared or paid dividends on its common stock. We have no present intent to pay dividends on our common stock. The Company has, from time to time, fulfilled its dividend (or payment in kind) obligation on its preferred stock. See "Possible Future Dilution" below.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT

         The Company has incurred substantial losses from operations since its inception. These losses have been recurring and amounted to $131.5 million on a cumulative basis through December 31, 1999. The Company has funded these losses primarily from the sale of its common stock, including the exercise of warrants and options to purchase common stock. The Company also offsets its losses with technology licensing fees and the engineering and development funds we receive from our joint venture and strategic alliance partners.

         The Company incurred a net loss of $23.8 million for the year ended December 31, 1999. This loss was attributable in part to certain non-recurring charges (write-down of its investment in TSA, reserve for PPI promissory note, pre-acquisition costs related to PPI, and impairment of goodwill) and increased sales and marketing costs, including a substantial increase in sales and marketing personnel and advertising expenditures to facilitate the introduction of new products.

         To make a profit, NCT must independently and with our partners successfully develop, manufacture and sell a sufficiently large quantity of our products, as well as collect fees and royalties from licensing our proprietary technology. The Company can give no assurances, however, that future operations will be profitable enough to generate sufficient cash to fund such development, manufacturing and sales or that the Company can generate or rely upon sufficient funding sources to meet our obligations.

LIMITED REVENUES

         Although the Company has begun to actively market the sale and licensing of our products, operating revenues from inception in April 1986 to the date hereof have been limited. In total over the five years ended December 31, 1999, the Company has generated revenues as noted below:

         -     $ 9.0 million from the sale of products,
         -     $15.8 million from technology licenses and royalties, and
         -     $ 4.9 million from engineering and development services.

         Despite the Company's growing sales of active wave attenuation and other products in a limited number of applications, significant further development will be necessary before many of our potential products will achieve expected commercial end-use applications.

POSSIBLE FUTURE DILUTION

         The following sections discuss the risks associated with investing in the Company's common stock given that future dilution is possible. Specifically, these sections outline the myriad circumstances which could lead to a possible negative effect on the value per share of our common stock should holders of the Company's convertible securities, convertible notes, options and warrants convert their securities or notes or exercise their rights to acquire common stock. At December 31, 1999, the issued and outstanding shares of common stock and those required to be reserved for issuance exceeded the number of shares of common stock authorized. To alleviate this, the Directors and senior officers of the Company have agreed, as necessary, to set aside the reserve requirement for all options and warrants previously granted to them. The Company's reserve requirements, in large part, are a function of the price of the Company's common stock. The Company will seek the approval of its shareholders to increase the authorized number of shares of common stock in part to restore the required reserves, as needed, at its annual meeting to be held in 2000.

         THE 1987 PLAN

         In 1987, the Company adopted the 1987 Stock Option Plan (the "1987 Plan"), which provides for the grant of up to 4,000,000 shares of common stock as either incentive or nonstatutory stock options. The 1987 Plan allows for the grant of incentive stock options to full-time employees, including directors and officers. It further allows for the grant of nonstatutory stock options to employees and non-employee directors of the Company. See Note 12 - "Notes to Financial Statements - Common Stock Options and Warrants" for a more detailed description of the 1987 Plan. At December 31, 1999, the Company had outstanding options to purchase 1,350,000 shares of common stock under its 1987 Plan. All of such options are exercisable.

         THE 1992 PLAN

         At the 1993 annual stockholders meeting, the Company's shareholders approved a stock option plan previously adopted in October 1992 by the Board of Directors covering 6.0 million shares of the Company's common stock (the "1992 Plan"). The 1992 Plan provides for the grant of options to purchase common stock and awards of restricted common stock to employees, officers and directors of the Company. At the 1996 annual stockholders meeting, shareholders approved an amendment to the 1992 Plan, increasing the number of shares covered to 10.0 million. The shareholders also approved the addition of active consultants as persons eligible to participate. At the 1998 annual stockholders meeting, shareholders again approved an amendment to the 1992 Plan, increasing the number of shares covered to 30.0 million and permitting outside directors to participate. The amendment also (1) deleted the formula for grants of awards of restricted common stock and options to purchase common stock to outside directors, and (2) directed that the Company's Board of Directors, or a committee appointed by the Board consisting of at least two outside directors, administer the 1992 Plan.

         The Company is required to reserve 30.0 million shares of common stock for issuance in the event that option holders exercise their options to purchase shares or that the Company grants restricted stock under the 1992 Plan. All of these 30.0 million shares have been registered under the Securities Act. As of December 31, 1999, the Company had outstanding options to purchase 28,024,237 shares of common stock under the 1992 Plan. Of those shares, 14,751,044 are currently exercisable and the balance will become exercisable in increments through April 13, 2004. As of December 31, 1999, the Company also had granted 240,000 shares of restricted stock under the 1992 Plan.

         THE DIRECTORS' PLAN

         In 1994, the Company adopted (and has since amended twice) an option plan for certain directors (the "Directors' Plan"). At the 1995 annual stockholders meeting, shareholders approved the grant to two directors of the option to purchase a total of 725,000 shares of NCT common stock. The shareholders, at the 1996 annual meeting, approved an increase in the number of shares to 821,000 and made minor changes concerning the Directors' Plan's administration. The Company has reserved 821,000 shares of common stock for issuance upon the directors' exercise of their options. All of the shares are registered under the Securities Act. As of December 31, 1999, the Company had granted options to purchase 538,500 shares of common stock, which are currently exercisable under the Directors' Plan.

         THE PRG WARRANT

         As noted in "Recent Developments," PRG was granted a common stock warrant equal to, at PRG's election, either (i) the number of shares of the Company's common stock which may be purchased for an aggregate purchase price of $1,250,000 at the fair market value on July 19, 1999; or (ii) the number of shares representing five percent of the fully paid non-assessable shares of common stock of DMC at the purchase price per share equal to either (x) if a DMC qualified sale (a sale in one transaction in which the aggregate sales proceeds to DMC equal or exceed $5,000,000) has closed on or before December 31, 1999, the purchase price per share determined by multiplying the price per share of DMC common stock or security convertible into DMC common stock by seventy-five percent (75%) or (y) if a DMC qualified sale has not closed on or before December 31, 1999, at an aggregate price of $1,250,000. The closing bid price on July 19, 1999 was $0.1875. As such, the Company has reserved 6,666,667 shares of common stock for the PRG Warrant.

         OTHER INVESTORS' WARRANTS AND OPTIONS

         As of December 31, 1999, the Company had reserved 378,984 additional shares of common stock for issuance upon the exercise of warrants and options; these warrants and options are not included in the above plans. The Company also has reserved 1,429,414 shares for issuance upon the exercise of warrants earlier granted to:

         - an investor in an early 1997 private placement pursuant to Regulation S (the "Investor Warrant"),
         - three placement agents in partial consideration for services rendered in connection with the 1997 and 1998 preferred stock placements described below,
         - one financial consultant for services rendered in connection with another financing completed by the Company, and
         - one consultant for services rendered in connection with the Company's efforts to complete development and licensing agreements with a large European company.

         In March 2000, the Company issued warrants for 167,500 shares of common stock in conjunction with the closing of the Series G Preferred Stock. See "Series G Preferred Stock" below.

         The aggregate outstanding amount of non-plan stock options and warrants at December 31, 1999, excluding the PRG Warrant noted above, was 8,019,414, all of which are exercisable.

         As of December 31, 1999, the weighted average exercise prices for all currently exercisable options and warrants (excluding the PRG warrant) were $0.45 and $0.77, respectively. Options granted in 1999 were granted with an exercise price of $0.41, the fair market value of the Company's common stock on the date of grant.

         THE NCT AUDIO INITIAL FINANCING

         Between October 10, 1997 and December 4, 1997, NCT Audio sold 2,145 common shares for approximately $4.0 million in a private placement under Regulation D of the Securities Act (the "NCT Audio Initial Financing"). The terms of the sale allow the purchasers of NCT Audio's common stock to exchange their shares for an equally valued amount of the Company's common stock at a predetermined exchange ratio. The purchasers could not, however, exercise their exchange right if NCT Audio filed a registration statement for an initial public offering with the Securities and Exchange Commission ("SEC") within 90 days. If the registration statement did not become effective within 180 days, the exchange right was renewed. Purchasers of a total of $1.7 million of NCT Audio common stock later agreed to extend the former period from 90 days to 150 days and the latter period from 180 days to 240 days. NCT Audio, however, failed to file a registration statement within the extended 150 day period. At the same time, the Company is under no obligation to register any of its shares of common stock which may be issued in connection with the above exchange right.

         To date, the Company has issued 18,873,488 shares of its common stock in exchange for 855 shares of NCT Audio common stock. Of such shares, 404,612 are being registered under this registration statement and prospectus, 17,333,334 were registered under Registration Statement No. 333-87757 and 1,000,000 shares were registered under Registration Statement No. 333-64967. It is not possible at this time to determine the maximum number of shares of common stock the Company would have to issue if the remaining purchasers of NCT Audio common stock were to exercise their exchange right.

         THE SERIES C CONVERTIBLE PREFERRED STOCK

         Between October 28, 1997 and December 11, 1997, the Company issued and sold 13,250 shares of its Series C Convertible Preferred Stock ("Series C Preferred Stock") in a private placement under Regulation D of the Securities Act. The Series C Preferred Stock is convertible into shares of the Company's common stock in accordance with a predetermined conversion formula. The conversion terms also provide that (1) in no event shall the average closing bid price be less than $0.625 per share, and (2) under no circumstances shall the Company be obligated to issue more than 26 million shares of its common stock in the aggregate in connection with the conversion. The Company registered such 26 million shares under Registration Statement No. 333-43387 dated December 29, 1997, as amended May 8, 1998, July 2, 1998, and June 16, 1999. Through November 29, 1999, 10,850 shares of the Series C Preferred Stock had been converted to 20,655,000 shares of common stock and 1,700 shares had been exchanged for the Company's Series E Preferred Stock. The 700 remaining outstanding Series C Preferred Stock shares were subject to mandatory conversion as of November 30, 1999. As such, on November 30, 1999, these 700 shares were converted to 1,512,000 shares of common stock of the Company. There are no outstanding shares of Series C Preferred Stock.

         THE SERIES D CONVERTIBLE PREFERRED STOCK

         Between July 27, 1998 and August 4, 1998, the Company issued and sold 6,000 shares of its Series D Convertible Preferred Stock ("Series D Preferred Stock") in a private placement pursuant to Regulation D of the Securities Act. Upon approval at the October 20, 1998 annual stockholders meeting by the Company's shareholders of an increase in the authorized common stock of the Company from 185,000,000 to 225,000,000 shares, the Series D Preferred Stock became convertible into shares of the Company's common stock according to the conversion formula described in the issuance's subscription agreement.

         The conversion terms of this placement provide that in no event shall the conversion price be less than $0.50 per share. Further, the conversion terms provide that under no circumstances shall the Company be obligated to issue more than 12,000,000 shares of common stock in the aggregate in connection with the conversion, or more than 12,000,000 additional shares of common stock in the aggregate in connection with the conversion of 6,000 shares of Series D Preferred Stock issuable upon the exchange of the NCT Series A Preferred Stock described below. The Company also is obligated to pay a 4% per annum accretion on the stated value of the 6,000 shares of Series D Preferred Stock and has the right to chose to pay the accretion in either cash or common stock. Accordingly, the Company registered such 12,000,000 shares, together with an additional 500,000 shares the Company may issue to pay the accretion under Registration Statement No. 333-64967. The Company also may redeem the Series D Preferred Stock in cash or common stock. In connection with the conversion of the 6,000 shares of Series D Preferred Stock during the first quarter of 1999, the Company issued 12,273,685 shares of the Company's common stock. There are no outstanding shares of Series D Preferred Stock.

         THE SERIES A CONVERTIBLE PREFERRED STOCK OF NCT AUDIO

         Between July 27, 1998 and August 4, 1998, NCT Audio issued and sold 60 shares of its Series A Preferred Stock (the "NCT Audio Series A Preferred Stock") in a private placement pursuant to Regulation D of the Securities Act. The subscription agreement requires NCT Audio to file a registration statement covering the resale of all shares of its common stock issuable upon conversion of the preferred stock then outstanding. NCT Audio must do so no later than thirty (30) days after it becomes a "reporting company" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). .

         The NCT Audio Series A Preferred Stock becomes convertible into common stock of NCT Audio any time after the business unit becomes a reporting company. If, by December 31, 1998, NCT Audio either failed to become a reporting company or the SEC did not declare the registration statement effective, holders became entitled to exchange each share of NCT Audio Series A Preferred Stock into 100 shares of the Company's Series D Preferred Stock. Holders who elected to do so would then be holders of the Company's Series D Preferred Stock, with all of the rights and privileges discussed above.

         Thus, if the holders of all 60 shares of the NCT Audio Series A Preferred Stock exchanged them for 6,000 shares of the Company's Series D Preferred Stock and then converted the Series D Preferred Stock for common stock (as described above), anywhere up to an additional 12,000,000 shares of the Company's common stock would become issuable. The issuance of an additional 500,000 shares enables the Company to pay the 4% per annum accretion payable on the stated value of the 6,000 shares of Series D Preferred Stock. The Company is given the right to chose to pay the accretion in either cash or common stock. Accordingly, the Company registered such 12,000,000 shares, together with an additional 500,000 shares the Company may issue to pay the 4% per annum accretion on the NCT Audio Series A Preferred Stock, under Registration Statement No. 333-64967. The Company also may redeem the Series D Preferred Stock in cash or common stock. On March 30, 1999, holders of 57 shares of NCT Audio Series A Preferred Stock exercised this election and converted their shares into 11.7 million shares of the Company's common stock. On January 10, 2000, the remaining 3 shares of NCT Audio Series A Preferred Stock were converted into 634,915 shares of the Company's common stock. Thus, no shares of NCT Audio Series A Preferred Stock are outstanding.

         THE ADVANCEL LOGIC CORPORATION ACQUISITION

         On September 4, 1998, the Company acquired all of the common stock of Advancel. The Company initially paid $1,000,000, payable by the delivery of 1,786,991 authorized shares of its common stock held as treasury stock. The purchase agreement provided that Advancel's former shareholders may elect to receive the future payments in cash or additional shares of the Company's common stock. The future payments would be based on Advancel's earnings before interest, taxes, depreciation and amortization for each of the next four years. The future payments could not be less than $250,000 in any year, and there was neither a maximum payment for any one year nor an aggregate maximum amount. If Advancel's shareholders elected to take payment in the form of shares of the Company's common stock, a formula was established to determine the number of shares issuable. The foregoing obligation of the Company to issue additional shares to Advancel shareholders is subject to the outcome of arbitration between the parties - see "Litigation" below. If the Company had been unable to maintain an effective registration statement for the resale of the initial 1,786,991 shares for at least thirty (30) days, each Advancel shareholder had the right, until April 15, 1999, to require the Company to redeem up to one-third of the initial payment shares for a predetermined cash amount. The Company registered such shares under Registration Statement No. 333-64967 dated September 30, 1998, as amended on October 29, 1998 and May 7, 1999.

         THE SERIES E CONVERTIBLE PREFERRED STOCK

         On December 30, 1998, the Company entered into a series of subscription agreements to sell 8,145 shares of Series E Preferred Stock, with a stated value of up to $8.2 million in consideration of approximately $4.0 million, to six accredited investors through one dealer. The sale of the shares occurred in a private placement pursuant to Regulation D of the Securities Act. In 1999, the Company received net proceeds of $3.5 million from the Series E Preferred Stock placement. In addition to the transactions described above, the Company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the same dealer in exchange for $1.7 million of the Company's Series C Preferred Stock held by the three investors. The Company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors, in exchange and consideration for an aggregate 2.1 million shares of the Company's common stock held by the four investors.

         Each share of Series E Preferred Stock is convertible into common stock of the Company according to the conversion formula described in the subscription agreements. The conversion terms of the placement require the Company to file a registration statement on either (1) a Form S-3 under certain conditions, or (2) a Form S-1 under other specified conditions. The shares of the Series E Preferred Stock become convertible into common stock of NCT at any time beginning at the earlier of (1) ninety days after the closing date of the placement, (2) five days after the Company receives a "no review" status from the SEC in connection with filing one of the above registration statements, or
(3) the effective date of any registration statement.

         The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock which have been designated. Based upon the shares of Series E Preferred Stock issued and outstanding, 25,108,696 shares of the Company's common stock were registered under a registration statement and prospectus, together with 1,540,000 shares of common stock which may be issued on Registration Statement No. 333-82359. The issuance of the additional 1,540,000 shares will enable the Company to pay the 4% per annum accretion on the stated value of the issued and outstanding shares of Series E Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock. The conversion terms further provide that the Company will be required to make certain payments if it fails to effect a conversion in a timely manner and may have to redeem the excess of the stated value over the amount permitted to be converted into common stock. As of the date hereof, holders of 3,828 shares of Series E Preferred Stock have elected to convert their shares into 26,608,942 shares of common stock of the Company. See Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for further discussion of the Series E Preferred Stock Placement.

         On March 31, 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four DMC network affiliate licenses incorporating DBSS. The exchange of shares of Series E Preferred Stock is in lieu of cash consideration. The DBSS technology was developed by the Company for DMC. DMC was incorporated to develop, install and provide an audio/visual advertising medium within commercial/professional settings. DBSS schedules advertisers' customized broadcast messages, which are downloaded via the Internet with the respective music genre of choice to the commercial/professional establishments.

         The Company anticipates the sale of such licenses to generate revenues of approximately $1.0 million each based on regional and commercial/professional settings. The Company has developed standard license agreements to coincide with its current business plan and delineate the extent and nature of the rights and duties of the Company and its licensees. During the three months ended March 31, 1999, the Company, in accordance with its revenue recognition policy, realized only $2.0 million on the issuance of such licenses in consideration of the receipt of 3,600 shares of its Series E Convertible Preferred Stock. Subsequently, during the three months ended June 30, 1999, the Company adjusted such revenue to $0.9 million due to the valuation of additional shares of Series E Preferred Stock issued during the period.

         In December 1999, holders of the remaining 5,026 shares of the Company's Series E Preferred Stock and holders of 974 shares of the Company's Series F Preferred Stock, an aggregate stated value of $6 million, exchanged such shares for eight DMC network affiliate licenses. No shares of Series E Preferred Stock are presently outstanding.

         SECURED CONVERTIBLE NOTES

         Carole Salkind, spouse of a former director and an accredited investor, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note") for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from time to time in The Wall Street Journal from the issue date until the Note becomes due and payable. The Holder has the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999, of the Note and any other notes, shall be the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999;
(ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder is required to purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999. The Company has agreed to extend such date for the purchase of remaining installments of secured convertible notes to April 15, 2000. On various dates, the Holder has purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of March 31, 2000, the Company had received proceeds aggregating $4.0 million from the Holder and had issued secured convertible notes with the same terms and conditions of the Note described above.

         THE SERIES F CONVERTIBLE PREFERRED STOCK

         On August 10, 1999, the Company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer. The Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate stated value of $8.5 million. At the Company's election, the investors may invest up to an additional $4.0 million (4,000 shares) in cash or in kind, at a future date. Each share of the Series F Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock, subject to certain limitations.

         Under the terms of the Series F Subscription Agreement, the Company is required to file a registration statement ("the Series F Registration Statement") on Form S-1 on or prior to a date which is no more than forty-five
(45) days from the date that the Company has issued a total of 1,000 shares of Series F Preferred Stock, covering the resale of all of the registrable securities (the "Series F Closing Date"). The shares of Series F Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) forty-five (45) days after the Series F Closing Date;
(ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Series F Registration Statement; or (iii) the effective date of the Series F Registration Statement. Each share of Series F Preferred Stock is convertible into a number of shares of common stock of the Company pursuant to a predetermined conversion formula.

         The conversion terms of the Series F Preferred Stock also provided that in no event shall the Company be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of the 12,500 shares of Series F Preferred Stock.

Effective December 1, 1999, the maximum number of conversion shares was increased to 77,000,000 shares of NCT common stock. The pro rata portion of the shares of common stock issuable upon conversion of the 8,500 shares of Series F Preferred Stock issued and outstanding, or 23,800,000 shares of the Company's common stock, were registered together with 1,944,000 shares of common stock which may be issued, under Registration Statement No. 333-87757. The issuance of the additional 1,944,000 shares will enable the Company to pay the 4% per annum accretion on the stated value of the issued and outstanding shares of Series F Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock.

         The Series F Subscription Agreement also provides that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. In connection with the Series F Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such additional amounts will be treated as obligations of the Company. As of March 31, 2000, 4,016 shares of Series F Preferred Stock have been converted into 36.1 million shares of the Company's common stock. In December 1999, 974 shares of the Company's Series F Preferred Stock, together with 5,026 shares of the Company's Series E Preferred Stock, were exchanged for eight DMC network affiliate licenses. There are 3,510 shares of Series F Preferred Stock outstanding as of the date hereof.

         On January 27, 2000, the Series F Preferred Stock Certificate of Designations was amended to obligate the Company to issue up to 77,000,000 shares of its common stock upon the conversion of the 12,500 designated shares of Series F Preferred Stock, as noted above. Such increase in the number of shares of common stock was made in the interest of investor relations of the Company. This registration statement and prospectus includes 28,560,000 shares of common stock for the conversion of shares of Series F Preferred Stock pursuant to the amended Series F Preferred Stock Certificate of Designations.

         THE SERIES G CONVERTIBLE PREFERRED STOCK

         On January 25, 2000, the Board of Directors designated a new series of preferred stock based upon a negotiated term sheet. The Series G Preferred Stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. On March 6, 2000, the Company and an accredited investor entered into an agreement under which the Company sold an aggregate stated value of $2.004 million (2,004 shares) of Series G Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act for an aggregate of $1.75 million. The Company received $1.0 million for the sale at the closing and will receive the balance of $750,000, upon the registration of shares of common stock for resale upon the conversion of the Series G Preferred Stock. Each share of Series G Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula which provides that the conversion price will be the lesser of (i) the weighted average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (ii) the fixed conversion price of $0.777. This registration statement and prospectus includes 4,008,000 shares of the

Company's common stock, together with an additional 160,320 shares for the 4% per annum dividend, that the Company may issue upon the conversion of the Series G Preferred Stock. In addition, warrants for 167,500 shares which were issued in conjunction with the Series G Preferred Stock transaction are included in this registration statement and prospectus. The warrants are exercisable at $0.71925 per share and expire on March 31, 2005.

         SUPPLIER AND CONSULTANT SHARES

         As noted in "Recent Developments," the Company has issued 13,154,820 shares of common stock of the Company to settle certain of its obligations to certain suppliers and consultants, of which 12,759,778 shares were registered under Registration Statement No. 333-87757. The issuance of these shares of common stock of the Company have an immediate, dilutive effect on existing holders of the Company's common stock.

         EXCHANGE SHARES

         The Company has certain contingent obligations under a securities exchange agreement, dated as of October 9, 1999 (the "Exchange Agreement"), among the Company, Austost and Balmore. Pursuant to the Exchange Agreement, on October 26, 1999 the Company issued a total of 17,333,334 shares to Austost and Balmore (the "Exchange Shares") in exchange for 532 shares of common stock of NCT Audio held by Austost and Balmore. The effective per share price of the Exchange Shares received by Austost and Balmore was $0.06 per share (representing the total purchase price originally paid by Austost and Balmore for the NCT Audio shares of $1.0 million divided by 17,333,334). This effective per share price was $0.115, or 65.7%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on October 25, 1999. This effective per share price may be subject to increase upon the application of an exchange ratio adjustment provision contained in the Exchange Agreement on February 15, 2000 (or an earlier date agreed to by all the parties) and may be subject to decrease upon the application of a reset provision contained in the Exchange Agreement, as described below.

         Under the exchange ratio adjustment provision, the Company has the right to re-determine the price of the Exchange Shares issued to each of Austost and Balmore on February 15, 2000 (or another date that is not later than February 15, 2000 and is mutually agreed upon by the Company, Austost and Balmore). If the aggregate value of the Exchange Shares issued to Austost and Balmore is greater than $2,600,000 based upon the closing bid price of the Company's common stock as reported on the OTC Bulletin Board on such date, Austost and Balmore are required to return to the Company any such Exchange Shares representing the excess amount. Under the reset provision contained in the Exchange Agreement, on April 24, 2000, and again on July 24, 2000, the Company may be required to issue additional shares to either Austost or Balmore or both if the sum of certain items on those dates is less than $2,600,000. Those items are: (i) the aggregate market value of the Exchange Shares held by Austost and Balmore (based on the per share closing bid price on those dates);
(ii) the market value of any Exchange Shares transferred by Austost and Balmore as permitted under the Exchange Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost and Balmore from sales of any such shares prior to April 24,

2000 or July 24, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal $2,600,000.

         The Company recorded a non-cash charge, an impairment loss from goodwill, of approximately $3.1 million in the fourth quarter of 1999 in connection with this transaction.

         On March 7, 2000, the Company, Austost and Balmore agreed to amend certain of the terms and conditions of the Exchange Agreement in order to (1) allow Austost and Balmore to retain 3,611,111 returnable shares in exchange for an additional 533 shares of NCT Audio common stock from a third party investor, which Austost and Balmore shall deliver to NCT; and (2) substitute cash payments by Austost and Balmore to the Company in lieu of Austost's and Balmore's obligation to return the remaining returnable shares to the Company pursuant to the Exchange Agreement.

         The Company agreed that Austost and Balmore would retain 10,060,251 shares of the Company's common stock (the "Remaining Returnable Shares"), and Austost and Balmore agreed to pay the Company up to $10,000,000 in cash subject to monthly limitations from proceeds Austost and Balmore would realize from their disposition of such Remaining Returnable Shares. Balmore and Austost will realize a 10% commission on the proceeds from the sale of shares.

         RESET PROVISION SHARES

         The Company has certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost, Balmore and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement as described below.

         Under the reset provision, on June 26, 2000, and again on September 25, 2000, the Company may be required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of certain items on those dates is less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items are: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be.

The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid for the SPA Shares.

         The possibility of sale of the shares of common stock described in this "Possible Future Dilution" section, all of which are already registered or which the Company plans to register under this registration statement and prospectus, may adversely affect the market price of the common stock. This does not, however, include: (1) the shares issuable upon the exercise of the PRG Warrant, (2) the shares issuable upon the exercise of other investors warrants and options, (3) the shares relating to NCT Audio's Initial Financing,
(4) shares of common stock in excess of 1,944,000 which the Company may elect to issue to pay the 4% accretion in conjunction with conversion of the Series F Preferred Stock, and (5) shares of common stock in excess of 160,320 which the Company may elect to issue to pay the dividend in connection with conversion of the Series G Preferred Stock.

MATERIAL DEPENDENCE ON CERTAIN PATENT AND TRADEMARK RIGHTS

         The Company and its subsidiaries currently hold 503 patents and related rights worldwide and an extensive library of know-how and other unpatented technology. The Company cannot, however, give any assurances as to:

         - the range or degree of protection provided by any of its patents or trademarks,

         - that such patents, trademarks or licenses will provide protection that has any commercial significance or any competitive advantage,

         - that such patents, trademarks or licenses will provide protection against competitors with similar technology or trademarks,

         - that others will not obtain patents claiming aspects similar to those covered by the Company's owned or licensed patents or patent applications,

         - that third parties will not challenge the Company's owned or licensed patents or patent applications, or

         - that regulatory authorities will grant any pending patent or trademark application.

         The Company also believes that increased competition could result should its present, commercially significant patents or trademarks be invalidated or expire. This increased competition could have a material adverse effect on the Company's business prospects. While the Company intends to file extensions for certain patents, it further cannot make any assurances that patent authorities will grant those extensions.

         The Company has conducted only limited patent and trademark searches. Thus, patents or trademarks superior to those held by the Company could already exist or be issued in the future to our competitors. This, too, could have a material adverse impact on the Company's business prospects. Further, the Company would have to expend substantial resources in obtaining and defending its patent and trademark rights to protect the present and future technology of NCT.

         There also has been an inquiry regarding the product design of one of the Company's products as it relates to a patent held by another company. A second competitor has implied that a possible conflict exists between the Company's application of certain of its technology and a recently granted patent of the competitor. The same competitor further implies that our use of a generic phrase to describe our product conflicts with a trademark for which the competitor has applied. The Company believes these claims are without merit and intends to conduct a vigorous defense. Even if the claims had some merit, we believe that we could modify our current design at little cost to avoid infringement. The Company does not believe these claims, even if unfavorably adjudicated, would result in damages having a material adverse effect on the business. See "Item 3 - Legal Proceedings" for further discussion.

         Competitors have filed notices of opposition with respect to two of NCT Audio's applications for trademarks. The Company and NCT Audio believe these claims are without merit and NCT Audio intends to prosecute its applications zealously. However, if authorities deny NCT Audio's applications, NCT could be required to (1) obtain a license to use the subject trademarks, or
(2) refrain from using the trademarks and adopt others. Either of these options could involve significant expense, although neither should have a long-term, material adverse effect on the operating results of NCT Audio or the Company.

         The Company's policy is to enter into confidentiality agreements with all of its executive officers, key technical personnel and advisors. At the same time, we cannot give any assurances that such persons will not disclose Company know-how, inventions and other secret or unprotected intellectual property to third parties, whether in violation of those agreements or otherwise.

         Finally, it should be noted that annuities and maintenance fees for the Company's extensive patent portfolio are a significant portion of the Company's annual expenses. If, for the reasons described in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources", it becomes necessary for the Company to reduce its level of operations, the Company will not be able to continue to meet the extensive monetary outlay for annuities and maintenance fees to keep all the patents and applications from becoming abandoned. The Company then will have to prioritize its portfolio accordingly.

RAPID TECHNOLOGICAL CHANGE AND COMPETITION

         NCT is using its existing technologies to enter into new business areas which are evolving and characterized by rapid technological change. The Company intends to engage continually in research and development activities. This includes improving our current products and developing new products. Our success, however, depends on the popularity of our products in the commercial arena, which the Company cannot guarantee. Because of this rapid pace of change, the Company also cannot guarantee that our products will not become unmarketable or obsolete by a competitor's more rapid introduction to the marketplace.

         The Company is aware of a number of direct competitors. Indirect competition also exists in the field of passive sound attenuation. The Company's principal competitors in active control systems include Bose Corporation, Lord Corporation, Matsushita Electric Industrial Co., Ltd., Sennheiser Electronic Corp. and Sony Corporation, among others. The Company's principal competitors in telecommunications signal processing include Lucent Technologies, Inc. and Texas Instruments, Incorporated. To the Company's knowledge, each of these companies is pursuing its own technology in fields similar to ours.

         NCT also believes that a number of other large companies, such as the major domestic and international communications, computer, automobile and appliance manufacturers, and aircraft parts suppliers and manufacturers have research and development efforts underway. Many of these companies are both well established and have substantially greater financial, management, technical, marketing and product development resources than the Company.

RELIANCE UPON STRATEGIC ALLIANCES AND COMMERCIAL ACCEPTANCE

         As previously described, the Company and its subsidiaries have entered into numerous strategic alliances related to the design, manufacture, marketing and distribution of our products. These agreements generally provide that in exchange for substantially all funding, the Company will license its technology to our partners and contribute a nominal amount of initial capital. Our partners also receive a preference in the distribution of cash and/or profits or royalties until the Company repays the funding, plus some interest in some instances. At December 31, 1999, however, there were no preferred distributions due to joint venture partners.

         The Company markets its products by identifying potential markets and teaming up with major domestic and international businesses to support product development, manufacturing and distribution. Our ability to enter and succeed in new markets is dependent on these companies' assessment of the Company and its products' profitability. Success also depends on end-users' acceptance of our products. For example, from 1995 through 1999, sales for active headsets did not increase at the rate anticipated and demand for mufflers, kitchen exhaust and HVAC fan quieting systems was not at the volume anticipated.

         The Company also arranges for the supply of other products, such as integrated circuits, for its active control systems. The Company is able to do so by entering into alliances with dependable manufacturers believed also to be dependable sources of supply. The Company cannot, however, make assurances that these manufacturers will be able to meet the demands of the Company and our customers in the future.

CUMULATIVE LOSSES IN JOINT VENTURES

         When the Company's share of losses in an alliance is greater than its investment, the Company has no obligation to fund such additional losses. When this occurs, the Company suspends applying the equity method of accounting for its investment in the alliance. The Company estimates no material aggregate losses in its strategic alliances in excess of its investments which have not been recorded at December 31, 1999. NCT will not be able to record any equity income with respect to an entity until its share of future profits is large enough to recover any losses that have not yet been recorded.

DEPENDENCE UPON EXECUTIVE OFFICERS AND OTHER KEY PERSONNEL

         The Company's operations now and in the near future are in large part dependent upon the efforts of our executive officers and other key personnel. Only one senior vice president is contractually bound to remain with the Company. Moreover, the Company's growth and expansion into new products could require additional expertise in areas like manufacturing and marketing. This could put an additional strain on our human resources and may require hiring additional personnel or training existing personnel. Certain academicians now consult for the Company part-time but could terminate their association at any time.

         Certain employees and consultants have been approached by competitors, and the Company cannot give any assurances that these people will remain with NCT. The loss of key personnel or the failure to recruit new employees could impede the achievement of our new corporate mission.

POSSIBLE RISKS ASSOCIATED WITH AGREEMENTS WITH RELATED PARTIES

         Between 1993 and 1994, the Company entered into five agreements with QuietPower Systems, Inc. ("QSI"). Environmental Research Information, Inc. ("ERI") owns 33% of QSI and Jay M. Haft, Chairman of the Board of Directors of the Company, owns another 2% of QSI. Michael J. Parrella, President of the Company, owns 12% of the outstanding capital of ERI and shares investment control over an additional 24% of its outstanding capital.

         In March 1995, the Company entered into a master agreement with QSI which granted QSI an exclusive worldwide license to market, sell and distribute various quieting products in the utility industry. Subsequently, the Company and QSI executed four letter agreements, primarily revising payment terms.

         On December 24, 1999, the Company executed a final letter agreement with QSI in which the Company agreed to write-off $239,000 of indebtedness owed by QSI in exchange for the return by QSI to the Company of its exclusive license to use NCT technology in various quieting products in the utility industry. Such amount, originally due on January 1, 1998, had been fully reserved by the Company.

DELISTING FROM NASDAQ NATIONAL MARKET SYSTEM

         Prior to the delisting of the Company's common stock as of the close of trading on January 6, 1999, the Company's common stock was listed on the NASDAQ National Market System ("NMS"). NASDAQ's rules require that in order to be and remain listed on NMS, a company must (1) have net tangible assets of $4.0 million, (2) a market value of publicly held shares of $5.0 million, and
(3) a minimum bid price of $1.00 per share. NASDAQ will delist a company if it fails to meet any of these requirements for thirty (30) consecutive trading days.

         From April 30, 1998 to June 15, 1998, the minimum bid price for the Company's common stock fell below $1.00. NASDAQ notified the Company on June 16, 1998 of the deficiency and gave the Company ninety (90) days to regain compliance. The Company could regain compliance by meeting the standard for a minimum of ten (10) consecutive business days during the ninety day grace period.

         As of the given deadline, September 14, 1998, the Company had failed to achieve compliance. On that day, the Company requested a hearing with NASDAQ's Hearings Department. The department held the hearing on November 5, 1998. On January 6, 1999, NASDAQ notified the Company that it was delisting the Company's stock at the close of trading that day. On January 20, 1999, the Company requested a review of the delisting decision. On August 9, 1999, the NASDAQ Review Counsel denied that appeal. Thus, NCT's common stock will continue to be listed on the OTC Bulletin Board.

         The loss of the NASDAQ/NMS designation could have a material adverse effect on the Company's business prospects. NASDAQ provides brokers and others with immediate access to the best bid and asked prices, as well as other information, about our common stock. With the loss of the designation, stockholders may find it more difficult to buy, sell and obtain pricing information about our common stock. The Company also risks no longer qualifying as a "margin security" as defined by the Federal Reserve Board.

         The loss of the designation, coupled with a failure to have either (1) net tangible assets in excess of $2.0 million or (2) average revenue of at least $6.0 million for the last three years, could cause the common stock to become subject to the SEC's "penny stock" rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must give written consent before the sale. The rules also require that the broker-dealer:

         - send buyers an SEC-prepared disclosure schedule before completing the sale,
         -     disclose his commissions and current quotations for the security,
         - disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, his control over the market, and
         - send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

         These additional burdens may discourage broker-dealers from effecting transactions in penny stocks. Thus, if our common stock were to fall within the definition of a penny stock, the Company's liquidity could be reduced. In turn, there could be an adverse effect on the trading market for our common stock.

POSSIBLE VOLATILITY OF COMMON STOCK

         Historically, the market prices for the securities of emerging and high-technology companies have been highly volatile. Any future announcement concerning the Company or its competitors could have a significant impact on the price of our common stock.

BLANK CHECK PREFERRED STOCK

         The Board of Directors has total discretion in the issuance and determination of the rights and privileges of any shares of preferred stock, which the Company may issue in the future. Such rights and privileges may be detrimental to the holders of common stock. The Company is authorized to issue
10.0 million shares of preferred stock. There were 4,715 shares of preferred stock issued and outstanding at December 31, 1999. If the Company were to issue preferred stock in the future, it could discourage or impede a tender offer, proxy contest or other similar transaction involving a change in control. Other shareholders may favor such a transaction. Management is not aware of any effort at present, however, to acquire or take control of the Company.

IMPACT OF YEAR 2000 ISSUE

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to identify the applicable year and is an issue which exists for all companies that rely on computers. The failure to correct any such programs may result in incorrect results when computers perform arithmetic operations, comparisons of data or field sorting and some non-information systems functions that rely on computers making calculations.

         The Company's cost of administering its Year 2000 Compliance Program was minimal (less than $100,000) and did not have a material adverse impact on its business. There has been no indication, to date, that the Year 2000 issue has had a material impact on future earnings. Yet, the Company can make no assurances that our customers and suppliers have in place adequate systems to resolve their own Year 2000 problems. Such potential problems remain a possibility and could have an adverse impact on our future results.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). The provisions of SFAS No. 131 require the Company to disclose the following information for each reporting segment: general information about factors used to identify reportable segments, the basis of organization, and the sources of revenues; information about reported profit or loss and segment assets; and reconciliations of certain reported segment information to consolidated amounts.

         During 1998, the Company also adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires the Company to report the change in the Company's equity during the period from transactions and events other than those resulting from investments by and distributions to the shareholders.

         In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). This pronouncement replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effect of options, warrants and convertible securities. Dilutive earnings per share is very similar to the previously reported fully diluted earnings per share. The Company adopted SFAS No. 128 and has retroactively applied its effects for all periods presented. The impact on our previously reported per share amounts was insignificant. The effects of potential common shares such as warrants, options and convertible preferred stock has not been included, as the effect would be antidilutive.

LITIGATION

         By a letter dated September 9, 1997, counsel to competitor Andrea Electronics Corporation ("AECorp.") informed the Company that AECorp. believed NCT was improperly using the term "ANR Ready" and infringing upon a trademark owned by AECorp. Representatives of existing and/or potential customers also have informed the Company that AECorp. has made statements claiming that the Company's manufacture and/or sale of certain in-flight entertainment system products infringe a patent owned by the competitor. The Company received a notice dated March 24, 1998 from AECorp.'s intellectual property counsel notifying the Company of its concerns but did not confirm any intention to file suit against NCT. The Company, through special outside counsel, exchanged correspondence with AECorp. but the parties could not come to any resolution. The Company was informed by representatives of existing and/or potential customers that AECorp. was continuing to infer that the Company was infringing.

         On October 9, 1998, the Company's Board of Directors authorized litigation against AECorp. On November 17, 1998, the Company and NCT Hearing filed a complaint against AECorp. in the U.S. District Court, Eastern District of New York. The complaint requested that the court enter judgment in our favor as follows:

         - declare that the two AECorp. patents at issue are invalid and unenforceable and that the Company's products do not infringe upon them;
         - declare that the two AECorp. patents at issue are unenforceable due to misuse by AECorp.;
         - award the Company compensatory damages of no less than $5 million and punitive damages of $50 million for AECorp.'s tortious interference with the Company's prospective contractual advantages;
         - enjoin AECorp. from stating or inferring that the Company's products or their use are infringing any AECorp.-owned patents; and
         -     award any other relief the court deems appropriate.

         On or about December 30, 1998, AECorp. filed its answer to the Company's complaint. AECorp. generally denied the above allegations and brought counterclaims against the Company. These include claims that the Company has:

         - infringed the two AECorp. patents at issue and the "ANR Ready" trademark;
         -     violated the Lanham Act through NCT's use of the trademark; and
         -     unfairly competed with AECorp. by using the trademark.

         The Company and NCT Hearing have since filed a Reply and requested that the court dismiss the counterclaims and enter judgment in favor of the Company and NCT Hearing. We also argued that AECorp. is prevented from recovering under certain equitable theories and defenses. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

         On June 10, 1998, Schwebel Capital Investments, Inc. ("SCI") filed suit in a Maryland state court against the Company and Michael J. Parrella, its Chief Executive Officer and Director. The complaint alleges that the Company breached, and Mr. Parrella interfered with, a purported contract entered into "in 1996" between the Company and SCI. SCI claims that under the contract, the Company agreed to pay SCI commissions when NCT received capital from its investors. The complaint further alleged that SCI is due commissions totaling $1.5 million because the Company refused to honor SCI's right of first refusal. SCI seeks $1,673,000 in compensatory damages, $50,000 in punitive damages and $50,000 in attorneys fees from the Company. SCI also seeks $150,000 in compensatory damages, $500,000 in punitive damages and $50,000 in attorneys fees from Mr. Parrella. The Company has filed and the Court has granted two motions to strike or dismiss some of the plaintiff's claims. Management believes it has many meritorious defenses and intends to conduct a vigorous defense. In the event the case results in a substantial judgment against the Company, however, the judgment could have a severe material effect on quarterly or annual operating results.

         On June 25, 1998, Mellon Bank FSB ("Mellon") filed suit against Alexander Wescott & Co., Inc. ("AWC") and the Company in a district court in the Southern District of New York. Mellon alleged that the Company and/or AWC owe it $326,000, sums Mellon purportedly paid to both entities when it acted as escrow agent for the Company in a private placement of securities with certain institutional investors. The Company retained counsel and on or about July 27, 1998, AWC filed its answer, counterclaim and cross-claim against Mellon and NCT. AWC specifically requested that the court:

         -     dismiss Mellon's amended complaint against AWC;
         - grant AWC commissions totaling $688,000 owed to AWC by the Company;
         -     order the Company to issue 784,905 shares of its common stock;
         - declare that AWC is entitled to keep the $326,000 sought by Mellon; and
         - order the delivery of a warrant to purchase 461.13 shares of the common stock of NCT Audio.

         On or about August 20, 1998, the Company filed its reply to AWC's cross-claims. Discovery is scheduled to take place in the action. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly operating results.

          On December 15, 1998, Balmore and Austost filed suit against NCT Audio and the Company in New York Supreme Court. The complaint alleged breach of contract, common law fraud, negligent misrepresentation, deceptive trade practices, and money had and received. These claims all allegedly arose in connection with an agreement the Company entered into with Balmore and Austost for the sale of shares of NCT Audio common stock in a private placement in December 1997. Specifically, the complaint alleged that:

         - NCT Audio breached an agreement to register shares of its common stock that Balmore and Austost purchased or, in the alternative, shares of the Company's common stock exchangeable for NCT Audio's shares under certain circumstances, and to pay penalties if it failed to do so;

         - NCT Audio made materially false and misleading representations when it faxed non-negotiated agreements instead of executed agreements to Balmore and Austost;

         - NCT Audio and the Company acted negligently and violated duties of full and fair disclosure; and

         -     NCT Audio and the Company engaged in deceptive trade practices.

         Balmore and Austost further argued that as a result of these alleged actions, NCT Audio and the Company owed Balmore and Austost compensatory damages not less than $1,819,000 and punitive damages of $3 million. Balmore and Austost also requested that the court require NCT Audio and the Company to register the shares it holds of NCT Audio common stock or rescind the agreement and return to Balmore and Austost the $1 million purchase price. Finally, Balmore and Austost requested treble damages, reasonable attorneys fees, costs and any other relief the court deemed appropriate.

         On January 14, 1999, the Company and NCT Audio filed removal papers to remove the suit from state court to federal court. On January 22, 1999, the Company and NCT Audio filed their answer, affirmative defenses, counterclaims and a third-party complaint. On October 9, 1999, the Company, Balmore and Austost agreed, in principle, on a mutual release and settlement, subject to court approval, whereby all charges, claims and counterclaims which have been individually or jointly asserted against the parties will be dropped.

         On September 16, 1999, certain former shareholders and optionees (the "Claimants") of Advancel filed a Demand for Arbitration against the Company with the American Arbitration Association in San Francisco, California. The primary remedy the Claimants seek is recision of the Stock Purchase Agreement, the return of the Advancel stock surrendered in conjunction with the purchase of Advancel by the Company and damages to be determined by arbitration. The Company filed a response and counterclaim on October 13, 1999. After consultation with outside legal counsel, management recognizes that the Company may lose some or all of its claims, encountering significant liability. In the event this Demand for Arbitration does result in a substantial judgment against the Company, said judgment could have a material effect on the Company's quarterly or annual operating results. Outside legal counsel has indicated that it is impossible to estimate a range of potential liability at this early stage with any degree of certainty. The parties have agreed on an arbitrator who has scheduled late May 2000 for an arbitration hearing. Discovery is scheduled to take place in the action.

         On September 16, 1999, the Company filed a Demand for Arbitration before the American Arbitration Association in Wilmington, Delaware, against TST and TSA (the "Respondents") alleging, among other things, breach of the asset purchase agreement, breach of fiduciary duty as a majority shareholder and breach of obligation of good faith and fair dealing. The Company seeks recission of the purchase agreement and recovery of monies paid to TST for TSA's assets. Concurrently, the Company commenced a preliminary injunction proceeding in the Delaware Court of Chancery, seeking to prevent TST from selling TSA's assets to Onkyo America pending completion of the arbitration proceeding. Such court action was subsequently withdrawn by the Company.

         On December 8, 1999, Respondents filed an answer and counterclaim in connection with the arbitration proceeding. Respondents asserted their counterclaim to recover (i) the monies and stock owned under the extension agreements; (ii) the $1 million differential between the $9 million purchase price paid by Onkyo America for TSA's assets and the $10 million purchase price that NCT Audio had been obligated to pay; (iii) expenses associated with extending NCT Audio's time to close the transaction; and (iv) certain legal expenses incurred by Respondents.

         Management believes its position has merit. However, in the event the Demand for Arbitration does result in a substantial judgment against the Company, said judgment could have a material adverse effect on the Company's financial position and quarterly or annual operating results.

                                USE OF PROCEEDS

         All of the shares of common stock offered hereby are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from their sale. The Company estimates that expenses payable in connection with this registration statement will be approximately $30,000. There are no other material incremental expenses attributable solely to the issuance and distribution of the above-described shares.

                            SELLING SECURITY HOLDERS

         The following table sets forth certain information with respect to the Selling Stockholders. The shares of common stock set forth therein have been included in the registration statement of which this prospectus forms a part pursuant to registration commitments afforded to the Selling Stockholders by contractual obligations. The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.


                                                                                                      Beneficial
                                                                                                      Ownership
                                                                                                      of Shares
                                                             Beneficial                               of Common
                                                             Ownership              Number of           Stock
                                                             of Shares              Shares of           After
                                                             of Common                Common            Giving
                                       Relationship           Stock at                Stock           Effect to
                                           With              March 31,               Offered           Proposed
 Name of Selling Stockholder           The Company              2000                 For Sale            Sale
-------------------------------   ----------------------   --------------           ----------       -----------
Atlantis Capital Fund, Ltd.                                    9,580,081 (1)        7,005,600 (1)     2,574,481 *

Austost Anstalt Schaan                                         6,592,879            1,538,462         5,054,417 (3)

Balmore Funds S.A.                                             6,535,379            1,538,462         4,996,917 (3)

Canadian Advantage Limited
  Partnership                                                  3,922,752 (1)        2,892,960 (1)     1,029,792 *

Dominion Capital Fund, Ltd.                                    9,590,161 (1)        7,015,680 (1)     2,574,481 *

The Endeavour Capital Fund,
  S.A.                                                         4,453,920 (1) (2)    4,453,920 (1) (2)        -- *

Endeavour Management, Inc.                                       150,000              150,000                -- *

Samuel Krieger                                                     8,750                8,750                -- *

Libra Finance S.A.                                               288,461              288,461                -- *

Nesher, Inc.                                                     769,231              769,231                -- *

Ronald Nussbaum                                                    8,750                8,750                -- *

Sage Capital Investments
Limited                                                          404,612              404,612                -- *

Sovereign Partners, LP                                        15,522,238 (1)        11,360,160(1)     4,162,078 (4)
                                                           --------------           ----------       -----------

                         TOTAL                                57,827,214            37,435,048       20,392,166
                                                           ==============           ==========       ===========


 *   Less than one percent (1%).

(1) Includes each Selling Stockholder's pro rata share of the maximum number of shares of common stock which the Company is obligated to issue upon conversion of the Company's Series F Preferred Stock under the Series F Certificate of Designations, as amended. Such pro rata share has been determined for each Selling Stockholder by dividing the number of shares of Series F Preferred Stock acquired by such Selling Stockholder by the total designated number of shares of Series F Preferred Stock times the amended increment in the maximum conversion share amounts. The number of shares of Preferred Stock issued upon conversion to any particular Selling Stockholder may be more or less than the amount shown depending on (i) the length of time the Series F Preferred Stock is held, (ii) the conversion price as determined under the Series F Conversion Formula, and (iii) the application of the 77,000,000 amended share limit on the Company's obligation to issue shares of common stock upon conversion of the Series F Preferred Stock.

(2) Includes Selling Stockholder's pro rata share of the maximum number of shares of common stock which the Company is obligated to issue upon conversion of the Company's Series G Preferred Stock. Such pro rata share was determined by dividing the number of shares of Series G Preferred Stock acquired (2,004) by the total designated number of shares of Series G Preferred Stock (5,000) times the maximum conversion share amount of 10,000,000. Also includes 160,320 shares of common stock that the Company may issue to pay the cumulative dividend on the Series G Preferred Stock.

(3) Upon completion of the offering, the Selling Stockholder will own 1.8% of the Company's issued and outstanding common stock.

(4) Upon completion of the offering, the Selling Shareholder will own 1.5% of the Company's issued and outstanding common stock.

                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Stockholders that there are no underwriting arrangements with respect to the sale of the shares, that such shares will be sold from time to time in the over-the-counter market at then prevailing prices or at prices related to the then current market price or in private transactions at negotiated prices. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Shares of common stock offered hereby may be used to cover short sales or other hedging transactions. From time to time, one or more of the Selling Stockholders herein may pledge, hypothecate or grant a security interest in some or all of the shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed Selling Stockholders for purposes thereof.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         This offering consists of 28,560,000 shares of common stock of the Company which may be issued upon the conversion of issued and outstanding shares of the Company's Series F Preferred Stock pursuant to the Series F Certificate of Designations, as amended. The Company originally issued the Series F Preferred Stock in a private placement exempt from registration under Regulation D of the Securities Act to persons not deemed "affiliates" as that term is defined under the Securities Act.

         In addition, this offering consists of 4,134,616 shares of common stock of the Company that the Company issued to three accredited investors and as a commission to their placement agent.

         This offering also includes 404,612 shares of the Company's common stock which the Company issued in exchange for 27 shares of common stock of NCT Audio held by an investor.

         In addition, this offering consists of 4,008,000 shares of common stock of the Company which may be issued upon the conversion of shares of the Company's Series G Preferred Stock. The Company originally issued the Series G Preferred Stock in a private placement exempt from registration under Regulation D of the Securities Act to persons not deemed "affiliates" as that term is defined under the Securities Act.

         This offering also includes 160,320 shares of our common stock that the Company may issue to pay the cumulative dividend on the stated value of the issued and outstanding shares of our Series G Preferred Stock.

         In addition, this offering consists of 167,500 shares of common stock of the Company that the Company may issue upon the exercise of warrants the Company issued to the placement agent and the placement agent's attorneys in connection with the Series G Preferred Stock transaction.

         All of the foregoing shares of common stock of the Company may be offered for sale by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of such shares.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Matters relating to the legality of 37,435,048 shares of common stock being offered by this prospectus have been reviewed for the Company by its outside counsel, Crowell & Moring LLP.

         The consolidated financial statements of the Company at December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 and the related financial statement schedule included in this prospectus and as exhibits have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their reports included therein (which contains an explanatory paragraph relating to the existence of substantial doubt about the Company's ability to continue as a going concern and which are based in part on the report of Peters Elworthy & Moore, Chartered Accountants). The financial statements and schedule referred to above are included in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting.

         The financial statements of the Company's subsidiary, Noise Cancellation Technologies (Europe) Limited, at December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 included into this prospectus and as exhibits have been audited by Peters Elworthy & Moore, Chartered Accountants, as set forth in their report included therein (which contains a paragraph on the dependence on NCT Group, Inc. for continued financial support) and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                   INFORMATION WITH RESPECT TO THE REGISTRANT

ITEM 1.  BUSINESS

A.       GENERAL DEVELOPMENT OF BUSINESS

         NCT Group, Inc. is a leading technology developer with an extensive portfolio of proprietary algorithms and a wide variety of product offerings for consumer, commercial and industrial applications. The Company specializes in the utilization of sound and signal waves to reduce noise, improve signal-to-noise ratio and enhance sound quality. Commercial application of the Company's technologies is comprised of a number of product offerings, including NoiseBuster(R) consumer and communications active noise reduction ("ANR") headsets; ProActive(R) ANR industrial earmuffs and headsets; Gekko(TM) flat speakers; and ClearSpeech(R) microphones, speakers and other products. In addition to products, NCT's innovative algorithms are available for licensing to manufacturers for use in commercial and consumer products.

         During 1999, the Company focused its efforts on the development of DistributedMedia.com, Inc. DMC is a wholly-owned subsidiary of NCT which was formed in November 1998. DMC is a new microbroadcasting media company that delivers licensed CD-quality music as well as on-air and billboard advertising to out-of-home commercial and professional venues via a digital network of place-based micrbroadcasting stations, called Sight & Sound(TM). The Sight & Sound (TM) system consists of a central control network that communicates to a digital broadcast station, which plays music selections and advertisements through flat panel speakers. The speaker grilles double as visual billboards. The speakers will be provided by NCT Audio Products, Inc.

         As of December 31, 1999, the Company and its business units currently hold 503 patents and related rights worldwide and an extensive library of know-how and other proprietary technology. These patents allow the Company to develop major product lines, which include:

         -     NoiseBuster(R) ANR communications headsets
         -     NoiseBuster(R) ANR consumer headphones
         -     ProActive(R) industrial/commercial ANR headsets
         -     Gekko(TM) flat speakers, frames, prints and subwoofers
         -     ClearSpeech(R) microphones, speakers and other products
         -     ClearSpeech(R) corporate intranet telephone software

         The Company also markets its technologies through licensing to third parties for fees and royalties. During 1999, the Company entered into a new technology license agreement with Lernout & Hauspie Speech Products N.V. ("L&H"), has expanded its cross-license agreement with New Transducers Ltd. and has received royalties pursuant to several of its technology license agreements.

         The Company's operating revenues are comprised of technology licensing fees and royalties, product sales and engineering and development services. Historically, the Company derived the majority of its revenues from engineering and development services and technology licensing fees. As distribution channels are established and as product sales, market acceptance and awareness of the commercial applications of the Company's technologies build, revenues from technology licensing fees, royalties and product sales are projected to fund an increasing share of the Company's requirements. The revenues from these sources, if realized, will reduce the Company's dependence on revenues from engineering and development services. Total revenues for 1999 consisted of approximately 31% in product sales, 19% in engineering and development services and 50% in technology licensing fees and royalties.

         The Company has entered into a number of strategic supply, manufacturing and marketing alliances with leading global companies to commercialize its technology. These strategic alliances historically have funded a majority of the Company's research and development and provided the Company with reliable sources of components, manufacturing expertise and capacity, as well as extensive marketing and distribution capabilities. NCT has continuing relationships with Walker Manufacturing Company ("Walker") (a division of Tennessee Gas Pipeline Company, a wholly owned subsidiary of Tenneco, Inc.), AB Electrolux ("Electrolux"), Ultra Electronics Ltd. ("Ultra"), The Charles Stark Draper Laboratory, Inc. ("Draper"), Oki Electric Industry Co., Ltd. ("Oki") and New Transducers Ltd., among others, in order to penetrate major markets more rapidly and efficiently, while minimizing the Company's own capital expenditures. See G. "Strategic Alliances" and Note 3 - "Notes to Financial Statements" for further discussion.

         An important factor for the Company's continuing development of its technology is its ability to recruit and retain key personnel. As of December 31, 1999, the Company had 75 employees, including 37 engineers and associated technical staff members.

         The Company was incorporated in Nevada on May 24, 1983. In April 1985, the Company moved its corporate domicile to Florida and assumed its former name, Noise Cancellation Technologies, Inc. In January 1987, following the assumption of control of the Company by the present management, the Company's state of incorporation was changed to Delaware. At the annual meeting of stockholders of the Company on October 20, 1998, the stockholders approved changing the name of the Company from Noise Cancellation Technologies, Inc. to NCT Group, Inc. effective October 21, 1998.

         NCT's executive offices, research and product development facility are located at 1025 West Nursery Road, Suite 120, Linthicum, Maryland 21090; telephone number (410) 636-8700. NCT maintains sales and marketing offices at One Dock Street, Suite 300, Stamford, Connecticut 06902; telephone number (203) 961-0500. The Company's European operations are conducted through its product development and marketing facility in Cambridge, England. NCT also maintains a marketing facility in Tokyo, Japan. The Company's Advancel operations are conducted in San Jose, California. The Company's DMC operations are located in Stamford, Connecticut.

         The Company is organized into strategic business units, each of which is targeted to the commercialization of its own products in specific markets. These include its subsidiaries, NCT Audio Products, Inc., NCT Hearing Products, Inc., Advancel Logic Corporation, ConnectClearly.com, Inc. and DistributedMedia.com, Inc. The Company also operates a division, NCT Communications. Refer to Note 17 - "Notes to Financial Statements" for further information about the Company's business segments.

B.       BUSINESS STRATEGY

         The Company's strategy is to leverage off its existing base of proprietary technology by expanding into areas outside of traditional active noise and vibration control to reach markets having greater opportunities such as communications, audio and microbroadcasting media. The acquisition of certain assets and all of the intellectual property of Active Noise and Vibration Technologies, Inc. ("ANVT") in 1994 broadened the Company's portfolio of intellectual property and removed restrictions on the Company regarding licensing a series of patents developed by Professor G.B.B. Chaplin relating to active noise cancellation technology (the "Chaplin Patents") to unaffiliated third parties (see C. "Technology"). The Company can license the Chaplin Patents directly to unaffiliated third parties, which provides the Company with a greater ability to earn technology licensing fees and royalties from such patents. Thus, while the Company continues to focus on products that the Company believes will generate near term revenue, it is increasing its emphasis on technology licensing fees and royalties. Further, the Company is working continuously to lower the cost of its products and improve their technological performance.

C.       TECHNOLOGY

         Active Noise Reduction ("ANR"). Active noise reduction systems are particularly effective at reducing low frequency noise. As opposed to a passive noise control system that is designed to mask a noise, ANR removes a significant portion of the noise energy from the environment by creating sound waves that are equal in frequency but opposite in phase. The illustration which follows shows the relationship, in time, of a noise signal, an anti-noise signal and the residual noise that results when they meet.

                             ACTIVE NOISE REDUCTION

                                   [GRAPHIC]

         Active Wave Management. Active Wave Management is the combination of active noise reduction technology and certain other technologies which results in the electronic and/or mechanical manipulation of sound or signal waves to reduce noise, improve signal-to-noise ratio and/or enhance sound quality.

         Signal Enhancement. NCT's technology also can be used to attenuate unwanted signals that enter into a communications network, as when background noise enters telecommunications or radio systems from a telephone receiver or microphone. The Company has developed patented technology that will attenuate the background noise "in-wire," so that the signals carried by the communications network include less of the unwanted noise, allowing the speaker to be heard more clearly over the network. An application of this technology is in-wire attenuation of siren noise over two-way radio communications between emergency vehicles and dispatchers at hospitals and police or fire stations.

         Silicon Micromachined Microphone ("SMM"). In 1994, NCT purchased the exclusive rights to manufacture and commercialize a SMM as a technically superior and less expensive alternative to currently available electret microphones. The SMM has potential applications not only in the audible range of frequencies, but in the ultrasonic range as well.

         ClearSpeech(R) Adaptive Speech Filter ("ClearSpeech(R)" and "ASF"). The ClearSpeech(R) algorithm removes noise from voice transmissions. ClearSpeech(R) parameters can be adjusted to optimize performance for a particular noise, or can be set to provide noise reduction across a wide range of noises. ClearSpeech(R) applications include teleconferencing systems, cellular telephones and "airphones," telephone switches, echo cancellers, and communications systems in which background noise is predominant. ClearSpeech(R) is currently available for use on three hardware platforms. The Company has added an acoustic echo cancellation algorithm, which runs on various platforms including personal computers ("PCs") and fixed floating digital signal processors ("DSP").

         ClearSpeech(R)-Acoustic Echo Cancellation ("AEC"). AEC removes acoustic echoes in hands-free full duplex communication systems. AEC is an adaptive, frequency-based algorithm that continuously tracks and updates the changes in the acoustic path between the loudspeaker and the microphone to eliminate the acoustic echo at the source. The algorithm can be changed to accommodate different audio bandwidths and acoustic tail lengths for use in a variety of applications such as cellular telephony, audio and video teleconferencing, computer telephony, gaming and voice recognition.

         ClearSpeech(R)-Compression and TurboCompression ("CTC"). CTC maximizes bandwidth efficiency in wireless, satellite and intra- and Internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. The compression can be combined with ASF technology to further improve the compression rate and voice quality. CTC comes in two versions and can be implemented as either a fixed or variable-rate speech coder. CTC has many applications such as: intranet and Internet telephony, audio and video conferencing, PC voice and music, telephone answering devices, real-time multimedia multitasking, toys and games, and playback devices such as a personal digital assistant ("PDA") and global positioning satellite ("GPS") navigation systems.

         Java Processor Core. Advancel is a participant in the native Java embedded microprocessor market. The purpose of the Java(TM) (Java is a trademark of Sun Microsystems, Inc.) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has been developing a family of processor cores, which will execute instructions written in both Java bytecode and C (and C++) significantly enhancing the rate of instruction execution. The potential for applications consists of the next generation home appliances and automotive applications, manufacturers of smartcard processors, hearing aids and mobile communications devices.

         Flat Panel Transducer ("FPT"). NCT patented FPT technology utilizes piezo electric drivers mounted on flat rigid surfaces to create a unique wide dispersion sound field. Unlike conventional speakers that deliver sound through air in a pistonic fashion, the FPT design delivers sound throughout the surface of the panel being driven. This distributed mode method of delivering wide dispersion sound is what NCT has termed Sweet Space(TM), which floods a room with sound. Uses for FPT technology include home theatre, professional, automotive and aircraft applications.

         Digital Broadcasting Station System ("DBSS") Software. DBSS software is being utilized by DMC to deliver customized music programming to each site. Advertising is scheduled and updated via a communications link such as the Internet. The software also performs status checking, play log functions and other diagnostic functions made available to the central control network.

D.       NCT PROPRIETARY RIGHTS AND PROTECTION

         NCT holds a large number of patents and patent applications. The Company's intellectual property strategy has been to build upon its base of core technology patents with newer advanced technology patents developed by, purchased by or exclusively licensed to the Company. In many instances, the Company has incorporated the technology embodied in its core patents into patents covering specific product applications, including the products' design and packaging. The Company believes this building-block approach provides greater protection to the Company than relying solely on the original core patents. As its patent holdings increase, the Company believes the importance of its core patents will diminish from a competitive viewpoint.

         The Company purchased certain assets of ANVT in 1994, which included all of ANVT's intellectual property rights. Among the ANVT intellectual property rights were ANVT's interest in the ten basic Chaplin Patents which are now solely owned by NCT as the sole shareholder of Chaplin Patents Holding Co., Inc. ("CPH"), formerly a joint venture with ANVT. These patents cover inventions made by Professor G.B.B. Chaplin in the late 1970s and early 1980s (some of which have now expired).

         The Chaplin Patents form only one group of core patents upon which NCT's technology is based. In March 1990, the Company acquired exclusive ownership of 10 patents developed under the auspices of the National Research Development Corporation ("NRDC"), an organization sponsored by the British Government. Among other things, the NRDC patents, of which the Swinbanks and Ross patents are the most important, utilize the adaptive feed forward approach to active noise control. The Swinbanks patent covers an improved method of analyzing the incoming noise or vibration through the use of a "frequency domain" adaptive filter which splits the incoming noise into different frequency bands for analysis and recombines the data to generate the anti-noise signal. The Ross patent covers the use of a "time domain" filter which uses input and error signals to enhance a system's ability to compensate for feedback from actuators to sensors. Without this filter, the system will detect and begin canceling its own self-generated anti-noise.

         As part of the purchase of certain ANVT assets, the Company acquired all the rights to nine inventions previously belonging to the Topexpress Group in the United Kingdom. The international patent coverage of these inventions varies but eight have been granted patent protection with numerous counterpart foreign applications still pending. Among the other intellectual property acquired from ANVT are patents relating to active auto mufflers and noise suppression headrests, several patent applications on advanced algorithms, active noise headsets and many related disclosures and various disclosures in other areas of active attenuation of noise and vibration. In addition, the Company acquired the rights to three basic inventions known as the Warnaka patents.

         The Company has built upon these core patents with a number of advanced patents and patent applications. These include the Digital Virtual Earth(TM) patent, which covers digital feedback control, and patents on multi-channel noise control. The Company also has applied for patents on combined feedforward and feedback control, control using harmonic filters, filters for signal enhancement and speech filtering, control systems for noise shaping and others.

         In 1994, the Company obtained a license for the exclusive rights to the SMM technology developed by Draper in Cambridge, Massachusetts. At this time, four patents describing the basic technology have been issued.

         In 1995, the Company acquired several U.S. patents dealing with ASF which are used in the Company's ClearSpeech(R) product line.

         Since 1996, the Company has been granted 311 new patents.

         The Company holds or has rights to 313 inventions as of December 31, 1999, including 113 United States patents and over 390 corresponding foreign patents for a total of 503 patents and related rights. The Company has pending 166 U.S. and foreign patent applications. NCT's engineers have made 151 invention disclosures for which the Company is in the process of preparing patent applications. The Company's patents have expiration dates ranging from 2000 through 2016, with the majority occurring during or after 2009.

         The Company has been granted the following trademarks:

            MARK                            FIELD OF USE
            ----                            ------------
         NCT logo                           Company logo
         NoiseBuster(R)                     headsets
         NoiseEater(R)                      HVAC systems
         ClearSpeech(R)                     adaptive speech filter products
         VariActive(R)                      headsets
         ProActive(R)                       headsets

         The Company has also applied for 12 trademarks including:

            MARK                            FIELD OF USE
            ----                            ------------
         Gekko(TM)                          flat audio speakers
         ArtGekko(TM)                       flat audio speakers
         Sweet Space(TM)                    flat audio speakers
         Top Down Surround Sound(TM)        vehicular audio speakers
         Sight & Sound(TM)                  microbroadcasting

         No assurance can be given as to the range or degree of protection any patent or trademark issued to, or licensed by, the Company will afford or that such patents, trademarks or licenses will provide protection that has commercial significance or will provide competitive advantages for the Company's products. No assurance can be given that the Company's owned or licensed patents or trademarks will afford protection against competitors with similar patents, products or trademarks. No assurance exists that the Company's owned or licensed patents or trademarks will not be challenged by third parties, invalidated, or rendered unenforceable. Furthermore, there can be no assurance that any pending patent or trademark applications or applications filed in the future will result in the issuance of a patent or trademark. The invalidation, abandonment or expiration of patents or trademarks owned or licensed by the Company which the Company believes to be commercially significant could permit increased competition, with potential adverse effects on the Company and its business prospects.

         The Company has conducted only limited patent and trademark searches and no assurances can be given that patents or trademarks do not exist or will not be issued in the future that would have an adverse effect on the Company's ability to market its products or maintain its competitive position with respect to its products. Substantial resources may be required to obtain and defend patent and trademark rights of the Company.

         The Company's policy is to enter into confidentiality agreements with all of its executive officers, key technical personnel and advisors, but no assurances can be made that Company know-how, inventions and other secret or unprotected intellectual property will not be disclosed to third parties by such persons.

         Finally, it should be noted that annuities and maintenance fees for the Company's extensive patent portfolio are a significant portion of the Company's annual expenses. If, for the reasons described in Item 7.--"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," it becomes necessary for the Company to reduce its level of operations, the Company will not be able to continue to meet the extensive monetary outlay for annuities and maintenance fees to keep all the patents and applications from becoming abandoned, NCT then will have to prioritize its portfolio accordingly.

E.       EXISTING PRODUCTS

         NCT HEARING PRODUCTS

         NoiseBuster(R). NCT is currently marketing its NoiseBuster(R) personal active noise reduction headphone for consumers at a suggested retail price of $49. This active headphone selectively reduces unwanted noise generated by aircraft engines, lawnmowers, street traffic, household appliances and other annoying noise sources, while permitting the user to hear desired sounds, such as human conversation, warning signals or music. The product can also be used with an aircraft's in-flight entertainment system or a portable audio device. The Company is marketing the NoiseBuster(R) through distribution channels, including electronics retail stores, specialty catalogues and directly through a toll-free "800" number and on the Internet. Initial product shipments of the original NoiseBuster(R) were made in September 1993. Product shipments of the current NoiseBuster(R) began during the first quarter of 1997.

         The NoiseBuster(R) line has been expanded to include communications headsets for cellular, multimedia and telephony. The products are the first ANR offerings for these applications and improve speech intelligibility in the presence of background noise. Product shipments began during the first quarter of 1998.

         ProActive(R). In 1995, the Company introduced its ProActive(R) line of active noise reduction headsets for use in commercial and industrial settings. The line includes a high performance earmuff and headset which combine NCT's active noise cancellation technology for reduction of low frequency noise with passive hearing protection. The ProActive(R) is the first fully contained, cordless product of its kind, providing workers with the utmost in mobility and comfort.

         NB-PCU. The Company is working with a leading manufacturer and supplier of aircraft cabin products on the integration of NCT's active noise control technology into in-flight passenger entertainment systems. As a component of the system, NCT also has developed a low-cost headset specifically for in-flight use to be used in conjunction with the integrated electronics. NCT's technology electronically reduces aircraft engine noise while enhancing the audibility of desired sounds like speech, music and warning signals. Lowering the engine drone also can help alleviate the anxiety and fatigue often associated with flying. While the system is in use, passengers inside an aircraft cabin can carry on conversations at a comfortable level or hear in-flight movies and music without over amplification and distortion. The system is currently being installed in first and business class cabins on new United Airlines aircraft and in cabins of five other airlines.

         NCT COMMUNICATIONS PRODUCTS

         ClearSpeech(R)-Mic. This is the first digital noise reduction microphone system for use with hands-free car kits. The product substantially reduces background road, tire, wind, engine and traffic noise from hands-free calls, allowing the person receiving the call to hear voice more clearly and with less frustration and anxiety.



         ClearSpeech(R)-Speaker. This product cleans background noise from the incoming speech signal over a two-way or mobile radio for the utmost in intelligibility. The system is suitable for use with mobile radios, fleet communication systems, marine radios and many other communication systems.


         NCT AUDIO PRODUCTS

         Gekko(TM) flat speaker. In 1998, NCT Audio launched the Gekko(TM) flat speakers and ArtGekko(TM) printed grille collection. This was the first product launched by NCT Audio to the consumer audio market utilizing the Company's patented FPT technology. With this technology, these products deliver Sweet Space(TM) sound that floods the room with sound as opposed to conventional speakers which deliver sound like a spotlight. The Gekko(TM) flat speakers are thin wall hanging speakers that are designed to accept high quality reproductions of the world's most popular artwork, which is the ArtGekko(TM) line of replacement prints and decorative frames. The art is printed on acoustically transparent material, which allows all sound from the flat speaker to pass freely. The images were licensed from several major international publishers who have access to or represent the rights for over three million pieces of art. The ArtGekko(TM) collection includes 422 images and 14 different frame styles.

         REVENUES

                  PRODUCT REVENUES

         The following table sets forth the percentage contribution of the separate classes of the Company's products to the Company's product revenues for the year ended December 31, 1999 (in thousands).

                                              YEAR ENDED
                                           DECEMBER 31, 1999
                                      ----------------------------
                                                           AS A %
                PRODUCTS                   AMOUNT        OF TOTAL
                --------              ------------    ------------
          Hearing Products               $    682           30.9%
          Communications                      670           30.3%
          Audio Products                      856           38.8%
                                      ------------    ------------
                    Total              $    2,208          100.0%
                                      ============    ============

                 TECHNOLOGY LICENSING FEES AND ROYALTY REVENUES

         The following table sets forth the percentage contribution of the separate classes of the Company's technology to the Company's technology licensing and royalty revenue for the year ended December 31, 1999 (in thousands).

                                               YEAR ENDED
                                           DECEMBER 31, 1999
                                   -----------------------------------
                                                           AS A %
                 TECHNOLOGY            AMOUNT             OF TOTAL
                 ----------            ------             --------
            Audio                   $         506               14.2%
            Advancel                        1,100               31.0%
            Hearing                           157                4.4%
            Communications                    906               25.5%
            DMC                               850               23.9%
            Other                              33                1.0%
                                   ---------------     ---------------
                    Total          $       3,552               100.0%
                                   ===============     ===============

F.       PRODUCTS UNDER DEVELOPMENT

         NCT HEARING PRODUCTS

         NCT is continually striving to develop lower cost, higher performance headset products. There are currently advanced headset models under development which utilize NCT's proprietary digital technology for both the consumer and industrial markets.

         SMM

         Silicon Micromachined Microphone. The ability to integrate additional circuitry on the SMM chip has proven attractive to potential users. The SMM's low noise floor and adjustable sensitivity improve voice recognition in high ambient noise environments. NCT is working with voice processing and computer hardware companies to utilize the SMM to enhance the performance of their systems. In the first quarter of 1996, NCT released initial prototypes of the devices. In December 1997, the Company announced that Siemens Semiconductors of Siemens AG ("Siemens") had licensed the Company's SMM technology and that Siemens would develop, manufacture and market the SMM. Prototype samples were received. Full production is scheduled to commence in the third quarter of 2000.

         NCT COMMUNICATIONS

         ClearSpeech(R) Product Line. NCT is continuously improving the quality and functionality of the ClearSpeech(R) Microphone and ClearSpeech(R) Speaker products to improve market penetration. NCT has both noise and echo cancellation on a variety of DSPs including Analog-Devices' and Texas Instruments' general purpose DSPs so that third party developers may integrate the technology into their applications. NCT also has extended the availability of

PC development tools by creating software developer's kits for noise and echo cancellation and speech compression.

         NCT AUDIO

         FPT-based products. NCT Audio is developing new, lower-cost products for the consumer market by exploring new printing processes and alternatives to the current electronics. NCT Audio will continue this development in 2000.

G.       STRATEGIC ALLIANCES

         The Company's transition from a firm primarily engaged in research and development to one engaged in the licensing, production, marketing and sale of technologies and applications has been facilitated by the establishment and maintenance of strategic alliances with major domestic and international business concerns. In exchange for the benefits to such concerns' own products offered by the Company's technology, these alliances under the terms of their joint venture agreements or licenses provide marketing, distribution and manufacturing capabilities for the Company's products and enable the Company to limit the expense of its own research and development activities. In order to ensure dependable sources of supply and to maintain quality control and cost effectiveness for components and integrated circuits incorporated in the Company's applications and products, an important element of the Company's strategy has been to identify and enter into alliances with integrated circuit manufacturers that will develop and produce custom-made chips for NCT product applications, and with manufacturers of components that will supply and integrate components for NCT technologies. The following summarizes the Company's key alliances:

----------------------------------------------------------------------------------------------------
                                                  DATE INITIAL
                                                  RELATIONSHIP
          KEY STRATEGIC ALLIANCES                 ESTABLISHED                 APPLICATIONS
--------------------------------------------  ---------------------  -------------------------------
Walker Manufacturing Company (a division           Nov. 1989         Mufflers, Industrial
of Tennessee Gas Pipeline Company)                                   Silencers and Other Vehicular
                                                                     Applications

AB Electrolux                                      Oct. 1990         Consumer Appliances

Ultra Electronics Ltd.                             June 1991         Aircraft Cabin Quieting
                                                                     Systems

The Charles Stark Draper Laboratory, Inc.          July 1994         Microphones

New Transducers Ltd.                               Mar. 1997         Flat Panel Transducers

Oki Electric Industry Co., Ltd.                    Oct. 1997         Communications

Infineon Technologies AG I Gr.                     Dec. 1997         Microphones
    (formerly Siemens AG)

VLSI Technology, Inc.                              Feb. 1998         Communications

STMicroelectronics SA &                            Nov. 1998         Java(TM) platform
    STMicroelectronics S.r.l.

Lernout & Hauspie Speech Products N.V.             Mar. 1999         Communications
----------------------------------------------------------------------------------------------------


         WALKER MANUFACTURING COMPANY (A DIVISION OF TENNESSEE GAS PIPELINE COMPANY, A WHOLLY-OWNED SUBSIDIARY OF TENNECO, INC.) (U.S.) AND WALKER ELECTRONIC MUFFLERS, INC. (A WHOLLY-OWNED SUBSIDIARY OF TENNESSEE GAS PIPELINE COMPANY, A WHOLLY-OWNED SUBSIDIARY OF TENNECO, INC.) (U.S.) ("WEM")

         In November 1989, NCT signed its strategic alliance with Walker, a world-leading manufacturer of automotive parts and mufflers. The alliance consisted of a Joint Venture and Partnership Agreement with ownership in the resulting joint venture, Walker Noise Cancellation Technologies ("WNCT"), shared equally between NCT Muffler, Inc. and WEM. On November 15, 1995, the Company and Walker executed a series of related agreements (the "Restructuring Agreements") regarding the Company's commitment to help fund $4.0 million of product and technology development work and the transfer of the Company's 50% interest in WNCT to Walker. The Restructuring Agreements provided for the transfer of the Company's interest in

WNCT to Walker, the elimination of the Company's previously expensed obligation to fund the remaining $2.4 million of product and technology development work, the transfer to Walker of certain Company owned tangible assets related to the business of WNCT, the expansion of certain existing technology licenses and the Company's performance of certain future research and development activities for Walker at Walker's expense. WNCT is currently producing and selling industrial silencers on which the Company receives a royalty.

         AB ELECTROLUX (SWEDEN) ("ELECTROLUX")

         The Company's relationship with Electrolux, one of the world's leading producers of white goods, was initiated in October 1990. The Company signed its current agreement with Electrolux, a Joint Development and Supply Agreement, in June 1991. This agreement provides for NCT to design, develop and supply active systems for quieting Electrolux products. Electrolux has agreed to purchase the electronic components for its active noise control products exclusively from NCT, provided the Company and its supply joint ventures are price and quality competitive. To date, NCT has completed development of two household appliance products for Electrolux. No date has been established for product introduction.

         ULTRA ELECTRONICS LTD. (U.K.) ("ULTRA")

         Since 1991, NCT and Ultra (and Ultra's predecessor, part of the Dowty Group), have been designing and developing systems to enhance passenger comfort by quieting aircraft passenger compartments in certain propeller-driven aircraft, which Ultra sells to the worldwide turbo-prop aircraft market. In May 1993, Ultra and the Company signed a teaming agreement to produce and install the NCT cabin quieting system on the SAAB 340 aircraft. Deliveries under this agreement began in 1994. In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million. Under this agreement, Ultra will pay the Company a royalty of 1.5% of sales of products incorporating NCT technology beginning in 1998. See Note 3 - "Notes to Financial Statements - Joint Ventures and Other Strategic Alliances" for further discussion.

         THE CHARLES STARK DRAPER LABORATORY, INC. (U.S.) ("DRAPER")

         In July 1994, NCT and Draper of Cambridge, Massachusetts entered into an agreement whereby NCT became the exclusive licensee to a new silicon micromachined microphone developed by Draper. Under the terms of the agreement and subsequent agreements, Draper will perform engineering services for NCT to further develop the technology. The SMM technology can be used in a wide variety of applications within the acoustic and communications fields.

         NEW TRANSDUCERS LTD. (U.K.) ("NXT")

         NXT and the Company executed a cross licensing agreement (the "Cross License") on March 28, 1997. Under the terms of the Cross License, the Company licensed patents and patents pending which relate to FPT technology to NXT, and NXT licensed patents and patents pending which relate to parallel technology to the Company. In consideration of the license, during the first quarter 1997 NCT recorded a $3.0 million license fee from NXT and the

Company will receive royalties on future NXT licensing and product revenue. On April 15, 1997, NXT plc, NXT and the Company executed several agreements and other documents (the "New Agreements") which terminated the Cross License, and certain related agreements and replaced them with a new cross license (the "New Cross License"), and new related agreements. The material changes effected by the New Agreements included the inclusion of NXT plc as a party along with its wholly-owned subsidiary NXT and provided that the license fee payable to NCT could be paid in ordinary shares of stock. The subject license fee was paid to the Company in ordinary shares of NXT plc stock which were subsequently sold by the Company. On September 27, 1997, NXT plc, NXT, NCT Audio and the Company executed several agreements and other documents, terminating the New Cross License and a related security deed and replacing them with new agreements (respectively, the "Cross License Agreement dated September 27, 1997" and the "Master License Agreement"). The material changes effected by the most recent agreements included an expansion of the fields of use applicable to the exclusive licenses granted to NXT plc and NXT and an increase in the royalties payable on future licensing and product revenues. On February 9, 1999, NCT Audio and NXT expanded the Cross License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems. The amendments also increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting these expanded licensing rights, each party received a license fee. See Note 3 - "Notes to Financial Statements - Joint Ventures and Other Strategic Alliances" for further discussion.

         OKI ELECTRIC INDUSTRY CO., LTD. (JAPAN) ("OKI")

         In October 1997, the Company and Oki executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Oki licensed the Company's ClearSpeech(R) noise cancellation algorithm for integration into large-scale integrated circuits for communications applications. The Company has granted Oki the right to manufacture, use and sell products incorporating the algorithm. The algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications.

         INFINEON TECHNOLOGIES AG I GR (FORMERLY SIEMENS SEMICONDUCTORS, SIEMENS AG (GERMANY) ("INFINEON")

         In December 1997, the Company and Infineon executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Infineon licensed the Company's SMM and will develop, manufacture and market such microphones as surface mountable devices. The SMM technology delivers microphone technology on a silicon chip, a breakthrough in the microphone marketplace. Infineon and the Company have targeted the SMM to the multimedia, cellular phone, wireless phone, voice recognition and other related markets. The SMM's small chip dimensions of only 3 mm on each side make it useful for packaging into products with tight size constraints, such as noise canceling ear plugs and hearing aids.

         VLSI TECHNOLOGY, INC. (FRANCE) ("VLSI")

         In February 1998, the Company and VLSI executed a license agreement. Under the terms of the agreement, which included up-front development fees and future per unit royalties, VLSI licensed the Company's ClearSpeech(R) noise cancellation and echo cancellation algorithms for use with VLSI's current and future integrated circuits targeted to the digital cellular and personal communications systems ("PCS") phone market, as well as emerging computer telephony markets. The noise cancellation algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications. The echo cancellation algorithm cancels acoustical echo for hands-free telephony operations including cellular and speaker phones.

         STMICROELECTRONICS SA & STMICROELECTRONICS S.R.L (FRANCE AND ITALY) ("ST")

         In November 1998, Advancel and ST executed a license agreement. Under the terms of the agreement, which included a license fee, a minimum royalty within two years and future per unit royalties, ST licensed Advancel's tiny(2)J(TM) for Java(TM) ("T(2)J-processor core") to combine it with its proven secure architecture and advanced nonvolatile memory technology, to offer a new generation of secure microcontrollers for smartcard applications. The T(2)J-processor core is the ideal architecture to accelerate the execution of Javacard(TM)-based smartcard applications such as electronic purse credit/debit card functions, ID cards that provide authorized access to networks and subscriber identification modules that secure certain PCS cellular phones against fraud.

         LERNOUT & HAUSPIE SPEECH PRODUCTS N.V. (BELGIUM) ("L&H")

         On March 31, 1999, the Company signed a license agreement with L&H. The agreement provides the Company with a worldwide, non-exclusive, non-transferable license to selected L&H technology for use in NCT's ClearSpeech(R) products. The Company recorded a prepaid royalty of $0.9 million. On April 12, 1999, the Company granted a worldwide non-exclusive, non-transferable license to L&H. The agreement provides L&H access to NCT's present and future noise and echo cancellation algorithms for use in L&H's technology. In consideration of the Company's grant of a license to L&H, the Company recognized a non-refundable royalty fee of $0.8 million. During the third quarter of 1999, the Company and L&H agreed to offset the balances owed each other.

H.       MARKETING AND SALES

         In addition to marketing its technology through its strategic alliances as described above, as of December 31, 1999, the Company has an internal sales and marketing force of 15 employees, 6 independent sales representatives and its executive officers and directors. The independent sales representatives may earn commissions of generally up to 6% of revenues generated from sales of NCT products to customers the sales representatives introduced to NCT and up to 5% of research and development funding revenues provided by such customers.

         Note 18 - "Notes to Financial Statements" sets forth financial information relating to foreign and domestic operations and sales for the years ended December 31, 1997, 1998 and 1999.

         The Company does not have a significant foreign exchange transaction risk because the majority of its non-U.S. revenue is denominated and settled in U.S. dollars. The remaining inter-company revenue, eliminated in consolidation, is in British pounds sterling and the Company's underlying cost is also in pounds sterling, creating a natural foreign exchange protection.

I.       CONCENTRATIONS OF CREDIT RISK

         The Company sells its products and services to OEMs, distributors and end users in various industries worldwide. As outlined below, the Company's two largest customers accounted for approximately 42% of revenues during 1999 and 10% of gross accounts receivable at December 31, 1999. The Company does not require collateral or other security to support customer receivables.


(in thousands)
                                                             AS OF DECEMBER 31, 1999,
                                                            AND FOR THE YEAR THEN ENDED
                                                      ----------------------------------------
                                                         ACCOUNTS
                    CUSTOMER                            RECEIVABLE                 REVENUES
--------------------------------------------------    ---------------            -------------
STMicroelectronics SA and
  STMicroelectronics S.r.l                             $          33              $     2,156
Lernout & Hauspie Speech Products N.V.                             -                      800
All Other                                                        204                    4,107
                                                      ---------------            -------------
                                            Total      $         237              $     7,063
                                                      ===============            =============

         The Company regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable. When quantifying the realizability of accounts receivable, the Company takes into consideration the value of past due receivables and the collectibility of such receivables, based on credit worthiness.

         Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables. The Company's cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less. The Company primarily maintains its cash and cash equivalents in two banks.

J.       COMPETITION

         The Company is aware of a number of direct competitors. The Company's principal competitors in active control systems include Bose Corporation, Lord Corporation, Matsushita Electric Industrial Co., Ltd., Sennheiser Electronic Corp. and Sony Corporation, among others. The Company's principal competitors in speech applications include IBM Corporation, Lucent Technologies, Inc. and Texas Instruments, Incorporated. To the Company's knowledge, each of such entities is pursuing its own technology, either on its own or in collaboration with others, and has commenced attempts to commercially exploit such technology. NCT also believes that a number of other large companies, such as the major domestic and foreign communications, computer, automobile and appliance manufacturers, as well as aircraft parts suppliers and manufacturers, have research and development efforts underway that could be potentially competitive to NCT. These companies are well established and have substantially greater management, technical, financial, marketing and product development resources than NCT.

K.       GOVERNMENT CONTRACTS

         The Company has acted as a government subcontractor in connection with its performance of certain engineering and development services. Government contracts provide for cancellation at the government's sole discretion, in which event the contractor or subcontractor may recover its actual costs up to the date of cancellation, plus a specified profit percentage. Governmental expenditures for defense are subject to the political process and to rapidly changing world events, either or both of which may result in significant reductions in such expenditures in the proximate future. Government contracts are not viewed as a significant part of the Company's business. No such contracts were in effect during 1999.

L.       RESEARCH AND DEVELOPMENT

         Company-sponsored research and development expenses aggregated $6.2 million, $7.2 million and $6.2 million for the fiscal years ended December 31, 1997, 1998 and 1999, respectively.

M.       ENVIRONMENTAL REGULATION COMPLIANCE

         Compliance with Federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, does not have any material effect upon the capital expenditures, earnings or competitive position of the Company.

         Compliance by existing and potential customers of the Company with Federal, state and local laws and regulations pertaining to maximum permissible noise levels occurring from the operation of machinery or equipment or the conduct of other activities could be beneficial to sellers of noise reduction products and enhance demand for certain applications of the Company's technology, as well as products developed or to be developed by the Company. At the present time, it is premature to determine what quantitative effect such laws and regulations could have on the sale of the Company's products and technology.

N.       EMPLOYEES

         The Company had 75 employees as of December 31, 1999. None of such employees is represented by a labor union. The Company considers its relationships with employees to be satisfactory.

O.       ACQUISITIONS AND PROPOSED TRANSACTIONS

         NCT Audio had actively pursued an acquisition strategy until the fourth quarter of 1999. During 1998, NCT Audio had signed three letters of intent, an agreement to purchase, and one definitive purchase agreement (now expired) pursuant to which it would acquire 100% of the stock or assets of certain companies. By acquiring companies that specialize in different segments of the audio market in various locations around the world, management believed it could improve profitability of the combined companies by sharing some resources, eliminating redundant expenses and increasing revenue by leveraging each company's distribution channels. Some of the synergistic opportunities that would be achieved with the acquisitions included the ability to (1) leverage the extensive dealer networks; (2) gain access to worldwide consumer audio markets and establish automotive audio aftermarket accounts; (3) increase product distribution of all acquisition companies in world markets; (4) cross-sell the acquisition companies' products among distribution channels; and (5) maximize the warehousing and distribution facilities.

         On August 14, 1998, NCT Audio agreed to acquire substantially all of the assets of Top Source Automotive, Inc. ("TSA"), a wholly owned subsidiary of Top Source Technologies, Inc ("TST"). TSA, located in Troy, Michigan, specializes in the design and manufacture of speaker enclosures that maximize audio output for automotive OEMs, Tier One suppliers, and key aftermarket accounts. TSA's systems are factory installed on Chrysler Corporation's Wrangler model line and are also offered as dealer installed accessory packages. Earlier on June 11, 1998, NCT Audio had paid a non-refundable deposit of $1,450,000 towards the purchase price. The total purchase price was $10,000,000 with up to an additional $6,000,000 in possible future cash contingent payments. The shareholders of TST approved the transaction on December 15, 1998.

         NCT Audio then paid TST $2,050,000 on July 31, 1998. The money was held in escrow with all of the necessary securities and documents to evidence ownership of 20% of the total equity rights and interests in TSA by TST. When TST's shareholders approved the transaction, the $2,050,000 was delivered to TST. In return, NCT Audio took ownership of the documentation and securities.

         NCT Audio had an exclusive right, as extended, to purchase the assets of TSA through July 15, 1999. Under the terms of the original agreement, NCT Audio was required to pay TST $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for an extension of such exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay TST a fee of $350,000, consisting of $20,685 in cash, $125,000 of NCT Audio's minority interest in TSA earnings, and a $204,315 note payable due April 16, 1999. If NCT Audio failed to pay the note by April 16, 1999, (a) the note would begin to accrue interest on April 17, 1999 at the lower of the rate of two times prime rate or the highest rate allowable by law; and (b) the $20,685 and $125,000 portion of the extension fee would no longer be credited toward the $6.5 million purchase price due at closing. If NCT Audio failed to pay the note by April 30, 1999, the $204,315 portion of the extension fee would no longer be credited toward the $6.5 million closing amount due. To date, NCT Audio has not paid the note. Further, if NCT Audio failed to close the contemplated transaction by May 28, 1999, NCT Audio would forfeit its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In addition, due to NCT Audio's failure to close the transaction by March 31, 1999, NCT Audio was required to pay a penalty premium of $100,000 of NCT Audio's preferred stock. In exchange for an extension from May 28, 1999 to July 15, 1999, NCT Audio relinquished 25% of its minority equity ownership in TSA, or 5% of TSA's outstanding stock. As a result, NCT Audio now has a 15% minority interest in TSA.

         On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration. Consequently, NCT Audio reduced its net investment in TSA to $1.2 million, representing its 15% minority interest, net of the above noted penalties, and recorded a $2.4 million charge in the quarter ended September 30, 1999 for the write-down of its investment to its estimated net realizable value. On September 30, 1999, Onkyo America purchased substantially all of the assets of TSA and certain assets of TST used in TSA's operations. NCT Audio is due and seeks its pro rata share of the consideration paid by Onkyo America, less the penalties described above. The amount which TST owes NCT Audio is in dispute; consequently, receipt of the funds is contingent on the outcome of the arbitration between the Company, TST and TSA. See "Item 3 - Legal Proceedings."

         On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC ("PPI"). PPI, located in Phoenix, Arizona, designs and manufactures high performance amplifiers, preamplifiers, subwoofers, signal processors and speakers for the automotive audio aftermarket. PPI has a network of over 600 dealers for its products throughout the U.S. NCT Audio would acquire the interest in exchange for shares of its common stock having an aggregate value of $2,000,000. NCT Audio had also agreed to retire approximately $8.5 million of PPI debt, but NCT Audio had to obtain adequate financing before the transaction could have been completed. In addition, NCT Audio provided PPI a working capital loan on June 17, 1998 in the amount of $500,000, which is evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided PPI a second working capital loan in the amount of $1,000,000, which is also evidenced by a demand promissory note. The unpaid principal balance of these notes bears interest at a rate equal to the prime lending rate plus one percent (1.0%).

         As noted, the transaction was contingent on NCT Audio obtaining outside financing to retire the PPI debt. On January 6, 1999, the PPI members notified NCT Audio that, while they remain willing to do the transaction, they may choose at some point to abandon the transaction because NCT Audio had not obtained the financing in a timely manner. They also notified NCT Audio that in lieu of the $2,000,000 in NCT Audio common stock, they would insist that NCT Audio pay them that amount in cash at any closing. PPI has experienced significant organizational changes which has resulted in abandonment of the proposed acquisition. During the third quarter of 1999, the Company fully reserved the $1.5 million due from PPI plus interest thereon but continues to seek repayment of the notes. During the fourth quarter of 1999, NCT Audio suspended activities associated with execution of its acquisition strategy, including the previously intended plan to acquire PPI.

         On January 28, 1999, NCT Audio entered into a letter of intent to purchase 100% of the common stock of another speaker manufacturer (the "Third Acquisition"). As previously noted,

NCT Audio suspended its acquisition strategy and therefore, decided not to enter into binding agreements to consummate the Third Acquisition.

         On June 22, 1999, NCT Hearing signed a letter of intent to acquire sixty percent (60%) of the common stock of Pro Tech Communications, Inc. ("PCTU") in exchange for rights to certain NCT Hearing technology, contingent upon obtaining equity financing for PCTU. The Company is negotiating with accredited investors for a $1.5 million investment in convertible preferred stock of PCTU, convertible into shares of PCTU or exchangeable into NCT common stock at their election.

P.       BUSINESS SEGMENTS

         For a full discussion of business segments and geographic areas, see
Note 17. - Notes to Financial Statements - "Business Segment Information" and
Note 18. - Notes to Financial Statements - "Geographical Information."

Q.       AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

ITEM 2.  PROPERTIES

         The Company's executive office is located at the site of its research and technical support laboratory in Linthicum, Maryland, where it leases approximately 40,000 square feet of space under leases which expire in July 2003. The leases provide for current monthly rentals of approximately $36,000, subject to annual inflationary adjustments.

         The Company's majority owned subsidiary, Advancel, maintains its research and engineering facility in San Jose, California, where it leases approximately 6,000 square feet of space under a lease which expires in August 2000. The lease provides for current monthly rentals of approximately $13,000, subject to annual inflationary adjustments.

         The Company maintains a sales and marketing office in Stamford, Connecticut where it leases approximately 6,400 square feet of space under a lease which expires in February 2001 and provides for a current monthly rental of approximately $9,000, subject to annual inflationary adjustments.

         In March 2000, the Company signed a lease for approximately 18,700 square feet of space in Westport, Connecticut. The lease expires in March 2010 and provides for monthly rental of approximately $28,000 for the first five years and approximately $31,000 per month for the next five years.

         The Company's European operations are conducted in Cambridge, England where it leases 4,000 square feet of space under a lease which expires in April 2007, and provides for a current monthly rental of approximately $4,000, subject to annual inflationary adjustments.

         The Company maintains a sales and marketing office in Tokyo, Japan, where it leases approximately 800 square feet of space under a lease which expires in May 2000, and provides for a current monthly rental of approximately $3,000.

ITEM 3.  LEGAL PROCEEDINGS

         On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunale di Milano, Milano, Italy. The suit requests the Court to award judgment in favor of Mr. Valerio as follows: (i) establish and declare that a proposed independent sales representation agreement submitted to Mr. Valerio by the Company and signed by Mr. Valerio but not executed by the Company was made and entered into between Mr. Valerio and the Company on June 30, 1992; (ii) declare that the Company is guilty of breach of contract and that the purported agreement was terminated by unilateral and illegitimate withdrawal by the Company; (iii) order the Company to pay Mr. Valerio $30,000 for certain amounts alleged to be owing to Mr. Valerio by the Company; (iv) order the Company to pay commissions to which Mr. Valerio would have been entitled if the Company had followed up on certain alleged contacts made by Mr. Valerio for an amount to be assessed by technicians and accountants from the Court Advisory Service; (v) order the Company to pay damages for the harm and losses sustained by Mr. Valerio in terms of loss of earnings and failure to receive due payment in an amount such as shall be determined following preliminary investigations and the assessment to be made by experts and accountants from the Court Advisory Service and in any event no less than 3 billion Lira; and (vi) order the Company to pay damages for the harm done to Mr. Valerio's image for an amount such as the judge shall deem equitable. The Company retained the Italian law firm Verusio e Cosmelli, Giovanni Verusio, Esq., a member of that firm, as special litigation counsel to the Company in its defense of this suit. On March 6, 1996, the Company, through its Italian counsel, filed a brief of reply with the Tribunal of Milan setting forth the Company's position that: (i) the Civil Tribunal of Milan is not the proper venue for the suit; (ii) Mr. Valerio's claim is groundless since the parties never entered into an agreement; and (iii) because Mr. Valerio is not enrolled in the official Register of Agents, under applicable Italian law Mr. Valerio is not entitled to any compensation for his alleged activities.

         A preliminary hearing before the Tribunal was held on May 30, 1996, certain pretrial discovery has been completed and a hearing before a Discovery Judge was held on October 17, 1996. Submission of the parties' final pleadings were to be made in connection with the next hearing, which was scheduled for April 3, 1997. On April 3, 1997, the Discovery Judge postponed this hearing to May 19, 1998, due to a reorganization of all proceedings before the Tribunal of Milan. At the hearing on May 19, 1998, the Discovery Judge established dates for the parties to submit final pleadings and set September 22, 1998 as the date to send the case before the Tribunal of Milan sitting in full bench. On May 4, 1999, the Company's Italian law firm informed the Company that the Tribunal of Milan had granted the Company's objection to lack of venue and had consequently rejected Mr. Valerio's claim and awarded the Company expenses in the amount of approximately $7,000.

         By a letter dated September 9, 1997, outside counsel to Andrea Electronics Corporation ("AECorp.") notified the Company that AECorp. believed the Company's use of the term "ANR READY" constituted the use of a trademark owned by AECorp. The Company has also been informed by representatives of existing and/or potential customers that AECorp. made statements claiming the Company's manufacture and/or sale of certain in-flight entertainment system products may infringe a patent owned by AECorp. On March 25, 1998, the Company received from AECorp.'s intellectual property counsel a letter dated March 24, 1998, announcing and notifying the Company of the issuance of U.S. patent Number 5,732,143 to AECorp. and enclosing a copy of the patent. The subject letter appears to be one of notice and information and did not contain any claim of infringement. Following that date, additional correspondence was exchanged between Company counsel and counsel to AECorp. The Company again was informed by representatives of existing and/or potential customers that AECorp. was continuing to make statements inferring that the Company's manufacture and/or sale of certain in-flight entertainment system products may infringe patents owned by AECorp.

         On October 9, 1998, the Board of Directors of the Company authorized the commencement of litigation against AECorp. On November 17, 1998, the Company and NCT Hearing filed a complaint in the United States District Court, Eastern District of New York against AECorp. requesting that the Court enter judgment in their favor as follows: (i) declare that the two subject AECorp. patents and all claims thereof are invalid and unenforceable and that the Company's products do not infringe any valid claim of the subject AECorp. patents; (ii) declare that the subject AECorp. patents are unenforceable due to their misuse by AECorp.;
(iii) award compensatory damages in an amount of not less than $5,000,000 as determined at trial and punitive damages of $50,000,000 for AECorp.'s tortious interference with prospective contractual advantages of the Company; (iv) enjoin AECorp. from stating in any manner that the Company's products, or the use of the Company's products, infringe on any claims of the subject AECorp. patents; and (v) award such other and further relief as the Court may deem just and proper.

         On or about December 30, 1998, AECorp. filed its Answer and Counterclaims against the Company and NCT Hearing. In its answer, AECorp. generally denies the Company's and NCT Hearing's allegations, asserts certain procedural affirmative defenses and brings counterclaims against the Company and NCT Hearing alleging that the Company has: (i) infringed the two subject AECorp. patents and AECorp.'s "ANR Ready" mark; (ii) violated the Lanham Act through the Company's use of such mark; and (iii) unfairly competed with AECorp. through the use of such mark. On or about January 26, 1999, the Company and NCT Hearing filed a Reply to AECorp.'s counterclaims generally denying AECorp.'s counterclaims, asserting certain affirmative defenses to AECorp.'s counterclaims and requesting that: (i) the counterclaims be dismissed with prejudice; (ii) the Court enter judgment that the term "ANR Ready" is not a valid trademark; (iii) the Court enter judgment that the Company and NCT Hearing have not infringed any trademark right of AECorp.; (iv) the Court enter judgment that the Company and NCT Hearing have not engaged in any form of federal or state statutory or common law unfair competition; (v) the Court enter judgment that AECorp. is precluded from recovery of any claim of right to the term "ANR Ready" by the equitable doctrine of estoppel; (vi) the Court enter judgment that AECorp. is precluded from recovering any damages from the Company and NCT Hearing by the equitable doctrine of laches; (vii) the Court award the Company and NCT Hearing their costs and reasonable attorneys' fees; and (viii) the Court enter judgment granting the relief requested in the Company's and NCT Hearing's complaint as well as such other and further relief as the Court deems just and proper. Discovery in this suit commenced in mid-1999 and is continuing, although a trial date has not been set. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

         On June 10, 1998, Schwebel Capital Investments, Inc. filed suit against the Company and Michael J. Parrella, President, Chief Executive Officer and a Director of the Company, in the Circuit Court for Anne Arundel County, Maryland. The summons and complaint alleged the Company breached, and Mr. Parrella interfered with, a purported contract entered into "in 1996" between the Company and SCI under which SCI was to be paid commissions by the Company when the Company received capital from investors who purchased debentures or convertible preferred stock of the Company during a period presumably commencing on the date of the alleged contract and allegedly extending at least to May 1, 1998. In this regard, the complaint alleged that SCI by virtue of a purported right of first refusal that the Company did not honor, is entitled to commissions totaling $1,500,000 in connection with the Company's sale of $13,300,000 of preferred stock and a subsidiary of the Company's sale of $4,000,000 of stock convertible into stock of the Company. In the complaint SCI demands judgment against the Company for compensatory damages of $1,673,000, punitive damages of $50,000 and attorneys' fees of $50,000 and demands judgment against Mr. Parrella for compensatory damages of $150,000, punitive damages of $500,000 and attorneys' fees of $50,000 as well as unspecified other appropriate relief. On July 23, 1998, the Company and Mr. Parrella filed a motion to strike the complaint or, in the alternative, to dismiss the tortious interference with contract claim and the punitive damages claim. On or about August 26, 1998 plaintiffs filed an amended complaint and a response to the Company's and Mr. Parrella's motion to strike. On September 15, 1998, the Company and Mr. Parrella filed a motion to strike the amended complaint. On or about September 25, 1998, the Company and Mr. Parrella served the plaintiff with their first request for the production of documents. On November 12, 1998, the Court granted the Company's and Mr. Parrella's motion to dismiss the tortious interference with contracts claim and the punitive damages claim. On or about November 25, 1998, SCI filed a second amended complaint, which abandoned the punitive damages claim and the claim against Mr. Parrella. Since then, there have been no further developments in this suit. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

         On June 25, 1998, Mellon Bank FSB filed suit against Alexander Wescott & Co., Inc. and the Company in the United States District Court, Southern District of New York. In the complaint, Mellon demands judgment against AWC and the Company in the amount of $326,000 by reason of its having paid each of AWC and the Company such sum when acting as escrow agent for the Company's private placement of securities with certain institutional investors identified to the Company by AWC. On or about July 27, 1998, AWC filed its Answer, Counterclaim and Cross-claim requesting: (i) dismissal of Mellon's Amended Complaint against AWC; (ii) commissions in the amount of $688,000 to be paid by the Company to AWC; (iii) issuance to AWC of 784,905 shares of the Company's common stock registered for resale under the Securities Act; (iv) a declaration that AWC is entitled to retain the $326,000 sought by Mellon; and (v) delivery of a warrant to purchase 461.13 shares of common stock of NCT Audio. On or about August 20, 1998, the Company filed its reply to AWC's cross-claims. Discovery is scheduled to take place in this action. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment would not have a severe material effect on quarterly operating results.

         On December 15, 1998, Balmore Funds S.A. ("Balmore") and Austost Anstalt Schaan ("Austost") filed suit against the Company's majority owned subsidiary, NCT Audio, and the Company in the Supreme Court of the State of New York County of New York. The complaint alleged an action for breach of contract, common law fraud, negligent misrepresentation, deceptive trade practices under
Section 349 of the General Business Law of the State of New York, and money had and received, all arising out of NCT Audio's and the Company's alleged unlawful conduct in connection with an agreement entered into with plaintiffs for the sale of shares of common stock of NCT Audio to the plaintiffs in a private placement in December 1997. In this regard, the complaint alleged that: (i) NCT Audio breached an alleged agreement with plaintiffs to register shares of NCT Audio's common stock purchased by plaintiffs or, in the alternative, shares of the Company's common stock exchangeable for such shares of NCT Audio's common stock under certain circumstances and to pay penalties set forth in the alleged agreement; (ii) that NCT Audio made representations that were materially false and misleading through its facsimiles of non-negotiated agreements as substitutions for the alleged contract between the parties; (iii) that NCT Audio and the Company acted negligently and violated duties of full, fair and complete disclosure to the plaintiffs; (iv) that NCT Audio and the Company engaged in deceptive trade practices under Section 349 of the New York General Business Law; and (v) that as a result thereof, NCT Audio and the Company possess money that in equity and good conscience should not to be retained by NCT Audio and the Company. In the complaint the plaintiffs demand judgment against NCT Audio and the Company: (i) for damages in an amount to be determined but not less than $1,819,000; (ii) for punitive damages in the amount of $3,000,000; (iii) requiring NCT Audio and the Company to register the shares of common stock of NCT Audio held by the plaintiffs; (iv) alternatively, rescission with the return of plaintiffs' $1,000,000 plus interest; (v) for treble damages, reasonable attorney's fees and costs pursuant to Section 349 and 350 of the New York General Business Law; and (vi) such other and further relief as the Court may deem just and proper. On January 14, 1999, NCT Audio and the Company filed removal papers to move the suit to the United States District Court for the Southern District of New York and on January 22, 1999, NCT Audio and the Company filed with that Court Defendants' Answer, Affirmative Defenses, Counterclaims and Third-Party Complaint. On October 9, 1999, the Company, Balmore and Austost agreed, in principle, on a mutual release and settlement, subject to court approval, whereby all charges, claims and counterclaims which have been individually or jointly asserted against the parties will be dropped. Court approval is pending.

         On September 16, 1999, certain former shareholders and optionees of Advancel filed a Demand for Arbitration against the Company with the American Arbitration Association in San Francisco, California. The primary remedy the claimants seek is recision of the Stock Purchase Agreement, the return of the Advancel stock surrendered in conjunction with the purchase of Advancel by the Company and damages to be determined by arbitration. The Company filed a response and counterclaim on October 13, 1999. After consultation with outside legal counsel, management recognizes that the Company may lose some or all of its claims, encountering significant liability. In the event this Demand for Arbitration does result in a substantial judgment against the Company, said judgment could have a material effect on the Company's quarterly or annual operating results. Outside legal counsel has indicated that it is impossible to estimate a range of potential liability at this early stage with any degree of certainty. The parties have agreed on an arbitrator who has scheduled late May 2000 for an arbitration hearing. Discovery is scheduled to take place in the action.

         On September 16, 1999, NCT Audio filed a Demand for Arbitration before the American Arbitration Association in Wilmington, Delaware, against TST and TSA (the "Respondents") alleging, among other things, breach of the asset purchase agreement by which TSA was to sell its assets to NCT Audio, breach of fiduciary duty as a majority shareholder owed to NCT Audio which holds 15% of the outstanding stock of TSA, and breach of obligation of good faith and fair dealing. NCT Audio seeks recision of the purchase agreement and recovery of monies paid to TST for TSA's assets. Concurrently, NCT Audio commenced a preliminary injunction proceeding in the Delaware Court of Chancery, seeking to prevent TST from selling TSA's assets to Onkyo America pending completion of the arbitration proceeding. Such court action was subsequently withdrawn by the Company.

         On December 8, 1999, Respondents filed an answer and counterclaim in connection with the arbitration proceeding. Respondents asserted their counterclaim to recover (i) the monies and stock owned under the extension agreements; (ii) the $1 million differential between the $9 million purchase price paid by Onkyo America for TSA's assets and the $10 million purchase price that NCT Audio had been obligated to pay under the asset purchase agreement;
(iii) expenses associated with extending NCT Audio's time to close the transaction; and (iv) certain legal expenses incurred by Respondents.

         Management believes its position has substantial merit. However, in the event the Demand for Arbitration does result in a substantial judgment against the Company, said judgment could have a material effect on the Company's financial position and quarterly or annual operating results.

         The Company believes there are no other material patent infringement claims, litigation matters or unasserted claims other than the matters discussed above that could have a material adverse effect on the financial position and results of operations of the Company.


ITEM 4. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
        COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Prior to the January 6, 1999 delisting of the Company's common stock from NASDAQ's National Market System, the Company's common stock was listed on the NASDAQ/NMS under the symbol "NCTI". ". See "Risk Factors - Delisting from NASDAQ National Market System." The Company's common stock currently trades on the NASDAQ OTC Bulletin Board under the symbol "NCTI". High and low last sale information for the Company's common stock for specified quarterly periods is set forth below:

                              1999                            1998
                 ---------------------------------------------------------------
                     HIGH              LOW           HIGH               LOW
                 -------------     ----------------------------    -------------
1st Quarter         $0.440            $0.190        $0.938            $0.875
2nd Quarter         $0.480            $0.230        $0.719            $0.656
3rd Quarter         $0.290            $0.172        $0.563            $0.531
4th Quarter         $0.197            $0.172        $0.344            $0.281

         On April 17, 2000, the last reported sale of the Company's common stock as reported by the NASDAQ OTC Bulletin Board was $0.73. As of March 31, 2000, there were approximately 40,000 holders of record of the Company's common stock.

         The Company has neither declared nor paid any dividends on its shares of common stock since inception. Any decisions as to the future payment of dividends will depend on the earnings and financial position of the Company and such other factors as the Board of Directors deems relevant. The Company anticipates that it will retain earnings, if any, in order to finance expansion of its operations, and has no intention of declaring dividends for the foreseeable future.

         See Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations Overview" for a description of the Company's sales of unregistered securities during the year ended December 31, 1999.


ITEM 5   DESCRIPTION OF SECURITIES

         This offering consists of 28,560,000 shares of common stock of the Company which may be issued upon the conversion of issued and outstanding shares of the Company's Series F Preferred Stock pursuant to the Series F Certificate of Designations, as amended. The Company originally issued the Series F Preferred Stock in a private placement exempt from registration under Regulation D of the Securities Act to persons not deemed "affiliates" as that term is defined under the Securities Act.

         In addition, this offering consists of 4,134,616 shares of common stock of the Company that the Company issued to three accredited investors and as a commission to the placement agent.

         This offering also includes 404,612 shares of the Company's common stock which the Company issued in exchange for 27 shares of common of NCT Audio held by an investor.

         In addition, this offering consists of 4,008,000 shares of common stock of the Company which may be issued upon the conversion of shares of the Company's Series G Preferred Stock. The Company originally issued the Series G Preferred Stock in a private placement exempt from registration under Regulation D of the Securities Act to persons not deemed "affiliates" as that term is defined under the Securities Act.

         This offering also includes 160,320 shares of our common stock that the Company may issue to pay the cumulative dividend on the stated value of the issued and outstanding shares of our Series G Preferred Stock.

         In addition, this offering consists of 167,500 shares of common stock of the Company that the Company may issue upon the exercise of warrants the Company issued to the placement agent and the placement agent's attorneys in connection with the Series G Preferred Stock transaction.

         All of the foregoing shares of common stock of the Company may be offered for sale by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of such shares.

ITEM 6   SELECTED FINANCIAL DATA

         The selected consolidated financial data set forth below is derived from the historical financial statements of the Company. The data set forth below is qualified in its entirety by and should be read in conjunction with the Company's "Financial Statements" and Item 7 -"Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this registration statement and prospectus.

                                                 (IN THOUSANDS OF DOLLARS AND SHARES, EXCEPT PER SHARE AMOUNT)
                                                                    YEARS ENDED DECEMBER 31,
                                         -------------------------------------------------------------------------------
                                              1995            1996            1997            1998           1999
                                         -------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
REVENUES
 Product sales, net                               $1,589          $1,379          $1,720           $2,097         $2,208
 Engineering and development services              2,297             547             368              425          1,303
 Technology licensing fees and royalties           6,580           1,238           3,630              802          3,552
                                                   -----           -----           -----              ---          -----
      Total revenues                             $10,466          $3,164          $5,718           $3,324         $7,063
                                                 -------          ------          ------           ------         ------
COSTS AND EXPENSES:
 Cost of product sales                            $1,579          $1,586          $2,271           $2,235         $2,767
 Cost of engineering and development
   services                                        2,340             250             316              275          2,216
 Selling, general and administrative               5,416           4,890           5,217           11,238         11,878
 Research and development                          4,776           6,974           6,235            7,220          6,223
 Interest (income) expense, net                      (49)             17           1,397 (3)         (429)           552
 Equity in net (income) loss of
   unconsolidated
   Affiliates                                        (80)             80              --               --             --
 Other (income) expense, net                         552             192             130           (3,032) (4)     7,198 (5)
                                                     ---             ---             ---          ------- ----     -----
      Total costs and expenses                   $14,534         $13,989         $15,566          $17,507        $30,834
                                                 -------         -------         -------          -------        -------
 Net loss                                        $(4,068)       $(10,825)        $(9,848)        $(14,183)      $(23,771)
Less:
 Preferred stock dividend requirement                  -               -           1,623            3,200         10,567
 Accretion of difference between
   carrying Amount and redemption amount
   of Redeemable preferred stock                       -               -             285              485            494
                                                --------       ---------             ---              ---            ---
Net (loss) attributable to common
   stockholders                                  $(4,068)       $(10,825)       $(11,756)        $(17,868)      $(34,832)
                                                ========       =========       =========        =========      =========
 Weighted average number of common
   Shares outstanding(1) - basic and
   diluted                                        87,921         101,191         124,101          143,855        190,384
                                                  ======         =======         =======          =======        =======
 Basic and Diluted Net loss per share             $(0.05)         $(0.11)         $(0.09)          $(0.12)        $(0.18)
                                                 =======         =======         =======          =======        =======

                                                                          DECEMBER 31,
                                         -------------------------------------------------------------------------------
                                              1995            1996            1997            1998           1999
                                         -------------------------------------------------------------------------------
BALANCE SHEET DATA:
 Total assets                                     $9,583          $5,881         $17,361          $15,465        $13,377

 Total current liabilities                         2,699           3,271           2,984            5,937          7,728
 Long-term debt                                      105              --              --               --          4,107
 Accumulated deficit                             (72,848)        (83,673)        (93,521)        (107,704)      (131,475)
 Stockholders' equity (deficit)(2)                 6,884           2,610          14,377            3,426           (367)
 Working capital (deficiency)                      1,734         (1,312)          11,696           (1,187)        (3,281)

(1) Excludes shares issuable upon the exercise of outstanding stock options, warrants and convertible preferred stock, since their effect would be antidilutive.

(2)  The Company has never declared nor paid cash dividends on its common stock.

(3) Includes interest expense of approximately $1.4 million relating to the beneficial conversion feature on convertible debt issued in 1997.

(4) Includes a $3.2 million gain from the exercise of an option received from NXT in connection with the cross license agreement entered into by the Company.

(5) Includes a $2.4 million charge in connection with the Company's write down of its investment in TSA to its estimated net realizable value; a $1.8 million reserve for promissory notes and pre-acquisition costs related to PPI; and a $3.1 million charge for the impairment of goodwill.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto included herein.

A.       FORWARD-LOOKING STATEMENTS

         Statements in this Annual Report on Form 10-K which are not historical facts are forward-looking statements which involve risks and uncertainties. The Company's actual results in fiscal 2000 and beyond may differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Important factors that could cause actual results to differ materially include but are not limited to the Company's ability to: achieve profitability; achieve a competitive position in design, development, licensing, production and distribution of technologies and electronic systems; produce a cost effective product that will gain acceptance in relevant consumer and other product markets; increase revenues from products; realize funding from technology licensing fees, royalties, product sales, and engineering and development services to sustain the Company's current level of operation; timely introduce new products; continue its current level of operations to support the fees associated with the Company's patent portfolio; maintain satisfactory relations with its customers; attract and retain key personnel; prevent invalidation, abandonment or expiration of patents owned or licensed by the Company and expand its patent holdings to diminish reliance on core patents; have its products utilized beyond noise attenuation and control; maintain and expand its strategic alliances; and protect Company know-how, inventions and other secret or unprotected intellectual property.

B.       OVERVIEW

         NCT Group, Inc. ("NCT" or the "Company") is a technology developer with an extensive portfolio of proprietary algorithms and a variety of product offerings for consumer, commercial and industrial applications. The Company specializes in the utilization of sound and signal waves to reduce noise, improve signal-to-noise ratio and enhance sound quality. Commercial application of the Company's technologies is comprised of a number of product offerings, including NoiseBuster(R) consumer and communications active noise reduction ("ANR") headsets; ProActive(R) ANR industrial earmuffs and headsets; Gekko(TM) flat speakers; and ClearSpeech(R) microphones, speakers and other products. In addition to products, NCT's algorithms are available for licensing to manufacturers for use in commercial and consumer products.

         During 1999, the Company focused its efforts on the development of DistributedMedia.com, Inc. ("DMC"), a wholly owned subsidiary of NCT which was formed in November 1998. DMC is a microbroadcasting media company that delivers licensed CD-quality music as well as on-air and billboard advertising to out-of-home commercial and professional venues via a digital network of place-based micrbroadcasting stations, called Sight & Sound(TM). The Sight & Sound (TM) system consists of a central control network that communicates to a digital broadcast station, which plays music selections and advertisements through flat panel speakers. The speaker grilles double as visual billboards. The speakers will be provided by NCT Audio Products, Inc. ("NCT Audio").

         The Company and its business units currently hold 503 patents and related rights worldwide and an extensive portfolio of proprietary algorithms, library of know-how and other unpatented technology. Management believes that its intellectual property portfolio prevents other competitors and potential competitors from participating in certain commercial areas without licenses from the Company. Our intellectual property allows the Company to develop its major product lines which include: NoiseBuster(R) consumer and communications ANR headsets; ProActive(R) ANR industrial earmuffs and headsets; Gekko(TM) flat speakers; and ClearSpeech(R) microphones, speakers and other products.

         The Company has continued to make substantial investments in its technology and intellectual property and has incurred development costs for engineering prototypes, pre-production models and field testing of several products. Management believes that the Company's investment in its technology has resulted in the expansion of the value of its intellectual property portfolio and improvement in the functionality, speed and cost of components and products.

         The Company's operating revenues are comprised of technology licensing fees and royalties, product sales and engineering and development services. Operating revenues in 1999 consisted of approximately 31% in product sales, 19% in engineering and development services and 50% in technology licensing fees and royalties. The Company continues its transition from a firm focused principally on research and development of new technology to a firm focused on the commercialization of its technology through technology licensing fees, royalties and product sales. Historically, the Company derived the majority of its revenues from engineering and development funding provided by established companies willing to assist the Company in the development of its active noise and vibration control technology, and from technology license fees paid by such companies. Management expects that technology licensing fees, royalties and product sales will become the principal source of the Company's revenue as the commercialization of its technology proceeds. As distribution channels are established and as product sales and market acceptance and awareness of the commercial applications of the Company's technologies build as anticipated by management, revenues from technology licensing fees, royalties and product sales are forecasted to fund an increasing share of the Company's requirements. The generation of cash from these revenue sources, if realized, will reduce the Company's dependence on engineering and development funding.

         The Company continued its practice of marketing its technology through licensing to third parties for fees, generally by obtaining technology license fees when initiating joint ventures and alliances with new strategic partners, and subsequent royalties. The Company has entered into a number of alliances and strategic relationships with established firms for the integration of its technology into products. The speed with which the Company can achieve the commercialization of its technology depends in large part upon the time taken by these firms and their customers for product testing and their assessment of how best to integrate the Company's technology into their products and manufacturing operations. While the Company works with these firms on product testing and integration, it is not always able to influence how quickly this process can be completed.

         On February 9, 1999, NCT Audio and New Transducers Ltd. ("NXT") expanded the Cross License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems and increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting NXT these expanded licensing rights, NCT Audio received a $0.5 million license fee. Also on February 9, 1999, NCT Audio and NXT amended the Master License Agreement to include a minimum royalty payment of $160,000.

         On March 31, 1999, the Company signed a license agreement with Lernout & Hauspie Speech Products N.V. ("L&H"). The agreement provides the Company with a worldwide, non-exclusive, non-transferable license to selected L&H technology for use in NCT's ClearSpeech(R) products. Further, on April 12, 1999, the Company granted a worldwide, non-exclusive, non-transferable license to L&H. The agreement provides L&H access to NCT's noise and echo cancellation algorithms for use in L&H's technology.

         Presently, the Company is selling products through six of its alliances: Walker is manufacturing and selling industrial silencers; Siemens is buying and contracting with the Company to install quieting headsets for patient use in Siemens' magnetic resonance imaging machines; Ultra is installing production model aircraft cabin quieting systems in the SAAB 340 turboprop aircraft; OKI is integrating ClearSpeech(R) algorithm into large scale integrated circuits for communications applications; and BE Aerospace and Long Prosper are providing NoiseBuster(R) components for United Airlines' and five other international carriers' comprehensive in-flight entertainment and information systems. Management believes these developments and others previously disclosed help demonstrate the range of commercial potential for the Company's technology and will contribute to the Company's transition from engineering and development to technology licensing fees, royalties and product sales.

         The Company is certified under the International Standards Organization product quality program known as "ISO 9000", and continues to successfully maintain its certification. The availability of high-quality, low-cost electronic components for integration into the Company's products also is critical to the commercialization of the Company's technology. The Company is working with its strategic partners and other suppliers to reduce the size and cost of the Company's systems, so that the Company will be able to offer low-cost electronics and other components suitable for high-volume production.

         Since its inception, the Company has incurred substantial losses from operations which have been recurring and amounted to $131.5 million on a cumulative basis through December 31, 1999. These losses, which include the costs for development of products for commercial use, have been funded primarily from (1) the sale of common stock, including the exercise of warrants or options to purchase common stock, (2) the sale of preferred stock convertible into common stock, (3) technology licensing fees, (4) royalties, (5) product sales, and (6) engineering and development funds received from strategic partners and customers.

         The Company's internally generated funds in 1999 were not sufficient to cover the operating costs of the Company. The Company was able to continue its operations during 1999 by raising additional capital to fund its operations for 1999 and beyond. In addition, on August 16, 1999, the Company executed a plan to outsource logistics and downsize its audio, hearing and product support groups, thereby reducing its worldwide workforce by approximately 25%. Refer to "Liquidity and Capital Resources" below and to Notes 1 and 11 - "Notes to the Financial Statements." The Company's ability of its revenue sources, especially its technology license fees, royalties and product sales, to generate significant cash for the Company's operations is critical to the Company's long term success. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues.

         In 1999, the Company entered into certain transactions which provided additional funding. These transactions included the issuance of secured convertible notes; the Series E and Series F Convertible Preferred Stock private placements; issuance of shares of common stock, in lieu of the cash owed to suppliers and consultants, to settle certain obligations of the Company; and a private placement of shares of common stock. All of these transactions are described in greater detail below under "Liquidity and Capital Resources" and in
Note 11 in the "Notes to the Financial Statements."

         As of December 31, 1999, cash and cash equivalents amounted to $1.1 million and working capital (deficit) was $(3.3) million. Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees and royalties and product sales and engineering development revenue. Reducing operating expenses and capital expenditures alone may not be sufficient, and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees and royalties and product sales and engineering and development revenue, all of which are presently uncertain. In the event that technology licensing fees, royalties and product sales, and engineering and development revenue are not realized as planned, then management believes additional working capital financing must be obtained through the private placement of additional equity of the Company in the form of common stock, convertible preferred stock and/or convertible debt. There is no assurance any such financing is or would become available.

         There can be no assurance that sufficient funding will be provided by technology license fees, royalties and product sales and engineering and development revenue. In that event, the Company would have to substantially reduce its level of operations. These reductions could have an adverse effect on the Company's relationships with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1999 about the Company's ability to continue as a going concern. The accompanying consolidated Financial Statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

C.       RESULTS OF OPERATIONS

Year ended December 31, 1999 compared with year ended December 31, 1998.

         Total revenues in 1999 increased by 112% to $7.1 million from $3.3 million in 1998 reflecting increases in each of the Company's revenue sources. Total costs and expenses during the same period increased by 76% or $13.3 million, primarily due to the write down of an investment in an unconsolidated affiliate ($2.4 million), the impairment of goodwill ($3.1 million) and a reserve for promissory notes and pre-acquisition costs ($1.8 million). Further, 1998 other income/expense included a $3.2 million gain from the sale of NXT stock.

         Technology licensing fees and royalties increased by 343% or $2.8 million to $3.6 million from $0.8 million in 1998. The technology licensing fees and royalties for 1999 were primarily due to the $0.2 million technology license fee and $0.9 million prepaid royalty from STMicroelectronics S.A. ("ST"), an $0.8 million license fee from L&H and other technology licensing fees and royalties aggregating $1.7 million. (See Note 3 "Notes to Financial Statements").

         Product sales increased in 1999 by 5% to $2.2 million from $2.1 million in 1998 reflecting the increased sales of the Gekko(TM) flat speakers, the NoiseBuster(R) product line and the ClearSpeech(R) product line.

         Revenue from engineering and development services increased in 1999 by 207% to $1.3 million from $0.4 million in 1998 primarily due to the contract between Advancel Logic Corporation ("Advancel") and ST. (See Note 3 - "Notes to the Financial Statements".)

         Cost of product sales increased 24% to $2.8 million in 1999 from $2.2 million in 1998 and the product margin deteriorated to (25)% from (7)% in 1998. The negative margin of $0.6 million in 1999 was primarily due to charges of $0.4 million for slow movement of inventory and tooling obsolescence related to the NoiseBuster(R) product lines and NCT Audio's subwoofers, $0.4 million for royalty expense and $0.2 million for the write down of NCT Audio's raw materials. The negative margin of $0.1 million in 1998 was primarily due to reserves for slow moving inventory and charges for tooling obsolescence in the amount of $0.5 million related to the NoiseBuster(R) product lines.

         Cost of engineering and development services increased in 1999 by 706% to $2.2 million primarily due to the contract between Advancel and ST. The gross margin on engineering and development service was a loss of (70%) for 1999 due to the recording of a reserve for estimated expenses to complete the ST project.

         Selling, general and administrative expenses for the year increased by 5% or $0.6 million to $11.8 million from $11.2 million in 1998 which was primarily due to amortization of goodwill and increased legal expenses (please refer to Item 3. "Legal Proceedings").

         Research and development expenditures in 1999 decreased by 14% to $6.2 million from $7.2 million in 1998, primarily due to decreased spending on research and development and the reduction in force in August 1999 (please refer to Item 3. "Legal Proceedings").

         Included in the Company's total expenses were non-cash expenditures for depreciation and amortization of $2.0 million for 1999 and $1.0 million in 1998.

         The Company reduced its investment in an unconsolidated affiliate to 15% of equity and recorded a $2.4 million charge for the write-down of its investment to its estimated net realizable value.

         In 1999, the Company recorded $3.1 million for the impairment of goodwill. The Company also recorded a reserve of $1.8 million for the PPI promissory notes including interest expense and pre-acquisition costs. Interest expense includes $0.3 million for a beneficial conversion feature and non-cash interest charges related to the convertible notes. The 1998 other income consists of the gain the Company realized upon the exercise of a stock option and the subsequent sale of NXT plc ordinary shares. The option had been acquired by the Company in connection with a cross license agreement among the Company, NXT plc and NXT.

         In 1999, interest income decreased to less than $0.1 million from $0.4 million in 1998 principally due to lower cash resources. Interest expense increased to $0.4 million in 1999 from less than $0.1 million in 1998, primarily due to the issuance of convertible notes during 1999.

         The Company has net operating loss carryforwards of $101.2 million and research and development credit carryforwards of $1.7 million for federal income tax purposes at December 31, 1999. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

Year ended December 31, 1998 compared with year ended December 31, 1997.

         Total revenues in 1998 decreased by 42% to $3.3 million from $5.7 million in 1997. Total expenses during the same period increased by 12% or $1.9 million, primarily reflecting the increasing efforts in sales and marketing to introduce new products.

         Technology licensing fees and royalties decreased by 78% or $2.8 million to $0.8 million from $3.6 million in 1997. The 1997 amount is primarily due to the $3.0 million technology license fee from Verity and other technology licensing fees aggregating $0.6 million. See Note 3 - "Notes to Financial Statements".

         Product sales increased in 1998 by 22% to $2.1 million from $1.7 million in 1997 reflecting the introduction of the Gekko(TM) flat speakers and increased sales in the NoiseBuster(R) product line and the ClearSpeech(R) product line.

         Revenue from engineering and development services remained constant at $0.4 million primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company.

         Cost of product sales decreased 2% to $2.2 million from $2.3 million in 1997 and the product margin increased to (7)% from (32)% in 1997. The negative margin of $0.1 million and $0.6 million in 1998 and 1997, respectively, were primarily due to reserves for slow moving inventory and tooling obsolescence in the amount of $0.5 million and $0.7 million in 1998 and 1997, respectively, related to the aviation and industrial headset product lines.

         Cost of engineering and development services remained constant at $0.3 million primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company as noted above.

         Selling, general and administrative expenses for the year increased by 115% or $6.0 million to $11.2 million from $5.2 million for 1997 which was primarily due to increased efforts in sales and marketing to introduce new products. Sales and marketing personnel increased by 43% from 1997. In addition, there has been an increase in consultants for the Company's focus on international sales. Advertising increased by 227% or $1.2 million to $1.7 million from $0.5 million primarily due to the introduction of new products through catalogs, mailings and increased participation in trade shows.

         Research and development expenditures for 1998 increased by 16% to $7.2 million from $6.2 million in 1997, primarily due to the acquisition of Advancel.

         Included in the Company's total expenses were non-cash expenditures for depreciation and amortization of $1.0 million for 1998 and $0.9 million in 1997.

         Other income in 1998 was $3.3 million compared to zero in 1997. The 1998 other income consists of the gain the Company realized upon the exercise of a stock option and the subsequent sale of NXT plc ordinary shares. The option had been acquired by the Company in connection with a cross license agreement among the Company, NXT plc and NXT.

         In 1998, interest income increased to $0.4 million from $0.1 million in 1997 principally from funds on hand at the end of 1997.

         The Company has net operating loss carryforwards of $85.8 million and research and development credit carryforwards of $1.6 million for federal income tax purposes at December 31, 1998. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

D.       LIQUIDITY AND CAPITAL RESOURCES

         The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $131.5 million on a cumulative basis through December 31, 1999. These losses, which include the costs for development of products for commercial use, have been funded primarily from (1) the sale of common stock, including the exercise of warrants or options to purchase common stock, (2) the sale of preferred stock convertible into common stock, (3) convertible debt, (4) technology licensing fees, (5) royalties, (6) product sales, and (7) engineering and development funds received from strategic partners and customers.

         Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees, royalties, product sales and engineering and development revenue. Reducing operating expenses and capital expenditures alone will not be sufficient and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees, royalties product sales and engineering and development services, all of which are presently uncertain. In the event that anticipated technology licensing fees, royalties, product sales and engineering and development services are not realized, then management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

         As previously noted, on January 6, 1999, NASDAQ notified the Company that the Company's securities were delisted from the NASDAQ National Market effective with the close of business on January 6, 1999. The Company's common stock is now reported on the OTC Bulletin Board. While delisting of the Company's common stock has not had an adverse effect on the Company's operations, it may make it more difficult for the Company to raise additional capital to fund future operations.

         There can be no assurance that funding will be provided by technology licensing fees, royalties, product sales, engineering and development services. In that event, the Company would have to substantially cut back its level of operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies. These uncertainties raise substantial doubt at December 31, 1999 about the Company's ability to continue as a going concern.

         At December 31, 1999, cash and cash equivalents were $1.1 million. Such balance was invested in interest bearing money market accounts. Restricted cash of $0.7 million was attributed to the proceeds from the PRG Note, which is restricted to rental and installation costs of DBSS Systems.

         The Company's working capital decreased to a deficit of $(3.3) million at December 31, 1999, from a deficit of $(1.2) million at December 31, 1998. This $2.1 million decrease was primarily due to the increase in accrued legal fees and to fund operations for the period.

         During 1999, the net cash used in operating activities was $10.6 million, compared to $12.8 million used in operating activities during 1998, a decrease of $2.2 million. The $10.6 million net cash used in operating activities was primarily due to the write down of the estimated net realizable investment in TSA, the reserve recorded on the promissory note due from PPI, an increase in accrued legal expenses and a charge for the impairment of goodwill.

         Net inventory decreased during 1999 by $1.0 million, primarily due to the availability of inventory on hand in the beginning of 1999, resulting in little or no purchases of finished goods during 1999.

         The net cash provided by financing activities was $11.9 million in 1999, primarily due to the $4.0 million convertible notes (see Note 8 - "Notes to the Financial Statements" for further details) and $7.4 million net proceeds from the Series E and the Series F Preferred Stock financings (see Note 11 - "Notes to the Financial Statements" for further details).

         The Company has no lines of credit with banks or other lending institutions and therefore has no unused borrowing capacity.

         Because the Company did not meet its revenue targets for 1999, it was necessary for the Company to enter into certain transactions, which provided additional funding as follows:

         FUNDING FROM THE SERIES E CONVERTIBLE PREFERRED STOCK

         In 1999, the Company received net proceeds of $3.5 million from the Series E Preferred Stock placement. On December 30, 1998, the Company entered into a series of subscription agreements to sell 8,145 shares of Series E Preferred Stock, with a stated value of up to $8.2 million in consideration of $2.1 million, to six accredited investors through one dealer. The sale of the shares occurred in a private placement pursuant to Regulation D of the Securities Act. The Company also issued and sold 1,700 shares of Series E Preferred Stock, an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the same dealer in exchange for $1.7 million of the Company's Series C Preferred Stock held by the three investors. The Company also issued and sold 735 shares of Series E Preferred Stock, an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors, in exchange and consideration for an aggregate 2.1 million shares of the Company's common stock held by the four investors.

         In March 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four DMC network affiliate licenses. The Company, in accordance with its revenue recognition policy, realized only $0.9 million on the issuance of such licenses in consideration of receipt of 3,600 shares of Series E Convertible Preferred Stock.

         In April 1999, the Company entered into a subscription agreement to sell 1,874 shares of Series E Preferred Stock, with a stated value of up to $1.9 million in consideration of $1.9 million to four accredited investors through one dealer.

         Each share of Series E Preferred Stock is convertible into common stock of the Company according to the conversion formula described in the subscription agreements. The conversion terms of the placement require the Company to file a registration statement on either (1) a Form S-3 under certain conditions, or (2) a Form S-1 under other specified conditions. The shares of the Series E Preferred Stock become convertible into common stock of NCT at any time beginning at the earlier of (1) ninety days after the closing date of the placement, (2) five days after the Company receives a "no review" status from the SEC in connection with filing one of the above registration statements, or
(3) the effective date of any registration statement.

         The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock which have been designated. The Company registered an aggregate of 26,648,696 shares of common stock for the conversion and payment of accretion of the Series E. The conversion terms further provide that the Company will be required to make certain payments if it fails to effect a conversion in a timely manner and may have to redeem the excess of the stated value over the amount permitted to be converted into common stock. As of the date hereof, holders of 3,828 shares of Series E Preferred Stock have elected to convert their shares into 26,608,942 shares of common stock of the Company.

         In December 1999, holders of the remaining 5,026 shares of the Company's Series E Preferred Stock and holders of 974 shares of the Company's Series F Preferred Stock, an aggregate stated value of $6.0 million, exchanged such shares for eight DMC network affiliate licenses. No shares of Series E Preferred Stock are presently outstanding.

         SECURED CONVERTIBLE NOTES

         In 1999, the Company received proceeds aggregating $3.0 million from the issuance of secured convertible notes as described herein. Carole Salkind ("Holder"), spouse of a former director and an accredited investor, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note") for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from time to time in The Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999, of the notes and any future notes, shall be the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded, for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999. The Company has agreed to extend such date for the purchase of remaining installments of secured convertible notes to April 15, 2000. On various dates, the Holder has purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of March 27, 2000, the Company had received proceeds aggregating $4.0 million from the Holder and had issued secured convertible notes with the same terms and conditions of the Note described above.

         THE SERIES F CONVERTIBLE PREFERRED STOCK

         The Company received $1.0 million for the sale of shares of its Series F Convertible Preferred Stock as outlined herein. On August 10, 1999, the Company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer. The Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate stated value of $8.5 million. At the Company's election, the investors may invest up to an additional $4.0 million (4,000 shares) in cash or in kind, at a future date. Each share of the Series F Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock, subject to certain limitations. On September 10, 1999, the Company received subscription agreements from four of the accredited investors in the amount of $4.0 million for four DMC network affiliate licenses. While the investors agreed upon the exchange of 8,500 shares of Series F Preferred Stock having aggregate stated value of $8.5 million, for consideration of $1.0 million, current accounting policy dictates that the additional $4.0 million for the DMC licenses is to be considered as additional consideration for the Series F Preferred Stock.

         Under the terms of the Series F Subscription Agreement, the Company is required to file a registration statement ("the Series F Registration Statement") on Form S-1 on or prior to a date which is no more than forty-five
(45) days from the date that the Company has issued a total of 1,000 shares of Series F Preferred Stock, covering the resale of all of the registrable securities (the "Series F Closing Date"). The shares of Series F Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) forty-five (45) days after the Series F Closing Date; (ii) five
(5) days after the Company receives a "no review" status from the SEC in connection with the Series F Registration Statement; or (iii) the effective date of the Series F Registration Statement. Each share of Series F Preferred Stock is convertible into a number of shares of common stock of the Company pursuant to a predetermined conversion formula.

         The conversion terms of the Series F Preferred Stock also provided that in no event shall the Company be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of the 12,500 shares of Series F Preferred Stock. In the interest of investor relations of the Company, the maximum number of conversion shares was increased to 77,000,000 shares of NCT common stock. The pro rata portion of the shares of common stock issuable upon conversion of the 8,500 shares of Series F Preferred Stock issued and outstanding, or 23,800,000 shares of the Company's common stock, were registered together with 1,944,000 shares of common stock which may be issued, under Registration Statement No. 333-87757. The issuance of the additional 1,944,000 shares will enable the Company to pay the 4% per annum accretion on the stated value of the issued and outstanding shares of Series F Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock.

         The Series F Subscription Agreement also provides that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. In connection with the Series F Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such additional amounts will be treated as obligations of the Company. In December 1999, 974 shares of the Company's Series F Preferred Stock, together with 5,026 shares of the Company's Series E Preferred Stock, were exchanged for eight DMC network affiliate licenses. As of January 10, 2000, 4,016 shares of Series F Preferred Stock have been converted into 36.1 million shares of the Company's common stock. There are 3,510 shares of Series F Preferred Stock outstanding as of the date hereof.

         On January 27, 2000, the Series F Preferred Stock Certificate of Designations was amended to obligate the Company to issue up to seventy-seven million shares of its common stock upon the conversion of the 12,500 designated shares of Series F Preferred Stock, as noted above. Such increase in the number of shares of common stock was made in the interest of investor relations of the Company. This registration statement and prospectus includes 28,560,000 shares of common stock for the conversion of the amended Series F Preferred Stock Certificate of Designations.

         SUPPLIER AND CONSULTANT SHARES

         In 1999, the Company issued 13,154,820 shares of common stock of the Company to settle certain of its obligations to certain suppliers and consultants, of which 12,759,778 shares were registered under Registration Statement No. 333-87757. The issuance of these shares of common stock of the Company represented $2.5 million of obligations for which the Company did not need to use its cash resources.

         PRIVATE PLACEMENT OF COMMON STOCK

         In 1999, the Company issued shares of its common stock for a total purchase price of $500,000 in a private placement pursuant to Regulation D of the Securities Exchange Act of 1933. The Company has certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost, Balmore and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. The price of the SPA
Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement as described below.

         Under the reset provision, on June 26, 2000, and again on September 25, 2000, the Company may be required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of certain items on those dates is less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items are: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid for the SPA Shares.

         There can be no assurance that additional funding will be provided by technology licensing fees, royalties and product sales and engineering and development revenue or additional capital. In that event, the Company would have to cut back its level of operations substantially in order to conserve cash. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. (See Note 1 "Notes to Financial Statements".)

         The Company believes that the level of financial resources available to it may be a critical component in the Company's ability to continue as a going concern. The Company may elect to raise additional capital, from time to time, through equity or debt financing in order to capitalize on business opportunities and market conditions.

         The accompanying Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1999 about the Company's ability to continue as a going concern. The accompanying Financial Statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

E.       CAPITAL EXPENDITURES

         The Company intends to continue its business strategy of working with supply, manufacturing, distribution and marketing partners to commercialize its technology. The benefits of this strategy include: (i) dependable sources of electronic and other components, which leverages on their purchasing power, provides important cost savings and accesses the most advanced technologies;
(ii) utilization of the manufacturing capacity of the Company's allies, enabling the Company to integrate its active technology into products with limited capital investment; and (iii) access to well-established channels of distribution and marketing capability of leaders in several market segments.

         In March 2000, the Company signed a lease for approximately 18,700 square feet of space in Westport, Connecticut. The lease expires in March 2010 and provides for monthly rental of approximately $28,000 for the first five years and approximately $31,000 per month for the next five years.

         There were no material commitments for capital expenditures as of December 31, 1999, and other than the matter discussed above, no material commitments are anticipated in the near future.

F.       YEAR 2000 COMPLIANCE

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to identify the applicable year and is an issue which exists for all companies that rely on computers. The failure to correct any such programs may result in incorrect results when computers perform arithmetic operations, comparisons of data or field sorting and some non-information systems functions that rely on computers making calculations.

         The Company's cost of administering its Year 2000 Compliance Program was minimal (less than $100,000) and did not have a material adverse impact on its business. There has been no indication, to date, that the Year 2000 issue will have a material impact on future earnings. Yet, the Company can make no assurances that our customers and suppliers have in place adequate systems to resolve their own Year 2000 problems. Such potential problems remain a possibility and could have an adverse impact on our future results.


ITEM 8.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURE

         There have been no disagreements with independent accountants on accounting and financial disclosure matters as of the Company's 1999 10-K filing, filed as of April 14, 2000.

ITEM 9.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The following table sets forth the names, ages, positions and the offices held by each of the executive officers and directors of the Company as of March 31, 2000.

          NAME                              AGE                         POSITIONS AND OFFICES
          ----                              ---                         ---------------------
          Jay M. Haft                       64     Chairman of the Board of Directors
          Michael J. Parrella               52     President, Chief Executive Officer and Director
          John J. McCloy II                 62     Director
          Samuel A. Oolie                   63     Director
          Cy E. Hammond                     45     Senior Vice President, Chief Financial Officer
          Paul Siomkos, P.E.                53     Senior Vice President, Operations
          Irving M. Lebovics                49     Senior Vice President, Global Sales
          James A. McManus                  60     President and Chief Executive Officer of DistributedMedia.com,
                                                   Inc.
          Irene Lebovics                    47     Executive Vice President, Marketing
          Michael A. Hayes, Ph.D.           47     Senior Vice President, Chief Technical Officer

         JAY M. HAFT currently serves as Chairman of the Board of Directors of the Company. From November 1994 to July 1995, he served as President of the Company. Since August 25, 1997, he has also served as a director of the Company's subsidiary, NCT Audio Products, Inc. Mr. Haft is a strategic and financial consultant for growth stage companies. He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of such firm (1989-1994) and prior to that, a founding partner of Wofsey, Certilman, Haft et al (1966-1988). Mr. Haft is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading edge medical technology companies and technical product, service and marketing companies. He is a Managing General Partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is a director of numerous public and private corporations, including RVSI, Inc. (OTC), DCAP Group, Inc. (OTC), Encore Medical Corporation (OTC), Viragen, Inc. (OTC), PC Service Source, Inc. (OTC), DUSA Pharmaceuticals, Inc. (OTC), Oryx Technology Corp. (OTC), and Thrift Management, Inc. (OTC). He served as a Commissioner on the Florida Commission for Government Accountability to the People. Mr. Haft serves as Treasurer of the Miami City Ballet and is a Trustee of Florida International University.

         MICHAEL J. PARRELLA currently serves as President, Chief Executive Officer and director of the Company. From November 1994 to July 1995, Mr. Parrella served as Executive Vice President of the Company. Prior to that, from February 1988 until November 1994, he served as President and Chief Operating Officer of the Company. He initially became a director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board of Directors and to raise new capital to restructure the Company and its research and development efforts. Mr. Parrella also serves as Chief Executive Officer and Acting President of NCT Audio, a position to which he was elected on September 4, 1997. He became a director of NCT Audio on August 25, 1998. On January 5, 2000, Mr. Parrella was elected Acting Chief Executive Officer of Advancel Logic Corp. ("Advancel"), a subsidiary of the Company. Mr. Parrella was Chairman of the Board of Environmental Research Information, Inc., a related party and an environmental consulting firm, from December 1987 to March 1991.

         JOHN J. MCCLOY II currently serves as a director of the Company. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as Chairman of the Board of Directors of the Company from September 1986 to November 1994. In addition, he served as the Company's Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Mr. McCloy was appointed a director of NCT Audio on November 14, 1997. Since 1981, he has been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is the Chairman of Mondial Ltd. and Unified Waste Services. He is a director of American University in Cairo and the Sound Shore Fund, Inc.

         SAM OOLIE currently serves as a director of the Company. Since his appointment on September 4, 1997, Mr. Oolie has also served as a director of NCT Audio. He is Chairman of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held that position since August 1995. Since July 1985, he has also served as Chairman of Oolie Enterprises, an investment company. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He served as a director of CFC Associates, a venture capital partnership, from January 1984 to December 1999.

         CY E. HAMMOND currently serves as Senior Vice President, Chief Financial Officer of the Company. He joined the Company as Controller in January 1990 and was appointed a Vice President in February 1994. Mr. Hammond also serves as Acting Chief Financial Officer and Treasurer of NCT Audio, a position to which he was elected on September 4, 1997, and Acting Chief Financial Officer, Treasurer and Assistant Secretary for Advancel, a position to which he was elected on January 5, 2000. During 1989, he was Treasurer and Director of Finance for Alcolac, Inc., a multinational specialty chemical producer. Prior to 1989 and from 1973, Mr. Hammond served in several senior finance positions at the Research Division of W.R. Grace & Co., the last of which included management of the division's worldwide financial operations.

         PAUL SIOMKOS, P.E., joined NCT in April 1998 as Senior Vice President of Operations. Prior to NCT, Mr. Siomkos held the position of Director of Operations at Perkin-Elmer, a major technology product manufacturer. For more than 20 years, Mr. Siomkos managed a production volume in excess of $250 million. Mr. Siomkos holds a Bachelor's in Mechanical Engineering from the City College of New York, a Master's in Industrial Engineering from Columbia University and an MBA in Finance from the University of Connecticut. He is also a licensed Professional Engineer.

         IRVING M. LEBOVICS currently serves as Senior Vice President, Global Sales. He joined the Company in February 1998 as Vice President, Worldwide Sales. From January 1996 to February 1998 Mr. Lebovics was a principal of Enhanced Signal Processing which exclusively sold the Company's technologies to large original equipment manufacturers. From 1993 to

1996, Mr. Lebovics served as Vice President of Sales for Kasten Chase Applied Research, a wide area network hardware and software provider to companies such as Dow Jones and the Paris and Madrid stock exchanges. From 1985 to 1993, Mr. Lebovics served as Vice President of Sales for Relay Communications, a provider of PC-to-mainframe communications software and Microcom, Inc. (which acquired Relay Communications), a leading provider of modems and local area network equipment including bridges and routers. Irving M. Lebovics is the spouse of Irene Lebovics, Executive Vice President of the Company.

         JAMES MCMANUS currently serves as President and Chief Executive Officer of DMC, a position he has held since March 1999. Prior to that and from April, 1998, he served as a consultant to DMC. He started his career as a Certified Public Accountant in California. During the 10 years he spent with the Disney Company in the financial area, the company's activities included the development of Audio-Animatronics, Walt Disney World, Disney Theme Hotels, the City Planning Board for Lake Buena Vista, Florida, and Disney's joint venture with Florida Telephone. Subsequent to Disney, he designed and executed a financial turnaround plan for Great Adventure Park in New Jersey. Later, Mr. McManus ran his own computer consulting firm for several years providing customized computer systems for small and medium size businesses. He was a member of the Radio City Music Hall management team that revitalized New York's famous landmark, first as Chief Financial Officer and then for 10 years as President and CEO. Mr. McManus has always been active in the business community with involvement as Director, New York Council of the Boy Scouts of America; Director, Hugh O'Brian Youth Organization; Director, Association to Help Retarded Children; The Mayor's Summer Youth Jobs Program and many others.

         IRENE LEBOVICS currently serves as Executive Vice President and Secretary, NCT Group, Inc., and President of NCT Hearing, a wholly-owned subsidiary of the Company. On January 5, 2000, Ms. Lebovics was elected Acting Chief Marketing Officer and Secretary of Advancel. She joined the Company as Vice President of NCT and President of NCT Medical Systems (NCTM) in July 1989. In March 1990, NCTM became part of NCT Personal Quieting and Ms. Lebovics served as President. In January 1993, she was appointed Senior Vice President of the Company. In November 1994, Ms. Lebovics became President of NCT Hearing. From August 1, 1995, to May 1, 1996, she also served as Secretary of the Company. Ms. Lebovics has held various positions in product marketing with Bristol-Myers, a consumer products company, and in advertising with McCaffrey and McCall.

         MICHAEL A. HAYES, PH.D., currently serves as Senior Vice President, Chief Technical Officer after joining the Company in 1996. On January 5, 2000, he was appointed Acting Chief Technical Officer of Advancel. During 1995 and 1994, Dr. Hayes served as Deputy Project Director, Research Support for Antarctic Support Associates, with operations in Chile, New Zealand, Australia, and Antarctica. From 1991 to 1994, he served as Deputy Program Manager, Special Payloads, for Martin Marietta Government Services (formerly General Electric Government Services) while directly managing critical spacecraft sub-system and instrument development for Goddard Space Flight Center. Prior to 1991, Dr. Hayes served as a research faculty member at Georgia Institute of Technology, and as a Senior Process Engineer at Texas Instruments.

ITEM 10  EXECUTIVE COMPENSATION

A.       EXECUTIVE COMPENSATION AND SUMMARY COMPENSATION TABLE

         Set forth below is certain information for the three fiscal years ended December 31, 1999, 1998 and 1997 relating to compensation received by the Company's Chief Executive Officer and the other four most highly compensated officers of the Company whose total annual salary and bonus for the fiscal year ended December 31, 1999 exceeded $100,000 (collectively the "Named Executive Officers").

                                                                                                SECURITIES
                                                                                                UNDERLYING                ALL
     NAME AND PRINCIPAL                                                  OTHER ANNUAL         OPTIONS/WARRANTS           OTHER
          POSITION              YEAR       SALARY ($)     BONUS ($)      COMPENSATION ($)          SARS (#)            COMPENSATION
------------------------------  ----      -----------   -------------    ----------------     ----------------    ------------------
Michael J. Parrella             1999        $120,000        $168,678           $22,008           6,812,500 (1)    $  6,418 (4)
       President and            1998         120,000         205,889            20,615          12,000,000 (2)       5,918 (4)
       Chief Executive          1997         120,000         243,058            15,348           3,062,500 (3)       5,218 (4)
       Officer

Cy E. Hammond                   1999          94,000          92,941            12,000             175,000 (5)           -
       Senior Vice President,   1998          94,000          42,570            12,000             500,000 (2)           -
       Chief Financial
       Officer,                 1997          94,000          65,939                 -             150,000 (6)           -
       Treasurer and
       Assistant Secretary

Paul D. Siomkos                 1999         150,000               -            12,000             150,000               -
       Senior Vice President,   1998         105,192 (7)      78,125 (7)         8,367           1,000,000 (2)           -
       Operations               1997               -               -                 -                   -               -


Irving M. Lebovics              1999         150,000               -             9,000             250,000               -
       Senior Vice President,   1998          89,583 (8)           -            27,917             600,000 (2)           -
       Global Sales             1997               -               -                 -             100,000 (8)           -

James A. McManus                1999         101,846 (9)   59,410(9)                 -             250,000               -
       President and Chief      1998               -               -                 -                   -               -
       Executive Officer,       1997               -               -                 -                   -               -
       DistributedMedia.com,
       Inc.


(1) In addition to a grant under the 1992 Plan for the purchase of 5,000,000 shares, includes replacement grants of warrants and options which would have otherwise expired in 1999. Includes a warrant to purchase 862,500 shares of the Company's common stock and an option to purchase 250,000 shares of the Company's common stock as new grants due to the extension of the expiration dates from 1999 to February 1, 2004. In addition, includes various options under the 1992 Plan to acquire 699,500 shares of the Company's common stock as new grants due to the extension of expiration dates from 1999 to February 1, 2004.

(2) On December 4, 1998, the following options were cancelled: as to Mr. Parrella, 6,000,000 shares; as to Mr. Hammond, 250,000 shares; as to Mr. Siomkos, 500,000 shares; and as to Mr. Lebovics, 300,000 shares. Such options had been granted to employees on various dates in 1998 at exercise prices up to $1.0625 per share and were replaced by new grants for the same number of shares on December 4, 1998 at an exercise price of $0.3128 per share, the then fair market value of the stock.

(3) Includes a warrant to purchase 862,500 shares of the Company's common stock and an option to purchase 250,000 shares of the Company's common stock as new grants due to the extension of the expiration dates for an additional two years.

(4) Consists of annual premiums for a $2.0 million personal life insurance policy paid by the Company on behalf of Mr. Parrella.

(5) Includes a warrant to purchase 25,000 shares of the Company's common stock as a new grant due to the extension of the expiration date from 1999 to February 1, 2004.

(6) Includes a warrant to purchase 25,000 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

(7) Mr. Siomkos was employed by the Company effective March 23, 1998. The 1998 bonus represents the fair market value on the date of grant of 100,000 shares of the Company's common stock issued in connection with his offer of employment.

(8) Mr. Lebovics was employed by the Company effective February 13, 1998. From January 1, 1996 to February 12, 1998, his services were rendered to the Company by Enhanced Signal Processing ("ESP"), a firm in which Mr. Lebovics was a principal. During that period, ESP received $0.5 million from the Company, which included but was not limited to Mr. Lebovics' services. While Mr. Lebovics was employed by ESP, the Company granted ESP options to purchase 400,000 shares of the Company's common stock, of which options to purchase 200,000 shares were assigned to Mr. Lebovics.

(9) Mr. McManus, President and Chief Executive Officer of the Company's subsidiary, DistributedMedia.com, Inc., was hired effective February 23, 1999. Prior to that and from April 1998, Mr. McManus served as a consultant to DMC. In accordance with his letter of employment, Mr. McManus is paid a salary at the rate of $120,000 per annum and a guaranteed first year bonus of $70,000. The amount herein represents payments for the period employed in 1999.

B.       STOCK OPTIONS AND WARRANTS

         The following table summarizes the Named Executive Officers' stock option and warrant activity during 1999:

                     OPTIONS AND WARRANTS GRANTED IN 1999

                                                                                                 POTENTIAL REALIZED VALUE
                           SHARES           PERCENT OF                                               AT ASSUMED ANNUAL
                         UNDERLYING       TOTAL OPTIONS                                            RATES OF STOCK PRICE
                           OPTIONS         AND WARRANTS                                           APPRECIATION FOR OPTION
                             AND            GRANTED TO      EXERCISE                               AND WARRANT TERM (6)
                          WARRANTS          EMPLOYEES        PRICE          EXPIRATION          --------------------------
       NAME                GRANTED         IN 1999 (2)     PER SHARE           DATE                  5%            10%
------------------    ---------------    --------------    ---------        ----------          ------------   -----------
Michael J.
Parrella               5,000,000 (1)           69.2%          $0.41         04/13/09            $1,289,234     $3,267,172
                         862,500 (3)           66.0% (3)       0.75         02/01/04               178,720        394,924
                         250,000 (4)          100.0% (4)       0.50         02/01/04                34,535         76,314
                          15,000 (5)           93.4% (5)     0.6875         02/01/04                 2,849          6,296
                          15,000 (5)           93.4% (5)     0.6876         02/01/04                 2,850          6,297
                         500,000 (5)           93.4% (5)     0.6563         02/01/04                90,662        200,339
                          15,000 (5)           93.4% (5)     0.6562         02/01/04                 2,719          6,009
                          15,000 (5)           93.4% (5)     0.7187         02/01/04                 2,978          6,582
                         139,500 (5)           93.4% (5)       0.75         02/01/04                28,906         63,875

Cy E. Hammond            150,000 (1)            2.1%           0.41         04/13/09                38,667         98,015
                          25,000 (3)            1.9% (3)       0.75         02/01/04                 5,180         11,447

Paul D. Siomkos          150,000 (1)            2.1%           0.41         04/13/09                38,677         98,015

Irving M. Lebovics       250,000 (1)            3.5%           0.41         04/13/09                64,462        163,359

James A. McManus         250,000 (1)            3.5%           0.41         04/13/09                64,462        163,359

(1) Options to acquire these shares were granted pursuant to the 1992 Plan. Vesting of such 1999 grants is as follows: 16% on the date of grant (April 13, 1999); 12% on each of the first and second anniversaries; 30% after the first and second year of profitability but in no case later than five years from the date of grant (April 13, 2004). These options were granted with an exercise price of $0.41 per share, the fair market value of the Company's common stock on the date of grant.

(2) Percentages for the grants described in (1) above are based upon the aggregate total granted under the 1992 Plan less amounts granted to consultants and non-employee directors (i.e., directors other than Messrs. Haft and Parrella) and amounts attributable to replacement grants. Percentages for grants attributable to the re-granting of options and warrants which would have otherwise expired in 1999 are determined based upon the aggregate total re-granted under the applicable plan less amounts granted to non-employee directors and consultants.

(3) Represents replacement grants of warrants. These warrants are vested. Expiration dates for such warrants to purchase common stock of the Company were extended five years from the date re-granted. The expiration date for such warrants had previously been extended for an additional two years from the original expiration dates in 1997. The exercise price of such warrants was not revised from the original exercise price and exceeded the fair market value of the stock on the date re-granted.

(4) Represents replacement options under the 1987 Plan. These options are vested.

(5) Represents replacement grants under the 1992 Plan. Expiration dates for re-granted options were extended to expiration dates equal to the lesser of five years from the date re-granted or ten years from the original grant date. These options are vested. In the aggregate, these options represent 93.4% of the options re-granted under the 1992 Plan.

(6) The dollar amounts on these columns are the result of calculations of the respective exercise prices at the assumed 5% and 10% rates of appreciation compounded annually through the applicable expiration date. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Company's common stock and overall market conditions.

                1999 AGGREGATED OPTION AND WARRANT EXERCISES AND
                   DECEMBER 31, 1999 OPTION AND WARRANT VALUES

         The following table sets forth certain information with respect to the exercise of options and warrants to purchase common stock during the fiscal year ended December 31, 1999, and the unexercised options and warrants held and the value thereof at that date, by each of the Named Executive Officers.


                                                               NUMBER OF SHARES
                                                                  UNDERLYING                     VALUE OF UNEXERCISED
                          NUMBER OF                           UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                            SHARES                              AND WARRANTS AT                     AND WARRANTS AT
                           ACQUIRED                            DECEMBER 31, 1999                   DECEMBER 31, 1999
                              ON            VALUE       -------------------------------      ------------------------------
       NAME              EXERCISE (#)      REALIZED     EXERCISABLE (#)  UNEXERCISABLE(#)     EXERCISABLE     UNEXERCISABLE
--------------------     -------------   -------------  --------------  ----------------     ---------------  -------------
Michael J. Parrella                 -     $         -       7,037,000        8,200,000         $      -        $     -

Cy E. Hammond                       -               -         518,718          276,000                -              -

Paul D. Siomkos                     -               -         274,000          376,000                -              -

Irving M. Lebovics                  -               -         540,000          210,000                -              -

James A. McManus                    -               -         100,000          150,000                -              -


                        10-YEAR OPTION/WARRANT REPRICINGS

         The following table summarizes for the Named Executive Officers the stock options and warrants which have been repriced during the ten year period ending December 31, 1999.

         From time to time, the Company issues replacement grants for options and warrants that would otherwise expire. In 1999, the Board of Directors re-granted such options and warrants that would have otherwise expired in 1999 to applicable employees and active consultants. All of such options and warrants were fully vested. The new term for the replacement options was the lesser of 5 years from the date re-granted or 10 years from the original grant date. Warrants were re-granted for 5 years. Such replacement options and warrants were granted at the original exercise price which in every case exceeded the fair market price of the Company's common stock of $0.24 on February 1, 1999, the date of the new grant.

                                       NUMBER OF           MARKET
                                       SECURITIES         PRICE OF         EXERCISE                       LENGTH OF
                                       UNDERLYING         STOCK AT         PRICE AT                        ORIGINAL
                                        OPTIONS/          TIME OF          TIME OF                       OPTION TERM
                                        WARRANTS         REPRICING        REPRICING          NEW         REMAINING AT
                                      REPRICED OR            OR               OR           EXERCISE        DATE OF
                                        AMENDED          AMENDMENT        AMENDMENT         PRICE        REPRICING OR
        NAME               DATE           (#)               ($)              ($)             ($)          AMENDMENT
---------------------     --------    -------------     -------------    -------------     ---------     -------------
Michael J. Parrella       2/1/99           862,500      $0.24            $0.75             $0.75         0 years
                          2/1/99           250,000      $0.24            $0.50             $0.50         0 years
                          2/1/99            15,000      $0.24            $0.6875           $0.6875       0 years
                          2/1/99            15,000      $0.24            $0.6876           $0.6876       0 years
                          2/1/99           500,000      $0.24            $0.6563           $0.6563       0 years
                          2/1/99            15,000      $0.24            $0.6562           $0.6562       0 years
                          2/1/99            15,000      $0.24            $0.7187           $0.7187       0 years
                          2/1/99           139,500      $0.24            $0.75             $0.75         0 years
                          12/4/98        6,000,000      $0.3125          $1.0625           $0.3125       9 years
                          1/22/97          862,500      $0.50            $0.75             $0.75         0 years
                          1/22/97          250,000      $0.50            $0.50             $0.50         0 years

Cy E. Hammond             2/1/99            25,000      $0.24            $0.75             $0.75         0 years
                          12/4/98          250,000      $0.3125          $1.0313           $0.3125       9 years
                          1/22/97           25,000      $0.50            $0.75             $0.75         0 years

Paul D. Siomkos           12/4/98          500,000      $0.3125          $0.7813           $0.3125       9 years

Irving M. Lebovics        12/4/98          300,000      $0.3125          $1.0313           $0.3125       9 years

C.       COMPENSATION ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

         Mr. Parrella's incentive bonus is equal to 1% of the cash received by the Company upon the execution of transactions with unaffiliated parties. Such arrangement has been in effect since the initial award by the Compensation Committee on February 1, 1996.

         In February 1998, the Company entered into an employment agreement with Paul Siomkos, its then new Senior Vice President of Operations. The term of this employment agreement is four years. Such agreement provides for a base salary of $150,000 and that the amount of any incentive bonus be at the sole discretion of the Company. Mr. Siomkos receives an automobile allowance of $1,000 per month.

         In March 1999, the Company hired James McManus as the President and Chief Executive Officer of the Company's subsidiary, DistributedMedia.com, Inc. In conjunction therewith, the Company entered into a letter of employment which provides for a base annual salary of $120,000, annual 5% increases of his base salary, a guaranteed first year bonus of $70,000 and $50 per site installed with DMC's DBSS (digital broadcasting station system) during Mr. McManus' first year of employment.

D.       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended December 31, 1999, John McCloy, Stephen Carlquist and Sam Oolie served as members of the Compensation Committee of the Company's Board of Directors. Each of Messrs. McCloy, Carlquist and Oolie also served as members of the Board of Directors of NCT Audio since their respective appointments in 1997. Mr. Carlquist resigned as director of the Company and director of NCT Audio on September 23, 1999. Prior to his resignation, Mr. Carlquist was Chairman of the Compensation Committee.

         The Company and QSI entered into nine agreements from 1993 to 1997. The Company's relationship with QSI was terminated in fiscal 1999. See Item 12. - "Certain Relationships and Related Transactions" for further information.

         On January 26, 1999, Carole Salkind, an accredited investor and spouse of Mort Salkind, a director of the Company who resigned on January 19, 1999, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. During fiscal 1999, the Company received an aggregate of $3.0 million proceeds for the secured convertible notes. The Company received the remaining $1.0 million installment on March 27, 2000. See Item 12. - "Certain Relationships and Related Transactions" for further information.

E.       BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Mr. Haft has served as Chairman of the Company's Board of Directors since July 17, 1996 and has also served as Chairman of the Executive Committee of the Board of Directors. From November 1994 through July 1995, Mr. Haft was Chief Executive Officer of the Company. Mr. Haft continues to receive compensation from the Company. The total compensation paid by the Company to Mr. Haft in 1999, 1998 and 1997 was $85,500 ($12,500 of which was paid in shares of common stock of the Company in lieu of cash), $96,000 and $96,000, respectively. At the June 24, 1999 meeting of the Board of Directors, Mr. Haft's total compensation was reduced to an annual rate of $75,000 effective July 1, 1999. On February 1, 1999, Mr. Haft was re-granted a warrant to acquire 218,500 shares of common stock of the Company at an exercise price of $0.75. In addition, he was re-granted options under the Directors' Plan to acquire an aggregate of 538,500 shares of common stock as follows: 90,000 shares at an exercise price of $0.6875; 45,000 shares at an exercise price of $0.6562; 45,000 shares at an exercise price of $0.7187; and 358,500 shares at an exercise price of $0.75. These warrants and options are fully vested and expire February 1, 2004. These replacement grants were all at exercise prices in excess of the fair market value on the date re-granted. On April 13, 1999, Mr. Haft was granted an option under the 1992 Plan to acquire 100,000 shares of common stock at an exercise price of $0.41 per share, the fair market value of the stock on the grant date. The vesting requirements are as follows: 40% immediately and 30% on each of the first and second anniversaries of the date of grant. These options expire on April 13, 2009.

         Mr. Parrella has served as the Company's Chief Executive Officer since June 19, 1997 and has served as its President since July 1995. Mr. Parrella's base salary for 1999 was continued at the rate of $120,000 per annum, the same as his base salary in 1998 and 1997. Mr. Parrella also is eligible for a cash incentive bonus. As previously reported, in May 1995, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the then ongoing restructuring program, the Board of Directors awarded Mr. Parrella a cash bonus of 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships. Effective January 1,

1996, this percentage bonus arrangement was extended indefinitely until modified or terminated by the Company's Board of Directors. Under this percentage bonus arrangement during 1999, Mr. Parrella was paid a bonus of $168,678. Also in 1999, the Company paid Mr. Parrella a $22,008 annual automobile allowance and the Company paid the $5,918 annual premium for a $2.0 million personal life insurance policy on his behalf.

         Certain of Mr. Parrella's options and warrants which would have expired in 1999 were re-granted to him on February 1, 1999 as follows: a warrant for 862,500 shares at an exercise price of $0.75 per share and expiration date of February 1, 2004, an option under the 1987 Plan to acquire 250,000 shares of common stock at $0.50 per share and expiration date of February 1, 2004 and various options under the 1992 Plan aggregating 699,500 shares at prices ranging from $0.66562 to $0.75 with expiration date of February 1, 2004. The exercise price of all of Mr. Parrella's replacement grants exceeded the fair market value of the stock on the date of the new grants. On April 13, 1999, Mr. Parrella was granted an option under the 1992 Plan to purchase 5,000,000 shares of the Company's common stock. The exercise price is $0.41 per share which was the closing bid price of the Company's common stock on April 13, 1999, the date of grant. Vesting requirements are as follows: as to 800,000 shares, immediately; as to 600,000 shares, April 13, 2000; as to another 600,000 shares, April 13, 2001; as to 1,500,000 shares, after the first year of profitability; as to the remaining 1,500,000 shares, after the second year of profitability. Regardless of the vesting requirements, the options become exercisable after five years, or after April 13, 2004.

         The base salary of Mr. Hammond, as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, was $94,000 for 1999, the same as his salary in 1998 and 1997. On April 13, 1999, Mr. Hammond was elected to the additional offices of Treasurer and Assistant Secretary of the Company. In recognition of Mr. Hammond's efforts in connection with the Company's private placements of convertible preferred stock, generating other cash resources for the Company and other accomplishments, Mr. Hammond was awarded a cash bonus of $92,941 in 1999. Also in 1999, the Company paid Mr. Hammond a $12,000 annual automobile allowance. On February 1, 1999, a warrant for the purchase of 25,000 shares of common stock which had an expiration date in 1999, was re-granted with an expiration date of February 1, 2004 at an exercise price of $0.75. Such exercise price exceeded the fair market value of the common stock on the date of the replacement grant. On April 13, 1999, Mr. Hammond was granted an option to acquire 150,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 16% immediately, 12% on each of the first and second anniversaries of the date of grant, 30% after each of the first and second years of profitability of the Company, but in any case, all options become exercisable after the fifth anniversary.

         The base salary of Mr. Siomkos, as Senior Vice President, Operations, was $150,000. In addition, Mr. Siomkos was paid a $12,000 automobile allowance. Mr. Siomkos was granted an option to acquire 150,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 16% immediately, 12% on each of the first and second anniversaries of the date of grant, 30% after each of the first and second years of profitability of the Company, but in any case, all options become exercisable after the fifth anniversary.

         Mr. Lebovics joined the Company in February 1998 as Vice President, Worldwide Sales, at a base salary of $95,000. In addition to the salary, Mr. Lebovics received a non-refundable draw of $25,000 per annum. On July 15, 1998, Mr. Lebovics' base salary was increased to $120,000 and the non-refundable draw was also increased to $30,000 per annum. Mr. Lebovics was promoted to Senior Vice President, Global Sales in January 1999. Mr. Lebovics was granted an option to acquire 250,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 16% immediately, 12% on each of the first and second anniversaries of the date of grant, 30% after each of the first and second years of profitability of the Company, but in any case, all options become exercisable after the fifth anniversary.

         The base salary and guaranteed first year bonus of Mr. McManus, President and Chief Executive Officer of DMC, were established at $120,000 and $70,000, respectively. Mr. McManus was granted an option to acquire 250,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 40% immediately and 30% on each of the first and second anniversaries of the date of grant.

         Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the Named Executive Officers, the Compensation Committee did not deem it relevant or useful to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's development efforts by these officers; the absence, in certain instances, of any material increase in salary or other cash compensation for any of the past several years; the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies; and the Company's ability to provide them with adequate levels of remuneration either in cash or in securities. Accordingly, it is the opinion of the Committee that the above-described rates of compensation are reasonable in light of these factors and the financial condition of the Company.


                                                THE COMPENSATION COMMITTEE


                                                By:      /s/ SAM OOLIE
                                                         /s/ JOHN MCCLOY

         F.       PERFORMANCE GRAPH

         Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                 NCT GROUP, INC.
                              STOCK PERFORMANCE (1)

                                    [GRAPH]

         -----------------------------------------------------------------------------------------------
                                         12/31/94   12/31/95  12/31/96   12/31/97   12/31/98  12/31/99
         -----------------------------------------------------------------------------------------------
         NCT                                 100          83       54         150          37       18
         -----------------------------------------------------------------------------------------------
         NASDAQ Composite Index              100         141      174         213         300      546
         -----------------------------------------------------------------------------------------------
         NASDAQ Electronic Component
               Stock Index(2)                100         166      286         300         464      910
         -----------------------------------------------------------------------------------------------

(1) Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1994.

(2) The Company has selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System. Because the Company knows of no other publicly owned company whose business consists solely or primarily of the development, production and sale of systems for the cancellation or control of noise and vibration by electronic means and other applications of the Company's technology, it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
         AND MANAGEMENT

         The following table sets forth, as of March 31, 2000, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is (1) the holder of 5% or more of the common stock of the Company, (2) each person who presently serves as a director of the Company, (3) the five most highly compensated executive officers of the Company (including the Company's Chief Executive Officer) in the last fiscal year, and
(4) all executive officers and directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.

                                                             AMOUNT AND
                                                              NATURE OF                     APPROXIMATE
                                                             BENEFICIAL                     PERCENTAGE
                   NAME OF BENEFICIAL OWNER                 OWNERSHIP (1)                  OF CLASS (1)
          -------------------------------------------    --------------------             ----------------
          Jay M. Haft                                              1,982,681     (2)                    *
          Michael J. Parrella                                      7,645,888     (3)                 2.6%
          John J. McCloy                                           2,531,998     (4)                    *
          Sam Oolie                                                  999,813     (5)                    *
          Cy E. Hammond                                              586,718     (6)                    *
          Paul D. Siomkos                                            417,000     (7)                    *
          Irving M. Lebovics                                       1,160,517     (8)                    *
          James A. McManus                                           190,000     (9)                    *
          All Executive Officers and Directors as a
          Group (10 persons)                                      17,094,165    (10)                 5.8%
          Carole Salkind                                          33,934,805    (11)                11.1%

  *      Less than one percent.

(1) Assumes the exercise of currently exercisable options or warrants to purchase shares of common stock. The percentage of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants currently exercisable by that person, but that no other holder of options or warrants has exercised such options or warrants.

(2) Includes 218,500 shares issuable upon the exercise of currently exercisable warrants, 10,000 shares from a stock award granted by the Company and 1,653,500 shares issuable upon the exercise of currently exercisable options.

(3) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 6,774,500 shares issuable upon the exercise of currently exercisable options and 8,888 shares held in custody for Mr. Parrella's dependent children.

(4) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 5,000 shares from a stock award granted by the Company, 1,085,000 shares issuable upon the exercise of currently exercisable options and 300,000 shares held by the John J. McCloy II Family Trust for which the named person's spouse serves as trustee, shares as to which Mr. McCloy has no voting or investment power.

(5) Includes 25,000 shares from a stock award granted by the Company, 660,000 shares issuable upon the exercise of currently exercisable options, 75,000 shares owned by the named person's spouse, as to which Mr. Oolie has no voting or investment power, 20,000 shares owned by Oolie Enterprises, and 44,313 shares held by the Oolie Family Support Foundation.

(6) Includes 25,000 shares issuable upon the exercise of currently exercisable warrants and 586,718 shares issuable upon the exercise of currently exercisable options.

(7) Includes 417,000 shares issuable upon the exercise of currently exercisable options. In February 2000, Mr. Siomkos sold 100,000 shares of the Company's common stock which had been granted to him by the Company as a stock incentive award upon his employment in 1998.

(8) Includes 495,000 shares issuable upon the exercise of currently exercisable options and 590,517 shares owned jointly with his spouse. Irving Lebovics is married to Irene Lebovics who is also employed by the Company and serves as its Executive Vice President and Secretary. Mr. Lebovics disclaims beneficial ownership to the shares issuable to Ms. Lebovics upon the exercise of currently exercisable warrants and options.

(9) Includes 175,000 shares issuable upon the exercise of currently exercisable options and 10,000 shares owned by the named person's spouse, as to which Mr. McManus has no voting or investment power.

(10) Includes 2,169,750 shares issuable to 3 directors and 2 executive officers of the Company upon the exercise of currently exercisable warrants, 13,275,018 shares issuable to 10 persons upon the exercise of currently exercisable options, and 40,000 shares from stock awards issued by the Company to 3 directors. Excludes options to acquire 11,637,500 shares from the Company which are not presently exercisable but become exercisable over time by the 10 executive officers and directors of the Company as a group.

(11) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094. Includes 23,529,412 shares issuable upon the conversion of convertible secured notes calculated at a conversion price of $0.17 per share on the aggregate of four million dollars ($4,000,000) of convertible secured notes outstanding. Such beneficial ownership indicated herein is based on information contained in Form 13D/A filed by Ms. Salkind with the Securities and Exchange Commission on April 3, 2000. Excludes shares beneficially owned by Morton Salkind, Ms. Salkind's husband and a former director of the Company, as to which she has no voting or investment power.


ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A.       TRANSACTIONS WITH MANAGEMENT AND CERTAIN RELATIONSHIPS

         Between 1993 and 1994, the Company entered into five agreements with Quiet Power Systems, Inc. ("QSI"). Environmental Research Information, Inc. ("ERI") owns 33% of QSI, and Jay M. Haft, Chairman of the Board of Directors of the Company, owns another 2% of QSI. Michael J. Parrella, President and Chief Executive Officer of the Company, owns 12% of the outstanding capital of ERI and shares investment control over an additional 24% of its outstanding capital. In March 1995, the Company entered into a master agreement with QSI which granted QSI an exclusive worldwide license to market, sell and distribute various quieting products in the utility industry. Subsequently, the Company and QSI executed four letter agreements, primarily revising payment terms. On December 24, 1999, the Company executed a final agreement with QSI in which the Company agreed to write-off $239,000 of indebtedness owed by QSI in exchange for the return by QSI to the Company of its exclusive license to use NCT technology in various quieting products in the utility industry. Such amount, originally due on January 1, 1998, had been fully reserved by the Company.

B.       INDEBTEDNESS OF MANAGEMENT

         On January 26, 1999, Carole Salkind, an accredited investor and spouse of a former director of the Company, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note") for $1.0 million was signed on January 26, 1999, and the Company received the proceeds on January 28, 1999. The Note matures on January 25, 2001 and earns interest at the prime rate as published from time to time in The Wall Street Journal from its issue date until the

Note becomes due and payable. The Holder has the right at any time on or prior to the day the Note is paid in full to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999, of the Note and any future notes, is the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder agreed to purchase the remaining $3.0 million principal amount of the secured convertible notes on or before April 15, 2000, as extended. On various dates, the Holder purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of March 31, 2000, the Company had received proceeds aggregating $4.0 million from the Holder and had issued secured convertible notes with the same terms and conditions of the Note described above.

C.       COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% shareholders were complied with during the period from January 1, 1999 to December 31, 1999.


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses payable by the registrant with respect to the offering described in this registration statement:

               Securities and Exchange Commission
                   registration fee                                           $  7,412.14
               Legal Fees and expenses                                          10,000.00*
               Accounting fees and expenses                                     10,000.00*
               Miscellaneous expenses                                            2,587.86*
                                                                         -----------------
                                                              Total            $30,000.00*
                                                                         =================



* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article IX of the Registrant's Certificate of Incorporation provides as follows:

    (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

    (b) If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         See Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources" for a description of the Company's sales of unregistered securities during the year ended December 31, 1999.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) (1) FINANCIAL STATEMENTS. THE FOLLOWING FINANCIAL STATEMENTS ARE FILED AS PART OF THIS REGISTRATION STATEMENT FORM S-1.

Independent Auditors' Report

Consolidated Balance Sheets, as of December 31, 1998 and December 31, 1999

Consolidated Statements of Operations and Consolidated Statements of Comprehensive Loss, for the years ended December 31, 1997, 1998 and 1999

Consolidated Statements of Stockholders' Equity, for the years ended December 31, 1997, 1998 and 1999

Consolidated Statements of Cash Flows, for the years ended December 31, 1997, 1998 and 1999

Notes to Financial Statements

(a)    (2)   FINANCIAL STATEMENT SCHEDULES.

Report of Independent Auditors with Respect to Schedule.

Schedule II.  Valuation and Qualifying Accounts.

Other financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the consolidated financial statements filed or notes thereto.

(a)   (3)   EXHIBITS.

The exhibits listed on the accompanying Index to Exhibits are filed as part of this Registration Statement on Form S-1.

                                 NCT GROUP, INC.
                                INDEX TO EXHIBITS
                                  ITEM 14(a)(3)

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT


         2(a) Stock Purchase Agreement dated August 21, 1998, among the Company, Advancel Logic Corporation and the Holders of the Outstanding Capital Stock of Advancel Logic Corporation, incorporated by reference to Exhibit 2 of the Company's Registration Statement on Form S-3 (Registration No. 333-64967) filed on September 30, 1998, as amended by Amendment No. 1 thereto filed on October 30, 1998.

         3(a) Restated Certificate of Incorporation of the Company filed in the Office of the Secretary of State of the State of Delaware on September 23, 1996, incorporated herein by reference to
                  Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

         3(b) Certificate of Amendment of the Restated Certificate of Incorporation of the Company filed in the Office of the Secretary of State of the State of Delaware on June 20, 1997, incorporated by reference to Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

*        3(c)     Certificate of Amendment of the Restated Certificate of
                  Incorporation of the Company filed in the Office of the Secretary of State of the State of Delaware on October 21,
                  1998.

         3(d) Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of the Company filed in the Office of the Secretary of State of the State of Delaware on October 29, 1997, incorporated by reference to Exhibit 3(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

         3(e) Certificate of Increase in the Number of Shares in the Series C Convertible Preferred Stock of the Company filed in the Office of the Secretary of State of the State of Delaware on November 14, 1997, incorporated by reference to Exhibit 3(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

         3(f) Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock of the Company filed in the Office of the Secretary of State of the State of Delaware on July 24, 1998, incorporated by reference to Exhibit 4 of the Company's Registration Statement on Form S-3 (Registration No. 333-64967) filed on September 30, 1998, as amended by Amendment No. 1 thereto filed on October 20, 1998.

         3(g)     By-laws of the Company, incorporated herein by reference to
                  Exhibit 3(b) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

         3(h) Certificate of Amendment of the Restated Certificate of Incorporation of the Company filed in the Office of the Secretary of the State of Delaware on July 29, 1999, incorporated herein by reference to Exhibit 3(h) to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999.

         4(a) Warrant to purchase 125,000 shares of common stock of the Company at a purchase price of $.20 per share issued to John
                  J. McCloy II, incorporated herein by reference to Exhibit 4(a) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

         4(b) Warrant #BW-1-R to purchase 862,500 shares of common stock of the Company at a purchase price of $.75 per share issued to John J. McCloy II, incorporated herein by reference to Exhibit 4(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         4(c) Warrant #BW-2-R to purchase 862,500 shares of common stock of the Company at a purchase price of $.75 per share issued to Michael J. Parrella, incorporated herein by reference to
                  Exhibit 4(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         4(d) Warrant #BW-4-R to purchase 201,250 shares of common stock of the Company at a purchase price of $.75 per share issued to Irene Lebovics, incorporated herein by reference to Exhibit 4(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         4(e) Warrant #BW-9-R and #BW-46-R to purchase 218,500 shares of common stock of the Company at a purchase price of $.75 per share issued to Jay M. Haft, incorporated herein by reference to Exhibit 4(e) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         4(f) Secretary's Certificate dated March 20, 1998, as to a two (2) year extension of the expiration dates of the Warrants described in 4(b), (c), (d) and (e) above, incorporated herein by reference to Exhibit 4(f) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

         4(g) Warrant Agreement, dated as of January 20, 1988, between the Company and American Stock Transfer Company, as Warrant Agent, relating to certain warrants to purchase common stock of the Company at a price of $.40 per share issued to Sam Oolie, Oolie Enterprises, John J. McCloy II, and Michael J. Parrella, incorporated herein by reference to Exhibit 4(g) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

*        4(h)     Certificate of Designations, Preferences and Rights of
                  Series E Convertible Preferred Stock of the Company filed in the Office of the Secretary of State of the State of Delaware on December 24, 1998.

         4(i) Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock of the Company filed in the Office of the Secretary of the State of Delaware on September 8, 1999.

         4(j) Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock of the Company filed in the Office of the Secretary of the State of Delaware on January 27, 2000.

         4(k) Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock of the Company filed in the Office of the Secretary of the State of Delaware on March 6, 2000.

         4(l) Corrected Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock of the Company filed in the Office of the Secretary of the State of Delaware on March 10, 2000.

**      10(a)     1987 Incentive Stock Option Plan, incorporated herein by
                  reference to Exhibit 10(b) to Amendment No. 1 on Form S-1 to the Company's Registration Statement on Form S-18
                  (Registration No. 33-19926).

**      10(b)     Stock Option Agreement, dated as of February 26, 1987, between the Company and John J. McCloy II, incorporated herein by reference to Exhibit 10(b) to Amendment No. 1 to the Company's
                  Annual Report on Form 10-K for the fiscal year ended December
                  31, 1991.

**      10(c)     Stock Option Agreement, dated as of February 26, 1987, between the Company and Michael J. Parrella, incorporated herein by reference to Exhibit 10(c) to Amendment No. 1 to the Company's
                  Annual Report on Form 10-K for the fiscal year ended December
                  31, 1991.

**      10(d)     Stock Option Agreement, dated as of February 26, 1987, between the Company and Sam Oolie, incorporated herein by reference to
                  Exhibit 10(d) to Amendment No. 1 to the Company's Annual
                  Report on Form 10-K for the fiscal year ended December
                  31, 1991.

**      10(e)     Stock Option Agreement, dated as of June 17, 1987, between the
                  Company and John J. McCloy II, incorporated herein by reference to Exhibit 10(f) to Amendment No. 1 to the Company's
                  Annual Report on Form 10-K for the fiscal year ended December
                  31, 1991.

**      10(f)     Stock Option Agreement, dated as of March 29, 1990, between the Company and Jay M. Haft, incorporated herein by reference to Exhibit 10(m) to Amendment No. 1 to the Company's Annual
                  Report on Form 10-K for the fiscal year ended December
                  31, 1991.

       10(g) Lease, dated December 20, 1991, between West Nursery Land Holding Limited Partnership ("West Nursery") and the Company, as amended by a letter amendment, dated December 20, 1991, between West Nursery and the Company, incorporated herein by reference to Exhibit 10(u) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

       10(h) Lease, dated February 26, 1991, between West Nursery and the Company, as amended by a letter amendment, dated February 26, 1991, between West Nursery and the Company, incorporated herein by reference to Exhibit 10(v) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

       10(i) Lease (undated), between West Nursery and the Company, as amended by a letter amendment, dated April 23, 1990, between West Nursery and the Company, incorporated herein by reference to Exhibit 10(w) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991;

       10(j) Agreement, dated March 4, 1991, between West Nursery and the Company as amended by the First Amendment of Agreement, dated December 20, 1991, between West Nursery and the Company, incorporated herein by reference to Exhibit 10(x) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

       10(k) Patent Assignment Agreement, dated as of June 21, 1989, among George B.B. Chaplin, Sound Alternators Limited, the Company, Active Noise and Vibration Technologies, Inc. and Chaplin Patents Holding Co., Inc., incorporated herein by reference to
                  Exhibit 10(aa) to Amendment No. 2 on Form S-1 to the Company's Registration Statement on Form S-18 (Registration No. 33-19926).

       10(l) Joint Venture and Partnership Agreement, dated as of November 8, 1989, among the Company, Walker Manufacturing Company, a division of Tenneco, Walker Electronic Mufflers, Inc. and NCT Muffler, Inc., incorporated herein by reference to Exhibit
                  (c)(1) to the Company's Current Report on Form 8-K, dated November 8, 1989, as amended on Form 8, dated January 24, 1990.

       10(l)(1) Letter Agreement between Tenneco Automotive, a division of Tennessee Gas Pipeline Company, and the Company dated November 22, 1993, incorporated herein by reference to Exhibit 10(a) to the Company's Current Report on Form 8-K dated November 22, 1993.

       10(l)(2) Stock Purchase Agreement between Tenneco Automotive, a division of Tennessee Gas Pipeline Company, and the Company dated December 14, 1993, incorporated herein by reference to
                  Exhibit 10(b) to the Company's Current Report on Form 8-K dated November 24, 1993.

       10(l)(3) Transfer Agreement among Walker Manufacturing Company a division of Tennessee Gas Pipeline Company, Walker Electronic Mufflers, Inc., the Company, NCT Muffler, Inc., Chaplin Patents Holding Co., Inc. and Walker Noise Cancellation Technologies dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(3) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

       10(l)(4) License Agreement between Chaplin Patents Holding Co., Inc. and Walker Electronic Mufflers, Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(4) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

       10(l)(5) License Agreement between the Company and Walker Electronic Mufflers, Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(5) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

       10(l)(6) Support, Research and Development Agreement among Walker Electronic Mufflers, Inc., the Company, NCT Muffler, Inc. and Chaplin Patents Holding Co., Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(6) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

       10(l)(7) Mutual Limited Release by (i) the Company, NCT Muffler, Inc. and Chaplin Patent Holding Co., Inc. and (ii) Tennessee Gas Pipeline Company and Walker Electronic Mufflers, Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(7) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

       10(m) Technical Assistance and License Agreement, dated March 25, 1991, among the Company, Foster Electric Co., Ltd. and Foster/NCT Headsets International Ltd., incorporated herein by reference to Exhibit 10(nn) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.***

       10(m)(1) Amendment, dated April 16, 1991, to Technical Assistance and License Agreement, dated March 25, 1991, among the Company, Foster Electric Co., Ltd. and Foster/NCT Headsets International Ltd., incorporated herein by reference to
                  Exhibit 10(nn)(1) to Amendment No. 5 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

       10(m)(2) Letter Agreement between Foster Electric Co., Ltd. and the Company dated November 22, 1993, incorporated herein by reference to Exhibit 10(b) to the Company's Current Report on Form 8-K dated November 22, 1993.

       10(m)(3) Letter agreement among Foster Electric Co., Ltd., Foster NCT Headsets International, Ltd. and the Company dated July 28, 1995, incorporated herein by reference to Exhibit 10(a) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

       10(n) Joint Development Cooperation Agreement, dated June 28, 1991, between AB Electrolux and the Company, incorporated herein by reference to Exhibit 10(oo) to Amendment No. 3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.***

       10(n)(1) Amendments to the Joint Development Cooperation Agreement, dated June 28, 1991, between AB Electrolux and the Company as set forth in the First Amendment to Joint Development Cooperation Agreement, dated September 1, 1993, between AB Electrolux and the Company, incorporated herein by reference to Exhibit 10(z)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.***

       10(n)(2) Second Amendment to Joint Development Cooperation Agreement, dated January, 1994 between AB Electrolux and the Company, incorporated herein by reference to the Exhibit 10(z)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

       10(o) Letter Agreement, dated March 19, 1992, between Siemens Medical Systems, Inc. and NCT Medical Systems, Inc., incorporated herein by reference to Exhibit 10(pp) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

       10(o)(1) OEM Agreement between the Company and Siemens AG dated November 24, 1993, incorporated herein by reference to Exhibit 10(a) to the Company's Current Report on Form 8-K dated November 24, 1993.

**     10(p)      Noise Cancellation Technologies, Inc. Stock Incentive Plan (as
                  adopted April 14, 1993, and amended through August 16, 1996), incorporated herein by reference to Exhibit 4 to the Company's
                  Registration Statement on Form S-8 filed with the Securities &
                  Exchange Commission on August 30, 1996 (Reg. No. 333-11213).

       10(q) Master Agreement between Noise Cancellation Technologies, Inc. and Quiet Power Systems, Inc. dated March 27, 1995, incorporated herein by reference to Exhibit 10(a) of the Company's Current Report on Form 8-K filed with the Securities and Exchange commission on August 4, 1995.

       10(q)(1) Letter Agreement between Noise Cancellation Technologies, Inc. and QuietPower Systems, Inc. dated April 21, 1995, incorporated herein by reference to Exhibit 10(b) of the Company's Current Report on Form 8-K filed August 4, 1995.

       10(q)(2) Letter Agreement between Noise Cancellation Technologies, Inc. and QuietPower Systems, Inc. dated May 21, 1996, incorporated herein by reference to Exhibit 10(q)(2) of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

       10(q)(3) Letter Agreement between Noise Cancellation Technologies, Inc. and QuietPower Systems, Inc. dated April 9, 1997, incorporated herein by reference to Exhibit 10(q)(3) of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

       10(r) Asset Purchase Agreement, dated September 16, 1994, between Active Noise and Vibration Technologies, Inc. and the Company, incorporated herein by reference to Exhibit 2 to the Company's Current Report on Form 8-K filed September 19, 1994.

**     10(s)      Noise Cancellation Technologies, Inc. Option Plan for Certain
                  Directors (as adopted November 15, 1994 and amended through
                  August 16, 1996), incorporated herein by reference to Exhibit
                  4 to the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 30, 1996
                  (Reg. No. 333-11209).

       10(t) Variation of Teaming Agreement between Noise Cancellation Technologies, Inc. and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(c) of the Company's Current Report on Form 8-K filed August 4, 1995.

       10(t)(1) Agreement for Sale and Purchase of Part of the Business and Certain Assets among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(d) of the Company's Current Report on Form 8-K filed August 4, 1995.

       10(t)(2) Patent License Agreement among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(e) of the Company's Current Report on Form 8-K filed August 4, 1995.

       10(t)(3) License Agreement between Chaplin Patents Holding Co., Inc. and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(f) of the Company's Current Report on Form 8-K filed August 4, 1995.

       10(t)(4) Patent Sub-License Agreement among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated May 15, 1995, incorporated herein by reference to Exhibit 10(g) of the Company's Current Report on Form 8-K filed August 4, 1995.

**     10(u)      Agreement among Noise Cancellation Technologies, Inc., Noise
                  Cancellation Technologies (UK) Limited, Dr. Andrew John
                  Langley, Dr. Graham Paul Eatwell and Dr. Colin Fraser Ross dated April 6, 1995, incorporated herein by reference to
                  Exhibit 10(h) of the Company's Current Report on Form 8-K filed August 4, 1995.

       10(v) Securities Purchase Agreement dated April 8, 1996, by and among the Company and Kingdon Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV, together with Exhibit A-1 thereto, Form of Secured Convertible Note and Exhibit A-2 thereto, Registration Rights Agreement, incorporated herein by reference to Exhibit 10(a) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

       10(v)(1) Security Agreement dated April 10, 1996, between the Company and Kingdon Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV, dated August 13, 1996, incorporated herein by reference to Exhibit 10(b) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

       10(v)(2) Notices of Exercise of Options to Purchase common stock by Kingdon Associates, L.P., Kingdon Partners, L.P., and M. Kingdon Offshore,NV, dated August 13, 1996, incorporated by reference to Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

       10(v)(3) Notices of Conversion of Secured Convertible Notes by Kingdon Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV, dated August 13, 1996, incorporated herein by reference to Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

       10(w)(1) Cross License Agreement dated April 15, 1997, among Verity Group plc, New Transducers Limited and Noise Cancellation Technologies, Inc., incorporated by reference to Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.***

       10(w)(2) Security Deed dated April 14, 1997, from Noise Cancellation Technologies, Inc. to Verity Group plc, incorporated by reference to Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

       10(w)(3) Common Stock Purchase Option dated April 15, 1997, from Noise Cancellation Technologies, Inc. to Verity Group plc, incorporated by reference to Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

       10(w)(4) Letter Agreement dated April 17, 1997, from Noise Cancellation Technologies, Inc. to Verity Group plc, incorporated by reference to Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

       10(x)(1) New Cross License Agreement dated September 27, 1997, among Verity Group plc, New Transducers Limited, Noise Cancellation Technologies, Inc. and NCT Audio Products, Inc., incorporated by reference to Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

       10(x)(2) Master License Agreement dated September 27, 1997, between New Transducers Limited and NCT Audio Products, Inc., incorporated by reference to Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

       10(x)(3) Letter Agreement dated September 27, 1997, from Noise Cancellation Technologies, Inc. to Verity Group plc, incorporated by reference to Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

       10(x)(4) License Agreement dated September 4, 1997, between Noise Cancellation Technologies, Inc. and NCT Audio Products, Inc., incorporated by reference to Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

       10(y) License Agreement dated July 15, 1998, between the Company and NCT Hearing Products, Inc., incorporated by reference to
                  Exhibit 10 of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

       10(z) License Agreement dated January 25, 1999, between NCT Group, Inc. and DistributedMedia.com, Inc., incorporated by reference to Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.
       10(aa) Securities Exchange Agreement, dated as of October 9, 1999, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A. incorporated by reference to Exhibit 10(a) of the Company's Current Report on Form 8-K filed on January 12, 2000.

       10(ab) Registration Rights Agreement, dated as of October 9, 1999, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A. incorporated by reference to Exhibit 10(b) of the Company's Current Report on Form 8-K filed on January 12, 2000.

       10(ac) Securities Purchase Agreement, dated as of December 27, 1999, among the Company, Austost Anstalt Schaan, Balmore Funds, S.A. and Nesher, Inc. incorporated by reference to Exhibit 10(c) of the Company's Current Report on Form 8-K filed on January 12, 2000.

       10(ad) Registration Rights Agreement, dated as of December 27, 1999, among the Company, Austost Anstalt Schaan, Balmore Funds, S.A.. Nesher, Inc. and Libra Finance S.A. incorporated by reference to Exhibit 10(d) of the Company's Current Report on Form 8-K filed on January 12, 2000.

       10(ae) Amendment No. 1 to the Securities Exchange Agreement, dated as of March 7, 2000, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A.

       10(af) Letter Agreements dated December 1, 1999, between the Company and holders of Series F Preferred Stock: Atlantis Capital Fund; Canadian Advantage Limited Partners; Dominion Capital Fund, Ltd.; The Endeavour Capital Fund, S.A.; and Sovereign Partners, LP.

*      21         Subsidiaries

       23(a)      Consent of Richard A. Eisner & Company, LLP

       23(b)      Consent of Peters Elworthy & Moore, Chartered Accountants.

*      27         Financial Data Schedule.

*      99(a)      Letter from Peters Elworthy & Moore, Chartered Accountants, to
                  Noise Cancellation Technologies, Inc. regarding audited financial statements of the Company's U.K. subsidiaries and reports of Peters Elworthy & Moore, Chartered Accountants, on their audits of such financial statements as at December 31, 1998 and for the year ended December 31, 1998.

       99(b) Letter from Peters Elworthy & Moore, Chartered Accountants, to Noise Cancellation Technologies, Inc. regarding audited financial statements of the Company's U.K. subsidiaries and reports of Peters Elworthy & Moore, Chartered Accountants, on their audits of such financial statements as at December 31, 1997 and for the year ended December 31, 1997, incorporated by reference to Exhibit 99(a) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

       99(c) Letter from Peters Elworthy & Moore, Chartered Accountants, to Noise Cancellation Technologies, Inc. regarding audited financial statements of the Company's U.K. subsidiaries and reports of Peters Elworthy & Moore, Chartered Accountants, on their audits of such financial statements as at December 31, 1996 and for the year ended December 31, 1996, incorporated by reference to Exhibit 99(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

*      99(d)      Letter from Peters Elworthy & Moore, Chartered Accountants, to
                  Noise Cancellation Technologies, Inc. regarding confirmation that the accounts of the Company's U.K. subsidiaries for the year ended December 31, 1998 were audited under auditing standards substantially similar to US General Accepted
                  Auditing Standards.

       99(e) Letter from Peters Elworthy & Moore, Chartered Accountants, to Noise Cancellation Technologies, Inc. regarding confirmation that the accounts of the Company's U.K. subsidiaries for the year ended December 31, 1997 were audited under auditing standards substantially similar to US General Accepted Auditing Standards, incorporated by reference to Exhibit 99(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

       99(f) Employment Agreement by and between the Company and Paul D. Siomkos, dated February 26, 1998, incorporated by reference to
                  Exhibit 99 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998.

*      99(g)      Letter from Peters Elworthy & Moore, Chartered Accountants, to Noise Cancellation Technologies, Inc. regarding confirmation that the accounts for the year ended December 31, 1996 were audited under auditing standards substantially similar to US General Accepted Auditing Standards.

       99(h) Term Sheet Litigation Settlement dated as of October 9, 1999, by and among NCT Group, Inc., NCT Audio Products, Inc., Austost Anstalt Schaan, Balmore Funds, S.A. and LH Financial.

       99(i) Term Sheet dated as of March 6, 2000, among NCT Group, Inc., NCT Hearing Products, Inc. and Pro Tech Communications, Inc.

-----------------------

* Filed with the Company's Annual Report on form 10-K for its fiscal year ended December 31, 1998.

** Pertains to a management contract or compensation plan or arrangement.

*** Confidential treatment requested for portions of this document. Such portions have been omitted from the document and identified by asterisks. Such portions also have been filed separately with the Commission pursuant to the Company's application for confidential treatment.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
NCT Group, Inc.

We have audited the accompanying consolidated balance sheets of NCT Group, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997, 1998 and 1999 financial statements of the Company's two foreign subsidiaries. These subsidiaries accounted for revenues of approximately $67,000, $28,000 and $4,000 for the years ended December 31, 1997, 1998 and
1999, respectively, and assets of approximately $301,000, $218,000 and $164,000 as of December 31, 1997, 1998 and 1999, respectively. These statements were audited by other auditors whose reports have been furnished to us, one of which contained a paragraph on the subsidiary's dependence on NCT Group, Inc. for continued financial support. Our opinion, insofar as it relates to the amounts included for these entities, is based solely on the reports of the other auditors.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of NCT Group, Inc. and subsidiaries as of December 31, 1998 and 1999 and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not been able to generate sufficient cash flow from operating activities to sustain its operations and since it has incurred net losses since inception and has a working capital deficiency, it has been and continues to be dependent on equity financing and joint venture arrangements to support its business efforts. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RICHARD A. EISNER & COMPANY, LLP
New York, New York
February 25, 2000


With respect to Note 11
March 7, 2000

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands)

                                                                                      December 31,
                                                                                 1998             1999
                                                                              -----------      ------------
                             ASSETS (Note 8)
Current assets:
     Cash and cash equivalents                                                 $     529         $   1,126
     Restricted cash                                                                   -               667
     Accounts receivable, net                                                        716               237
     Inventories, net of reserves                                                  3,320             2,265
     Other current assets                                                            185               152
                                                                               ---------         ---------
                    Total current assets                                       $   4,750         $   4,447


Property and equipment, net                                                          997               449
Goodwill, net                                                                      1,506             3,497
Patent rights and other intangibles, net                                           2,881             2,296
Other assets                                                                       5,331             2,688
                                                                               ---------         ---------
                                                                                  15,465         $  13,377
                                                                               =========         =========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                          $   3,226         $   3,647
     Accrued expenses                                                              1,714             3,189
     Accrued payroll, taxes and related expenses                                     241                64
     Customers' advances                                                               -                21
     Other liabilities                                                               756               807
                                                                               ---------         ---------
                    Total current liabilities                                  $   5,937         $   7,728
                                                                               ---------         ---------

Convertible notes and accrued interest                                         $       -         $   4,107
                                                                               ---------         ---------
Commitments and contingencies

Minority interest in consolidated subsidiary
     Preferred stock, $.10 par value, 1,000 shares authorized;  60 and 3 shares issued and outstanding, respectively
     (redemption amount $6,102,110 and $317,162, respectively)                 $   6,102         $     317
                                                                               ---------         ---------
Common stock subject to resale guarantee                                       $       -         $   1,592
                                                                               ---------         ---------
Stockholders' equity:
Preferred stock, $.10 par value, 10,000,000 shares authorized
     Series C issued and outstanding 700 and 0 shares, respectively
     (redemption amount $731,222 and $0,  respectively)                        $     702         $       -
     Series D issued and outstanding 6,000 and 0 shares, respectively
     (redemption amount $6,102,110 and $0,  respectively)                          5,240                 -
     Series E issued and outstanding 10,580 and 0 shares, respectively
     (redemption amount $10,582,319 and $0,  respectively)                         3,298                 -
     Series F issued and outstanding 0 and 4,715 shares respectively
     (redemption amount $0 and $4,789,407,  respectively)                              -             2,790
Common stock, $.01 par value, authorized: 255,000,000 and 325,000,000 shares, respectively; issued: 156,337,316 and 268,770,739 shares,
respectively                                                                       1,563             2,688
Additional paid-in-capital                                                       107,483           130,865
Accumulated deficit                                                             (107,704)         (131,475)
Other comprehensive loss:
     Cumulative translation adjustment                                                45                65
Stock subscriptions receivable                                                    (4,000)           (1,000)
Unearned portion of compensatory stock, warrants and options                        (238)              (55)
Expenses to be paid with common stock                                                  -            (1,282)
Treasury stock (6,078,065 shares of common stock)                                 (2,963)           (2,963)
                                                                               ---------         ---------
                    Total stockholders' equity                                 $   3,426         $    (367)
                                                                               ---------         ---------
                                                                               $  15,465         $  13,377
                                                                               =========         =========

See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

                                                                            Years ended December 31,
                                                                      1997            1998            1999
                                                                  ------------    ------------    -----------
REVENUES:
     Technology licensing fees and royalties                       $     3,630     $       802      $  3,552
     Product sales, net                                                  1,720           2,097         2,208
     Engineering and development services                                  368             425         1,303
                                                                  ------------    ------------    -----------
          Total revenues                                           $     5,718     $     3,324      $  7,063
                                                                  ------------    ------------    -----------
COSTS AND EXPENSES:
     Costs of product sales                                        $     2,271     $     2,235      $  2,767
     Costs of engineering and development services                         316             275         2,216
     Selling, general and administrative                                 5,217          11,238        11,801
     Research and development                                            6,235           7,220         6,223
     Write down of investment in unconsolidated affiliate                    -               -         2,385
     Reserve for promissory notes and pre-acquisition costs                  -               -         1,788
     Impairment of goodwill                                                  -               -         3,125
     Provision for doubtful accounts                                       130             232            77
     Other (income) expense                                                  -          (3,264)         (100)
     Interest expense (includes $1,420 and $204 of discounts
     on beneficial conversion feature on convertible debt
     in 1997 and 1999)                                                   1,514               9           578
     Interest income                                                      (117)           (438)          (26)
                                                                  ------------    ------------    -----------
          Total costs and expenses                                 $    15,566     $    17,507      $ 30,834
                                                                  ------------    ------------    -----------

NET (LOSS)                                                         $    (9,848)       $(14,183)     $(23,771)

     Preferred stock beneficial conversion feature                       1,623           3,200        10,567
     Accretion of difference between carrying amounts and
       Redemption amount of redeemable preferred stock                     285             485           494
                                                                  ------------    ------------    -----------
NET (LOSS) ATTRIBUTABLE TO
  COMMON STOCKHOLDERS                                              $   (11,756)    $   (17,868)     $(34,832)
                                                                  ============    ============    ===========
Weighted average number of common shares outstanding                   124,101         143,855       190,384
                                                                  ============    ============    ===========
BASIC AND DILUTED NET LOSS PER COMMON SHARE                        $     (0.09)    $     (0.12)     $  (0.18)
                                                                  ============    ============    ===========

See notes to Financial Statements.


NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

                                                                            Years ended December 31,
                                                                      1997            1998            1999
                                                                   ------------    ------------    -----------
NET (LOSS)                                                           $ (9,848)      $ (14,183)      $ (23,771)

Other comprehensive income/(loss)
  Currency translation adjustment                                         (23)            (74)             20
                                                                   ------------    ------------    -----------

COMPREHENSIVE (LOSS)                                                 $ (9,871)      $ (14,257)      $ (23,751)
                                                                   ============    ============    ===========

See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(In thousands of dollars and shares)


                                                           Series C                  Series D                   Series E
                                                          Convertible               Convertible                Convertible
                                                        Preferred Stock           Preferred Stock            Preferred Stock
                                                     ----------------------    ----------------------     ----------------------
                                                     Shares        Amount       Shares       Amount       Shares        Amount
                                                    --------     ---------    ---------    ---------     --------     ---------
Balance at December 31, 1996                               -     $       -            -    $       -            -     $       -

Sale of common stock                                       -             -            -            -            -             -
Shares issued upon exercise of warrants &
  options                                                  -             -            -            -            -             -
Sale of Series C preferred stock, less
   expenses of $1,387                                     13        11,863            -            -            -             -
Discount on beneficial corsion price to
   preferred shareholders                                  -        (3,313)           -            -            -             -
   Accretion and amortization of discount
   on beneficial conversion
   price to preferred shareholders                         -         1,908            -            -            -             -
Sale of subsidiary common stock, less
  expenses of $65                                          -             -            -            -            -             -
Common stock issued upon conversion of
   convertible debt less expenses of $168                  -             -            -            -            -             -
Net loss                                                   -             -            -            -            -             -
Currency translation adjustment                            -             -            -            -            -             -
Restricted shares issued for Directors'
   compensation                                            -             -            -            -            -             -
Warrant issued in conjunction with
   convertible debt                                        -             -            -            -            -             -
Compensatory stock options and warrants                    -             -            -            -            -             -
                                                 ------------   -----------   -----------  -----------  ------------   ----------
Balance at December 31, 1997                              13     $  10,458            -    $       -            -     $       -

Shares issued in consideration for patent
   rights                                                  -             -            -            -            -             -
Return of shares for subscription
  receivable                                               -             -            -            -            -             -
Conversion of Series C preferred stock,
   less expenses of $53                                   (12)      (11,726)          -            -            2         1,577
   Accretion and amortization of discount
   on beneficial conversion
   price to preferred shareholders                         -         1,970            -            -            -             -
Offering of Series A preferred stock in
   subsidiary                                              -             -            -            -            -             -
   Discount on beneficial conversion price
   to preferred shareholders                               -             -            -            -            -             -
   Accretion and amortization of discount
   on beneficial conversion
   price to preferred shareholders                         -             -            -            -            -             -
Sale of Series D preferred stock, less
   expenses of $862                                        -             -            6        5,138            -             -
   Discount on beneficial conversion price
   to preferred shareholders                               -             -            -         (673)           -             -
   Accretion and amortization of discount
   on beneficial conversion
   price to preferred shareholders                         -             -            -          775            -             -
Sale of Series E preferred stock                           -             -            -            -            9         4,735
   Discount on beneficial conversion price
   to preferred shareholders                               -             -            -            -            -        (3,179)
   Accretion and amortization of discount
   on beneficial conversion
    price to preferred shareholders                        -             -            -            -            -           165
Exchange of subsidiary common stock for
   parent common stock                                     -             -            -            -            -             -
Payment of stock subscription receivable                   -             -            -            -            -             -
Repurchase of common shares                                -             -            -            -            -             -
Acquisition of Advancel, less expenses of
   $24                                                     -             -            -            -            -             -
Other                                                      -             -            -            -            -             -
Net Loss                                                   -             -            -            -            -             -
Currency translation adjustment                            -             -            -            -            -             -
Restricted shares issued for compensation                  -             -            -            -            -             -
Compensatory stock options and warrants                    -             -            -            -            -             -
                                                 ------------   -----------   -----------  -----------  ------------   ----------
Balance at December 31, 1998                               1       $   702            6       $5,240           11     $   3,298

Sale of common stock, less expenses of $17                 -             -            -            -            -             -
   Less common stock subject to resale                     -             -            -            -            -             -
Conversion of Series C preferred stock                    (1)         (730)           -            -            -             -
   Accretion and amortization of discount
   on beneficial conversion
    price to preferred shareholders                        -            28            -            -            -             -
Exchange of Series A preferred stock in
   subsidiary                                              -             -            -            -            -             -
   Accretion and amortization of discount
   on beneficial conversion
    price to preferred shareholders                        -             -            -            -            -             -
Conversion of Series D preferred stock                     -             -           (6)      (5,273)           -             -
   Accretion and amortization of discount
   on beneficial conversion
    price to preferred shareholders                        -             -            -           33            -             -
Sale of Series E preferred stock, less
   expenses of $487                                        -             -            -            -            2          (487)
   Conversion of Series E preferred stock                  -             -            -            -           (4)       (2,443)
   Exchange of Series E preferred stock
   for license fees                                        -             -            -            -           (9)       (3,631)
   Discount on beneficial conversion price
   to preferred shareholders                               -             -            -            -            -        (2,666)
   Accretion and amortization of discount
   on beneficial conversion
    price to preferred shareholders                        -             -            -            -            -         5,929
Sale of Series F preferred stock, less
   expenses of $104                                        -             -            -            -            -             -
   Conversion of Series F preferred stock                  -             -            -            -            -             -
   Exchange of Series F preferred stock
   for license fees                                        -             -            -            -            -             -
   Discount on beneficial conversion price
   to preferred shareholders                               -             -            -            -            -             -
   Accretion and amortization of discount
   on beneficial conversion
    price to preferred shareholders                        -             -            -            -            -             -
Exchange of subsidiary common stock for
   parent common stock                                     -             -            -            -            -             -
Shares issued in consideration for patent
   rights                                                  -             -            -            -            -             -
Shares issued for settlement
   obligations/prepayments                                 -             -            -            -            -             -
   Less common stock subject to resale                     -             -            -            -            -             -
Warrant issued in conjunction with
   convertible debt                                        -             -            -            -            -             -
Beneficial conversion feature on
   convertible note                                        -             -            -            -            -             -
Net loss                                                   -             -            -            -            -             -
Currency translation adjustment                            -             -            -            -            -             -
Shares issued upon exercise of warrants &
   options                                                 -             -            -            -            -             -
Compensatory stock options and warrants                    -             -            -            -            -             -
                                                 ------------   -----------   -----------  -----------  ------------   ----------
Balance at December 31, 1999                               -     $       -            -    $       -            -     $       -
                                                 ============   ===========   ===========  ===========  ============   ==========


See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(In thousands of dollars and shares)

                                                   Series F                                       Additional   Accumu-
                                                  Convertible                                     Paid-In       lated
                                                Preferred Stock                                   Capital      Deficit
                                                                                                  --------     ---------
                                                                           Common Stock
                                             ----------------------    ----------------------
                                             Shares        Amount       Shares       Amount
                                             --------     ---------    ---------    ---------
Balance at December 31, 1996                       -       $     -      111,615       $1,116      $85,025      $ (83,673)

Sale of common stock                               -             -        2,857           29          471             -
Shares issued upon exercise of warrants &
  options                                          -             -        1,996           20        1,115             -
Sale of Series C preferred stock, less
  expenses of $1,387                               -             -            -            -            -             -
Discount on beneficial conversion price to
  preferred shareholders                           -             -            -            -        3,313             -
  Accretion and amortization of discount
  on beneficial conversion
  price to preferred shareholders                  -             -            -            -       (1,908)            -
Sale of subsidiary common stock, less
  expenses of $65                                  -             -            -            -        3,573             -
Common stock issued upon conversion of
  convertible debt less expenses of $168           -             -       16,683          167        4,714             -
Net loss                                           -             -            -            -            -        (9,848)
Currency translation adjustment                    -             -            -            -            -             -
Restricted shares issued for Directors'
  compensation                                     -             -           10            -            2             -
Warrant issued in conjunction with
  convertible debt                                 -             -            -            -           34             -
Compensatory stock options and warrants            -             -            -            -           40             -
                                             --------     ---------    ---------    ---------   ---------     ---------
Balance at December 31, 1997                       -       $     -      133,161       $1,332      $96,379     $ (93,521)


Shares issued in consideration for patent
  rights                                           -             -        1,250           12          494             -
Return of shares for subscription
  receivable                                       -             -            -            -            -             -
Conversion of Series C preferred stock,
  less expenses of $53                             -             -       20,665          207        9,889             -
  Accretion and amortization of discount
  on beneficial conversion
  price to preferred shareholders                  -             -            -            -       (1,970)            -
Offering of Series A preferred stock in
  subsidiary                                       -             -            -            -         (862)            -
   Discount on beneficial conversion price
   to preferred shareholders                       -             -            -            -          673             -
   Accretion and amortization of discount
   on beneficial conversion
   price to preferred shareholders                 -             -            -            -         (775)            -
Sale of Series D preferred stock, less
   expenses of $862                                -             -            -            -            -             -
   Discount on beneficial conversion price
   to preferred shareholders                       -             -            -            -          673             -
   Accretion and amortization of discount
   on beneficial conversion
   price to preferred shareholders                 -             -            -            -         (775)            -
Sale of Series E preferred stock                   -             -            -            -            -             -
   Discount on beneficial conversion price
   to preferred shareholders                       -             -            -            -        3,179             -
   Accretion and amortization of discount
   on beneficial conversion
   price to preferred shareholders                 -             -            -            -         (165)            -
Exchange of subsidiary common stock for
  parent common stock                              -             -        1,135           11          545             -
Payment of stock subscription receivable           -             -            -            -            -             -
Repurchase of common shares                        -             -            -            -            -             -
Acquisition of Advancel, less expenses of $24      -             -            -            -        (151)             -
Other                                              -             -            1            -         (48)             -
Net Loss                                           -             -            -            -            -       (14,183)
Currency translation adjustment                    -             -            -            -            -             -
Restricted shares issued for compensation          -             -          125            1           96             -
Compensatory stock options and warrants            -             -            -            -          301             -
                                             --------     ---------    ---------    ---------   ---------     ---------
Balance at December 31, 1998                       -            $-      156,337       $1,563      $107,483     $(107,704)


Sale of common stock, less expenses of $17         -             -        4,135           41          442             -
   Less common stock subject to resale             -             -            -            -         (600)            -
Conversion of Series C preferred stock             -             -        1,512           15          715             -
   Accretion and amortization of discount
   on beneficial conversion
   price to preferred shareholders                 -             -            -            -          (28)            -
Exchange of Series A preferred stock in
  subsidiary                                       -             -       11,700          117        9,189             -
   Accretion and amortization of discount
   on beneficial conversion
   price to preferred shareholders                 -             -            -            -          (68)            -
Conversion of Series D preferred stock             -             -       12,274          123        5,150             -
   Accretion and amortization of discount
   on beneficial conversion
   price to preferred shareholders                 -             -            -            -          (33)            -
Sale of Series E preferred stock, less
   expenses of $487                                -             -            -            -            -             -
   Conversion of Series E preferred stock          -             -       26,609          266        2,177             -
   Exchange of Series E preferred stock
   for license fees                                -             -            -            -        2,781             -
   Discount on beneficial conversion price
   to preferred shareholders                       -             -            -            -        2,666             -
   Accretion and amortization of discount
   on beneficial conversion
   price to preferred shareholders                 -             -            -            -       (5,929)            -
Sale of Series F preferred stock, less
   expenses of $104                                9         4,896            -            -            -             -
   Conversion of Series F preferred stock         (3)       (1,652)      25,306          253        1,399             -
   Exchange of Series F preferred stock
   for license fees                               (1)         (574)           -            -          574             -
   Discount on beneficial conversion price
   to preferred shareholders                       -        (4,884)           -            -        4,884             -
   Accretion and amortization of discount
   on beneficial conversion
   price to preferred shareholders                 -         5,004            -            -      (5,004)             -
Exchange of subsidiary common stock for
   parent common stock                             -             -       17,738          178        2,454             -
Shares issued in consideration for patent
   rights                                          -             -            -            -           88             -
Shares issued for settlement
   obligations/prepayments                         -             -       13,155          132        2,371             -
   Less common stock subject to resale             -             -            -            -         (537)            -
Warrant issued in conjunction with
   convertible debt                                -             -            -            -          446             -
Beneficial conversion feature on
   convertible note                                -             -            -            -          204             -
Net loss                                           -             -            -            -            -       (23,771)
Currency translation adjustment                    -             -            -            -            -             -
Shares issued upon exercise of warrants &
   options                                         -             -            5            -            -             -
Compensatory stock options and warrants            -             -            -            -           41             -
                                             --------     ---------    ---------    ---------     --------     ---------
Balance at December 31, 1999                       5        $2,790      268,771       $2,688      $130,865    $(131,475)
                                             ========     =========    =========    =========     ========     =========

See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(In thousands of dollars and shares)

                                                                        Unearned    Expenses
                                                                       Portion of    to be
                                                           Stock        Compen-       Paid
                                            Cumulative   Subscrip-       satory       with         Treasury Stock
                                            Translation     tion        Option/      Common     --------------------
                                            Adjustment   Receivable     Warrant      Stock        Shares     Amount      Total
                                            ------------------------------------------------    ---------   --------  -----------
Balance at December 31, 1996                $      142   $       -       $      -  $       -            -   $      -  $     2,610

Sale of common stock                                 -           -              -          -            -          -          500
Shares issued upon exercise of warrants &
options                                              -        (64)              -          -            -          -        1,071
Sale of Series C preferred stock, less
expenses of $1,387                                   -           -              -          -            -          -       11,863
Discount on beneficial conversion price
to preferred shareholders                            -           -              -          -            -          -            -
   Accretion and amortization of discount
on beneficial conversion
   price to preferred shareholders                   -           -              -          -            -          -            -
Sale of subsidiary common stock, less
expenses of $65                                      -       (326)              -          -            -          -        3,247
Common stock issued upon conversion of
convertible debt
  less expenses of $168                              -           -              -          -            -          -        4,881
Net loss                                             -           -              -          -            -          -      (9,848)
Currency translation adjustment                   (23)           -              -          -            -          -         (23)
Restricted shares issued for Directors'
compensation                                         -           -              -          -            -          -            2
Warrant issued in conjunction with
convertible debt                                     -           -              -          -            -          -           34
Compensatory stock options and warrants              -           -              -          -            -          -           40
                                            ------------------------------------------------    --------------------  -----------
Balance at December 31, 1997                $      119   $   (390)       $      -  $       -            -   $      -  $    14,377

Shares issued in consideration for patent
rights                                               -           -              -          -            -          -          506
Return of shares for subscription
receivable                                           -          64              -          -          158       (64)            -
Conversion of Series C preferred stock,
less expenses of $53                                 -           -              -          -            -          -         (53)
   Accretion and amortization of discount
on beneficial conversion
    price to preferred shareholders                  -           -              -          -            -          -            -
Offering of Series A preferred stock in
subsidiary                                           -           -              -          -            -          -        (862)
   Discount on beneficial conversion
price to preferred shareholders                      -           -              -          -            -          -          673
   Accretion and amortization of discount
on beneficial conversion
    price to preferred shareholders                  -           -              -          -            -          -        (775)
Sale of Series D preferred stock, less
expenses of $862                                     -           -              -          -            -          -        5,138
   Discount on beneficial conversion
price to preferred shareholders                      -           -              -          -            -          -            -
   Accretion and amortization of discount
on beneficial conversion
    price to preferred shareholders                  -           -              -          -            -          -            -
Sale of Series E preferred stock                     -     (4,000)              -          -        2,100      (735)            -
   Discount on beneficial conversion
price to preferred shareholders                      -           -              -          -            -          -            -
   Accretion and amortization of discount
on beneficial conversion
    price to preferred shareholders                  -           -              -          -            -          -            -
Exchange of subsidiary common stock for
parent common stock                                  -           -              -          -            -          -          556
Payment of stock subscription receivable             -         326              -          -            -          -          326
Repurchase of common shares                          -           -              -          -        5,607    (3,292)      (3,292)
Acquisition of Advancel, less expenses of
$24                                                  -           -           (94)          -      (1,787)      1,128          883
Other                                                -           -              -          -            -          -         (48)
Net Loss                                             -           -              -          -            -          -     (14,183)
Currency translation adjustment                   (74)           -              -          -            -          -         (74)
Restricted shares issued for compensation            -           -              -          -            -          -           97
Compensatory stock options and warrants              -           -          (144)          -            -          -          157
                                            ------------------------------------------------    --------------------  -----------
Balance at December 31, 1998                $       45   $ (4,000)       $  (238)  $       -        6,078   $(2,963)  $     3,426

Sale of common stock, less expenses of $17           -           -              -          -            -          -          483
   Less common stock subject to resale               -           -              -          -            -          -        (600)
Conversion of Series C preferred stock               -           -              -          -            -          -            -
   Accretion and amortization of discount
on beneficial conversion
    price to preferred shareholders                  -           -              -          -            -          -            -
Exchange of Series A preferred stock in
subsidiary                                           -           -              -          -            -          -        9,306
   Accretion and amortization of discount
on beneficial conversion
    price to preferred shareholders                  -           -              -          -            -          -         (68)
Conversion of Series D preferred stock               -           -              -          -            -          -            -
   Accretion and amortization of discount
on beneficial conversion
    price to preferred shareholders                  -           -              -          -            -          -            -
Sale of Series E preferred stock, less
expenses of $487                                     -       4,000              -          -            -          -        3,513
   Conversion of Series E preferred stock            -           -              -          -            -          -            -
   Exchange of Series E preferred stock
for license fees                                     -           -              -          -            -          -        (850)
   Discount on beneficial conversion
price to preferred shareholders                      -           -              -          -            -          -            -
   Accretion and amortization of discount
on beneficial conversion
    price to preferred shareholders                  -           -              -          -            -          -            -
Sale of Series F preferred stock, less
expenses of $104                                     -     (1,000)              -          -            -          -        3,896
   Conversion of Series F preferred stock            -           -              -          -            -          -            -
   Exchange of Series F preferred stock
for license fees                                     -           -              -          -            -          -            -
   Discount on beneficial conversion
price to preferred shareholders                      -           -              -          -            -          -            -
   Accretion and amortization of discount
on beneficial conversion
    price to preferred shareholders                  -           -              -          -            -          -            -
Exchange of subsidiary common stock for
parent common stock                                  -           -              -          -            -          -        2,632
Shares issued in consideration for patent
rights                                               -           -              -          -            -          -           88
Shares issued for settlement
obligations/prepayments                              -           -              -    (2,503)            -          -            -
   Less common stock subject to resale               -           -              -      1,221            -          -          684
Warrant issued in conjunction with
convertible debt                                     -           -              -          -            -          -          446
Beneficial conversion feature on
convertible note                                     -           -              -          -            -          -          204
Net loss                                             -           -              -          -            -          -     (23,771)
Currency translation adjustment                     20           -              -          -            -          -           20
Shares issued upon exercise of warrants &
options                                              -           -              -          -            -          -            -
Compensatory stock options and warrants              -           -            183          -            -          -          224
                                            ================================================    ====================  ===========
Balance at December 31, 1999                $       65   $ (1,000)       $   (55)  $ (1,282)        6,078   $(2,963)       $(367)
                                            ================================================    ====================  ===========

See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

                                                                                             Years Ended December 31,
                                                                                     1997           1998             1999
                                                                                  ----------    ------------     -----------
Cash flows from operating activities
  Net loss                                                                        $  (9,848)    $   (14,183)     $  (23,771)
  Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation and amortization                                                     899           1,030           1,970
       Common stock options and warrants issued as consideration for:
            Compensation                                                                  42             301             224
            Interest on debentures                                                        51               -               -
            Convertible debt                                                              34               -               -
            Operating expenses                                                             -               -             401
       Costs incurred related to convertible debt                                        211               -             102
       Write down of investment in unconsolidated affiliate                                -               -           2,385
       Discount on beneficial conversion feature on convertible debt                   1,420               -             204
       Provision for tooling costs and write off                                         515             151             180
       Provision for inventory                                                             -               -             199
       Provision for doubtful accounts                                                   130             232              77
       Impairment of goodwill                                                              -               -           3,125
       Reserve for promissory note and pre-acquisition costs                               -               -           1,788
       Preferred stock received for license fee                                            -               -            -850
       (Gain) loss on disposition of fixed assets                                         -4              34               -
       Changes in operating assets and liabilities:
            (Increase) decrease in accounts receivable                                  -127            -193             209
            (Increase) decrease in license fees receivable                               -50               8             192
            (Increase) decrease in inventories, net of reserves                         -433         (1,986)             858
            (Increase) in other assets                                                   -12             -12         (1,168)
            Increase in accounts payable and accrued expenses                            135           1,816           2,851
            Increase (decrease) in other liabilities                                    -414              48             427
                                                                                  ----------    ------------     -----------
       Net cash used in operating activities                                      $  (7,451)    $   (12,754)     $  (10,597)
                                                                                  ----------    ------------     -----------

Cash flows from investing activities:
  Capital expenditures                                                            $    (244)    $      (548)     $      (51)
  Increase in restricted cash                                                              -               -            -667
  Acquisition of patent rights                                                             -            -822               -
  Acquisition of Advancel (net of $100 cash acquired)                                      -              40               -
  Acquisition and advances, including $135 of costs                                        -         (5,134)               -
  Sale of capital equipment                                                               67              46               -
                                                                                  ----------    ------------     -----------
       Net cash used in investing activities                                      $    (177)    $    (6,418)     $     (718)
                                                                                  ----------    ------------     -----------

Cash flows from financing activities:
  Proceeds from:
       Convertible notes (net)                                                    $    3,199    $          -     $     4,000
       Sale of common stock (net)                                                        500             -51             483
       Sale of Series C preferred stock (net)                                         11,863             -53               -
       Sale of Series D preferred stock (net)                                              -           5,138               -
       Sale of Series E preferred stock (net)                                              -               -           3,513
       Sale of Series F preferred stock (net)                                              -               -           3,896
       Sale of subsidiary Series A preferred stock (net)                                   -           5,138               -
       Sale of subsidiary common stock (net)                                           3,247             -21               -
       Exercise of stock purchase warrants and options                                 1,071               -               -
       Collections on subscriptions receivable                                             -             326               -
       Purchase of treasury stock                                                          -         (3,292)               -
                                                                                  ----------    ------------     -----------
       Net cash provided by financing activities                                  $   19,880    $      7,185     $    11,892
                                                                                  ----------    ------------     -----------

Effect of exchange rate changes on cash                                           $     (16)    $       (88)     $        20

Net increase (decrease) in cash and cash equivalents                              $   12,236    $   (12,075)     $       597
Cash and cash equivalents - beginning of period                                          368          12,604             529
                                                                                  ----------    ------------     -----------

Cash and cash equivalents - end of period                                         $   12,604    $        529     $     1,126
                                                                                  ==========    ============     ===========
Cash paid for interest                                                            $        8    $          9     $         4
                                                                                  ==========    ============     ===========

See Note 9 for issuance of common stock for patents and acquisitions. See Note 12 with respect to issuance of securities for compensation. See notes to Financial Statements.

                        NCT GROUP, INC. AND SUBSIDIARIES
                       NOTES TO THE FINANCIAL STATEMENTS

1.       BACKGROUND:

         NCT Group, Inc. ("NCT" or the "Company") designs, develops, licenses, produces and distributes technologies and products based upon its extensive portfolio of proprietary algorithms. The Company specializes in the utilization of sound and signal waves to electronically reduce or eliminate noise and vibration, improve signal-to-noise ratio and enhance sound quality. The Company develops its technologies for integration into a wide range of products for applications serving major markets in the transportation, manufacturing, commercial, consumer products and communications industries. The Company designs some of its applications so that other firms can integrate them with their own inventions and technologies to develop such technology into commercial applications, to integrate the applications into existing products and to distribute such technologies and products into various industrial, commercial and consumer markets. The Company also markets its technologies through licensing to third parties for fees and royalties. Commercial application of the Company's technologies is comprised of a number of product lines, including NoiseBuster(R) communications headsets and NoiseBuster Extreme!(TM) consumer headsets; Gekko(TM) flat speakers; flat panel transducers ("FPT"); ClearSpeech(R) microphones, speakers and other products; adaptive speech filters; the ProActive(R) line of industrial/commercial active noise reduction headsets; an aviation headset for pilots; an industrial muffler or "silencer" for use with large vacuums and blowers; quieting headsets for patient use in magnetic resonance imaging machines; and an aircraft cabin quieting system.

         The Company has incurred substantial losses from operations since its inception, which have amounted to $131.5 million on a cumulative basis through December 31, 1999. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of preferred stock and common stock, including the exercise of warrants or options to purchase common stock, and by technology licensing fees and royalties and engineering and development funds received from joint venture and other strategic partners.

         Cash and cash equivalents amounted to $1.1 million at December 31, 1999. In addition, the Company had $3.3 million negative working capital at December 31, 1999. Management believes that currently available funds will not be sufficient to sustain the Company at present levels for the next 12 months. The Company's ability to continue as a going concern is dependent on funding from several sources, including available cash, cash from the exercise of warrants and options, and cash inflows generated from the Company's revenue sources: technology licensing fees and royalties, product sales, and engineering and development services. The level of realization of funding from the Company's revenue sources is presently uncertain. In the event that anticipated technology licensing fees and royalties, product sales, and engineering and development services do not generate sufficient cash, management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

         In the event that funding from internal sources is insufficient, the Company would have to substantially cut back its level of spending which could substantially curtail the Company's operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists about the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and uncertainty exists about the availability of financing from other sources to fund any cash deficiencies. See Note 11 with respect to recent financing.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1999 about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the carrying amount of recorded assets or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION:

         The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries after elimination of all material inter-company transactions and accounts. Investments in affiliates in which the Company maintains significant influence, but not control, (20% to 50% ownership) are accounted for by the equity method. All other investments in affiliates are carried at cost.

REVENUE RECOGNITION:

         Revenue is recognized when earned. Revenue from product sales is recognized when the product is shipped. Revenue from engineering and development services is generally recognized and billed as the services are performed. However, for certain engineering and development services contracts, revenue is recognized using the percentage of completion method after 10% of the total estimated costs have been incurred. Under the percentage of completion method, revenues and gross profit are recognized as work is performed based on the relationship of actual costs incurred to total estimated costs at completion. Estimated losses are recorded when identified. Revenues recognized under the percentage of completion method amounted to $0, $0.1 million and $1.3 million for the years ended December 31, 1997, 1998 and 1999, respectively.

         For technology licensing fees paid by joint venturers, co-venturers, strategic partners or other licensees which are nonrefundable, revenue is recognized upon execution of the license agreement unless it is subject to completion of any performance criteria specified within the agreement, in which case it is deferred until such performance criteria is met. Royalties are frequently required pursuant to license agreements or may be the subject of separately executed royalty agreements. Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements.

ADVERTISING:

         Advertising costs are expensed as incurred. Advertising expense for years ended December 31, 1997, 1998 and 1999 was $0.5 million, $1.7 million and $1.2 million, respectively.


CASH AND CASH EQUIVALENTS:

         Cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less. Restricted cash consists of the balance of an escrow account established in conjunction with the issuance of a convertible promissory note (see Note 8).

INVENTORIES:

         Inventories are stated at the lower of cost or market. Cost is determined on an average cost basis. The Company assesses the realizability of inventories by periodically conducting a complete physical inventory and reviewing the movement of inventory on an item-by-item basis to determine the value of items which are slow moving and obsolete. The potential for near-term product engineering changes and/or technological obsolescence and current realizability are considered in determining the adequacy of inventory reserves. At December 31, 1998 and 1999, the Company's inventory reserves were $0.5 million.

PROPERTY AND EQUIPMENT:

         Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method. Leasehold improvements are amortized over the shorter of the useful lives or the related lease term.

GOODWILL, PATENT RIGHTS AND OTHER INTANGIBLE ASSETS:

         The excess of the cost over the fair value of net assets of purchased businesses is recorded as goodwill. Goodwill is also recorded by the Company on the acquisition of minority interests of a subsidiary of the Company for shares of the Company's common stock. Goodwill is amortized on a straight-line basis over five years. Goodwill amortization expense was $0, less than $0.1 million and $1.0 million for 1997, 1998 and 1999, respectively. Accumulated goodwill amortization was less than $0.1 million and $4.2 million at December 31, 1998 and 1999, respectively.

         Patent rights and other intangible assets are stated at cost and are amortized on a straight-line basis over the remaining useful lives, ranging from one to fifteen years. Amortization expense was $0.3 million, $0.5 million and $0.6 million for 1997, 1998 and 1999, respectively. Accumulated amortization was $2.3 million and $2.9 million at December 31, 1998 and 1999, respectively.

         The Company examines the carrying value of goodwill, patent rights and other intangible assets to determine whether there are any impairment losses. If indicators of impairment were present in intangible assets used in operations, and future undiscounted cash flows were not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified.

         The Company recognized an impairment loss from goodwill of $3.1 million in 1999. No other events have been identified that would indicate an impairment of the value of material intangible assets recorded in the accompanying consolidated financial statements.

FOREIGN CURRENCY TRANSLATION:

         The currency effects of translating the financial statements of the Company's foreign entities that operate in local currency environments, notably the United Kingdom operations, are included in the "cumulative translation adjustment" component of stockholders' equity. The currency transaction gains and losses are included in the consolidated statements of operations and were not material for any periods presented.

LOSS PER COMMON SHARE:

         The Company reports loss per common share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Generally, the per share effects of potential common shares such as warrants, options, convertible debt and convertible preferred stock have not been included, as the effect would be antidilutive (see Notes 11 and 12). However, when preferred stock will be convertible to common stock at a conversion rate that is at a discount from the common stock market price at the time of issuance, the discounted amount is an assured incremental yield, the "beneficial conversion feature," to the preferred shareholders and is accounted for as an embedded dividend to preferred shareholders. The Company has reflected such beneficial conversion feature as a preferred stock dividend and as an adjustment to the net loss attributable to common stockholders.

CONCENTRATIONS OF CREDIT RISK:

         The Company's financial instruments that are exposed to concentrations of credit risk consist of cash and cash equivalents and trade receivables. The Company maintains its cash and cash equivalents in two banks. The total cash balances are insured by the F.D.I.C. up to $100,000 per bank. Deposits in excess of federally insured limits were $1.6 million at December 31, 1999. The Company's trade accounts receivable result primarily from sales of products and services to original equipment manufacturers ("OEMs"), distributors and end users in various industries worldwide. During 1999, two customers each had 10% or greater of the total revenue recognized, an aggregate of 42% of the 1999 total revenue. These same two customers accounted for approximately 10% of accounts receivable before allowances at December 31, 1999. The Company does not require collateral or other security to support customer receivables.

         The Company regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable. When quantifying the realizability of accounts receivable, the Company takes into consideration the value of past due receivables and the collectibility of such receivables based on credit worthiness.

USE OF ESTIMATES:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

STOCK-BASED COMPENSATION:

         The Company reports stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow the Company to either expense the estimated fair value of stock options and warrants or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options or warrants been expensed. The Company has elected to continue to apply APB 25 in accounting for its employee options and warrants. (See Note 12.)

COMPREHENSIVE LOSS:

         The Company reports comprehensive loss in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). The provisions for SFAS No. 130 require the Company to report the changes in stockholders' equity from all sources during the period other than those resulting from investments by and distributions to shareholders. Accordingly, the consolidated statements of comprehensive loss are presented, while accumulated other comprehensive loss is included on the balance sheet as a component of stockholders' equity. Due to availability of net operating losses, there is no tax effect associated with any component of other comprehensive loss. Comprehensive loss includes gains and losses on foreign currency translation adjustments.

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION:

         The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires the Company to disclose the following information for each reporting segment: general information about factors used to identify reportable segments; the basis of organization, and the sources of revenues; information about reported profit or loss and segment assets; and reconciliations of certain reported segment information to consolidated amounts. (See Note 17.)



3.     JOINT VENTURES AND OTHER STRATEGIC ALLIANCES:

         The Company and certain of its majority-owned subsidiaries have entered into agreements to establish joint ventures and other strategic alliances related to the design, development, manufacture, marketing and distribution of its technologies and products containing such technologies. These agreements generally provide that the Company license technology and contribute a nominal amount of initial capital and that the other parties provide substantially all of the funding to support the venture or alliance. This support funding often includes amounts paid or services rendered for engineering and development. In exchange for this funding, the other parties generally receive a preference in the distribution of cash and/or profits from the joint ventures or royalties from these alliances until such time that the support funding (plus an "interest" factor in some instances) is recovered. At December 31, 1999, there were no preferred distributions due to joint venture partners from future profits of the joint ventures.

         When the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends the equity method of accounting. The Company will not resume the equity method of accounting until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded. At December 31, 1999, the aggregate amount of the Company's share of losses in these joint ventures in excess of the Company's investments which has not been recorded was zero.

         Certain of the joint ventures become suppliers to the Company and to other of the joint ventures and transfer products to the related entities based upon pricing formulas established in the agreements. Such formulas are generally based upon fully burdened cost, as defined in the agreements.

         Technology licensing fees and engineering and development services paid by joint ventures to the Company are recorded as revenue when there is no recourse to the Company for these amounts or any commitment by the Company to fund the obligations of the venture. Total revenues recorded by the Company relating to the joint ventures and alliances, or their principals, for technology licensing fees and royalties, engineering and development services and product sales were as follows (in thousands):

                                                                            YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------------------
         JOINT VENTURE/ALLIANCE                                      1997               1998                1999
----------------------------------------------------------    ---------------     --------------     ---------------
Walker Noise Cancellation Technologies                                  $ 61               $  -                $  -
Ultra Electronics, Ltd.                                                    -                 68                  40
Siemens Medical Systems, Inc.                                            172                102                  14
AB Electrolux                                                             34                  -                   -
Oki Electric Industry Co., Ltd.                                            -                  8                  80
VLSI Technology, Inc.                                                      -                285                   -
STMicroelectronics S.A. &
    STMicroelectronics S.r.l                                               -                246               2,156

Lernout & Hauspie Speech Products N.V.                                                                          800
New Transducers Ltd.                                                   3,000                  -                 500
                                                              ---------------     --------------     ---------------

                          Total                                       $3,267               $709              $3,590
                                                              ===============     ==============     ===============

         Outlined below is a summary of the nature and terms of selected joint ventures and other strategic alliances:

         Ultra Electronics Ltd. ("Ultra") (formerly Dowty Maritime Limited) and the Company entered into a teaming agreement in May 1993 to collaborate on the design, manufacture and installation of products to reduce noise in the cabins of various types of aircraft. In accordance with the agreement, the Company provided informational and technical assistance relating to the aircraft quieting system and Ultra reimbursed the Company for expenses incurred in connection with such assistance. Ultra was responsible for the marketing and sales of the products. The Company was to supply Ultra with electronic components required for the aircraft quieting system, at a defined cost, to be paid by Ultra. In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million and a future royalty of 1.5% of sales commencing in 1998. Such $2.6 million technology license fee was recognized as revenue in 1995. Under the agreement, Ultra also acquired the Company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and employed certain of the Company's employees. The Company recognized $68,000 and $40,000 in royalty revenue in 1998 and 1999, respectively.

         New Transducers Ltd. ("NXT"), a wholly-owned subsidiary of NXT plc (formerly, Verity Group plc) and the Company executed a cross licensing agreement (the "Cross License") on March 28, 1997. Under the terms of the Cross License, the Company licensed patents and patents pending which relate to FPTTM technology to NXT, and NXT licensed patents and patents pending which relate to parallel technology to the Company. In consideration of the license, during the first quarter 1997, NCT recorded a $3.0 million license fee receivable from NXT and royalties on future licensing and product revenue. The Company also executed a security deed (the "Security Deed") in favor of NXT granting NXT a conditional assignment in the patents and patents pending licensed to NXT under the Cross License in the event a default in a certain payment to be made by the Company under the Cross License continued beyond fifteen days. Concurrently with the Cross License, the Company and NXT plc executed agreements granting each an option for a four year period commencing on March 28, 1998, to acquire a specified number of shares of common stock of the other, subject to certain conditions and restrictions. With respect to the Company's option to NXT plc (the "NXT plc Option"), 3.8 million shares of common stock (approximately 3.4% of the then issued and outstanding common stock) of the Company were covered by such option and the Company executed a registration rights agreement (the "Registration Rights Agreement") covering such shares. Five million ordinary shares (approximately 2.0% of the then issued and outstanding ordinary shares) of NXT plc were covered by the option granted by NXT plc to the Company. The exercise price under each option was the fair value of a share of the applicable stock on March 28, 1997, the date of grant. On April 15, 1997, NXT plc, NXT and the Company executed several agreements and other documents (the "New Agreements") terminating the Cross License, the Security Deed, the NXT plc Option and the Registration Rights Agreement and replacing them with new agreements (respectively, the "New Cross License," the "New Security Deed," the "New NXT plc Option" and the "New Registration Rights Agreement"). The material changes effected by the New Agreements were the inclusion of NXT plc as a party along with its wholly-owned subsidiary NXT; providing that the license fee payable to NCT could be paid in ordinary shares of NXT plc stock; and reducing the exercise price under the option granted to NXT plc to purchase shares of the Company's common stock to $0.30 per share. The subject license fee was paid to the Company in ordinary shares of NXT plc stock which were subsequently sold by the Company. On September 27, 1997, NXT plc, NXT, NCT Audio and the Company executed several agreements and other documents, terminating the New Cross License and the New Security Deed and replacing them with other agreements (respectively, the "Cross License Agreement dated September 27, 1997" and the "Master License Agreement"). The material changes effected by these replacement agreements were an expansion of the fields of use applicable to the exclusive licenses granted to NXT plc and NXT, an increase in the royalties payable on future licensing and product revenues, cancellation of the New Security Deed covering the patents licensed by the Company, and the acceleration of the date on which the parties could exercise their respective stock purchase option to September 27, 1997.

         On April 30, 1998, the Company completed the sale of five million ordinary shares of NXT plc acquired upon the Company's exercise on April 7, 1998 of the option (described above) it held to purchase such shares at a price of 50 pence per share. The Company realized a $3.2 million gain from the exercise and sale of the shares under such option, which is included in other income in 1998.

         On February 9, 1999, NCT Audio and NXT expanded the Cross License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems and increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting NXT these expanded licensing rights, NCT Audio received a $0.5 million license fee. Also on February 9, 1999, NCT Audio and NXT amended the Master License Agreement to include a minimum royalty payment of $160,000. NCT Audio recorded royalty expense of $160,000 in 1999, and a liability of $64,000 ($160,000 royalty expense less patent expense reimbursement of $96,000) at December 31, 1999.

         VLSI Technology, Inc. ("VLSI"). On February 5, 1998, the Company entered into a license, engineering and royalty agreement with VLSI. Under the terms of the agreement, the

Company has granted a non-exclusive license to VLSI for certain patents and patents pending which relate to the Company's ClearSpeech(R) technologies. In 1998, the Company recorded $0.3 million in related engineering services. The Company will recognize royalties on future products sold by VLSI incorporating the ClearSpeech(R) technology. The Company recognized no royalty revenue in 1999.

         STMicroelectronics SA & STMicroelectronics S.r.l ("ST"). On November 16, 1998, Advancel Logic Corporation ("Advancel"), a majority-owned subsidiary acquired by the Company in September 1998, and ST executed a license agreement. Under the terms of the agreement, which included a license fee, a minimum royalty within two years and future per unit royalties, ST licensed Advancel's tiny2J(TM) for Java(TM) ("t2J-Processor Core") to combine it with its proven secure architecture and advanced nonvolatile memory technology. Advancel recorded a $0.2 million license fee in 1998. In 1999, Advancel recorded an additional $0.2 million license fee, $0.9 million non-refundable royalty and $1.1 million engineering and development services funding.

         Lernout & Hauspie Speech Products N.V. ("L&H"). On March 31, 1999, the Company signed a license agreement with L&H. The agreement provides the Company with a worldwide, non-exclusive, non-transferable license to selected L&H technology for use in NCT's ClearSpeech(R) products. The Company recorded a prepaid royalty of $0.9 million. On April 12, 1999, the Company granted a worldwide non-exclusive, non-transferable license to L&H. The agreement provides L&H access to NCT's present and future noise and echo cancellation algorithms for use in L&H's technology. In consideration of the Company's grant of a license to L&H, the Company recognized a non-refundable royalty fee of $0.8 million. During the third quarter of 1999, the Company and L&H agreed to offset the balances owed each other. Consequently, the Company's balance due L&H at December 31, 1999 is $0.1 million.

         Oki Electric Industry Co., Ltd. ("Oki"). In October 1997, the Company and Oki executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Oki licensed the Company's ClearSpeech(R) noise cancellation algorithm for integration into large-scale integrated circuits for communications applications. The Company has granted Oki the right to manufacture, use and sell products incorporating the algorithm. The algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications. The Company recognized $0.1 million in royalty revenue in 1999.

4.     ACCOUNTS RECEIVABLE:

    Accounts receivable comprise the following (in thousands):

                                                                                  DECEMBER 31,
                                                                     ----------------------------------------
                                                                            1998                   1999
                                                                     -------------------      ---------------
   Technology license fees and royalties                             $            192          $           -
   Joint ventures and affiliates                                                                          33
   Other trade receivables                                                        691                    287
   Unbilled receivables                                                            61                      -
                                                                     -------------------      ---------------
                                                                     $            944          $         320
   Allowance for doubtful accounts                                               (228)                   (83)
                                                                     -------------------      ---------------
   Accounts receivable, net                                          $            716          $         237
                                                                     ===================      ===============


5.     INVENTORIES:

         Inventories comprise the following (in thousands):

                                                                                  DECEMBER 31,
                                                                     ----------------------------------------
                                                                            1998                   1999
                                                                     -------------------      ---------------
   Components                                                        $         745            $         360
   Finished goods                                                            3,083                    2,434
                                                                     -------------------      ---------------
                                                                     $       3,828            $       2,794
   Reserve for obsolete & slow moving inventory                               (508)                    (529)
                                                                     -------------------      ---------------
   Inventories, net of reserves                                      $       3,320            $       2,265
                                                                     ===================      ===============


6.     PROPERTY AND EQUIPMENT:

         Property and equipment comprise the following (in thousands):


                                              ESTIMATED USEFUL              DECEMBER 31,
                                                    LIFE          ---------------------------------
                                                  (YEARS)              1998              1999
                                             -------------------  ---------------   ---------------
     Machinery and equipment                        3-5           $    1,935         $   1,965
     Furniture and fixtures                         3-5                1,057             1,070
     Leasehold improvements                         7-10               1,038             1,038
     Tooling                                        1-3                  181                 -
     Other                                          5-10                  60                60
                                                                  ---------------   ---------------
                                                                  $    4,271         $   4,133
     Accumulated depreciation                                         (3,274)           (3,684)
                                                                  ---------------   ---------------
     Property and equipment, net                                  $      997        $      449
                                                                  ===============   ===============

         Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $ 0.6 million, $0.5 million and $0.4 million, respectively.


7.       OTHER ASSETS:

         Other assets primarily comprise the Company's investment in affiliates and notes receivable and interest thereon, as described herein.

         On August 14, 1998, NCT Audio agreed to acquire substantially all of the assets of Top Source Automotive, Inc. ("TSA"), an automotive audio system supplier. Earlier on June 11, 1998, NCT Audio had paid a non-refundable deposit of $1,450,000 towards the purchase price. The total purchase price was $10,000,000 and up to an additional $6,000,000 in possible future cash contingent payments. NCT Audio then paid Top Source Technologies, Inc. ("TST") $2,050,000 on July 31, 1998. The money was held in escrow with all of the necessary securities and documents to evidence ownership of 20% of the total equity rights and interests in TSA. When the shareholders of TST approved the transaction on December 15, 1998, the $2,050,000 was delivered to TSA and NCT Audio took ownership of the documentation and securities held in escrow. NCT Audio had an exclusive right, as extended, to purchase the assets of TSA through July 15, 1999. Under the terms of the original agreement, NCT Audio was required to pay TST $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for an extension of such exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay TST a fee of $350,000, consisting of $20,685 in cash, $125,000 of NCT Audio's minority interest in TSA earnings, and a $204,315 note payable due April 16, 1999. Due to the non-payment of the note by April 30, 1999, (a) the note would begin to accrue interest on April 17, 1999 at the lower of the rate of two times prime rate or the highest rate allowable by law; (b) the $20,685 and $125,000 portion of the extension fee would no longer be credited toward the $6.5 million purchase price due at closing; and (c) the $204,315 portion of the extension fee would no longer be credited toward the $6.5 million closing amount due. To date, NCT Audio has not paid the note. In addition, due to NCT Audio's failure to close the transaction by March 31, 1999, NCT Audio was required to pay a penalty premium of $100,000 of NCT Audio's preferred stock. Since NCT Audio failed to close the contemplated transaction by May 28, 1999, NCT Audio has forfeited its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In exchange for an extension from May 28, 1999 to July 15, 1999, NCT Audio relinquished 25% of its minority equity ownership in TSA. As a result, NCT Audio now has a 15% minority interest in TSA. On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration. Consequently, NCT Audio reduced its net investment in TSA to $1.2 million, representing its 15% minority interest, net of the above noted penalties, and recorded a $2.4 million charge in the quarter ended June 30, 1999 for the write-down of its investment to its estimated net realizable value. On September 30, 1999, Onkyo America purchased substantially all of the assets of TSA and certain assets of TST used in TSA's operations. NCT Audio is claiming and seeks its pro rata share of the consideration paid by Onkyo America, less the penalties described above. The amount which TST owes NCT Audio is in dispute; consequently, receipt of the funds is contingent on the outcome of the arbitration between the Company, TST and TSA. (See Note 15.)



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         On August 17, 1998, NCT Audio agreed to acquire all of the members'
interest in Phase Audio LLC (doing business as Precision Power, Inc. or "PPI"), a supplier of custom-made automotive audio systems. NCT Audio intended to acquire such interest in exchange for shares of its common stock having an aggregate value of $2,000,000. NCT Audio also agreed to retire $8.5 million of PPI debt, but NCT Audio needed to obtain adequate financing before the transaction could be completed. NCT Audio provided PPI a working capital loan on June 17, 1998 in the amount of $500,000, evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided PPI a second working capital loan in the amount of $1,000,000, also evidenced by a demand promissory note. The unpaid principal balance of these notes bears interest at a rate equal to the prime lending rate plus one percent (1.0%). As noted, the transaction was contingent on NCT Audio obtaining outside financing to retire the PPI debt. On January 6, 1999, the PPI members notified NCT Audio that, while they remained willing to do the transaction, they may choose at some point to abandon the transaction because NCT Audio had not obtained the financing in a timely manner. The Company has not been able to obtain the financing to consummate this transaction, and PPI has experienced significant organizational changes which has resulted in abandonment of the proposed acquisition. During the third quarter of 1999, the Company fully reserved the $1.5 million due from PPI plus interest and pre-acquisition costs thereon amounting to $0.3 million. The Company continues to seek repayment of the notes. During the fourth quarter of 1999, NCT Audio suspended its acquisition strategy.


8.       CONVERTIBLE NOTES:

         On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. The secured convertible notes are collateralized by the Company's inventory, machinery, equipment, stocks, bonds, notes, accounts receivable, any rights or claims that they may have against any other person, firm, or corporation for monies, choses in action, any bank accounts, checking accounts, certificates of deposit or any financial instrument, patents and intellectual property rights or any other assets owned by Borrower as of the date of the agreement, or hereafter acquired. A secured convertible note (the " Note") for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from day to day in The Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999, on the Note and any other notes, shall be the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999; (ii) the average of the closing bid prices for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Company and Holder have agreed to extend the date for the purchase of the remaining installments of secured



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convertible notes to April 15, 2000. On each of June 4, 1999, June 11, 1999,
July 2, 1999, July 23, 1999, August 25, 1999 and September 19, 1999, the
Company received proceeds of $250,000, $250,000, $500,000, $250,000, $500,000 and $250,000, respectively, from the Holder for other secured convertible notes with the same terms and conditions of the Note described above. At December 31, 1999, the Company has an aggregate of $3.0 million of secured convertible notes. The Company recorded a beneficial conversion feature of $0.2 million in connection with the convertible notes in 1999.

         On July 19, 1999, DistributedMedia.com ("DMC"), a wholly-owned subsidiary of the Company, signed a convertible guaranteed term promissory note ("PRG Note") with Production Resource Group ("PRG") in the amount of $1.0 million. PRG will provide lease financing to DMC for its Sight and Sound(TM) systems (the "Systems") and will provide integration, installation and maintenance services to DMC. DMC received a portion of the PRG Note ($125,000) on July 22, 1999. Of the $1,000,000 note proceeds, $750,000 was deposited into an escrow account and be used to pay rental and installation costs due from DMC with respect to the Systems. Further, DMC may draw an additional $125,000 provided that PRG continues to have a good faith belief that the Systems are functioning properly and that DMC has obtained at least one network-wide advertising client providing annual advertising revenues of at least $250,000. At December 31, 1999, the balance in the escrow account and classified as restricted cash was $667,000. The PRG Note matures on July 19, 2001 and earns interest at ten percent (10%) per annum. PRG may convert the PRG Note in whole or in part at its election into shares of DMC's common stock, without par value, at any time during the period commencing on the date of issuance and ending on the maturity date. DMC also has the right to lease from PRG additional Systems with an aggregate value of up to $9.5 million, provided that PRG is reasonably satisfied with the success of the DMC business, including the technology and economics thereof and its likelihood of the continued success. In connection with the PRG Note, PRG was granted a common stock warrant (see
Note 12). In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company estimated the fair value of this warrant to be $0.8 million, using the following assumptions in applying the Black-Scholes valuation method: risk-free interest rates of 5.61%, volatility of 1%, and a term of three years. Such amount is being amortized to interest expense over the two-year period of the related promissory note. Amortization amounted to $0.1 million during the year ended December 31, 1999. Unamortized discount of $0.3 million has been reflected as a reduction of the notes payable amount in the accompanying December 31, 1999 financial statements.


9.     OTHER LIABILITIES:

         On June 5, 1998, Interactive Products, Inc. ("IPI") entered into an agreement with the Company granting the Company a license to, and an option to purchase a joint ownership interest in, patents and patents pending which relate to IPI's speech recognition technologies, speech compression technologies and speech identification and verification technology. The aggregate value of the patented technology is $1,250,000, which was paid by a $150,000 cash payment and delivery of 1,250,000 shares of the Company's common stock valued at $0.65625 per share on June 5, 1998. At such time as IPI sells any of such shares, the proceeds thereof will be allocated towards a fully paid-up license fee for the technology rights noted above. In the event that the




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proceeds from the sale of shares are less than the $1,100,000, the Company will record a liability representing the cash payment due. On July 5, 1998, the Company paid IPI $50,000, which was held in escrow as security for the fulfillment of the Company's obligations, towards the liability. The Company recorded a liability representing the difference between the Company's payment obligations and the IPI net proceeds from its sale of shares of the Company's common stock. Such liability was $0.5 million at December 31, 1998 and 1999.

         On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel, a Silicon Valley-based developer of microprocessor cores that execute Sun Microsystems' Java(TM) code. The acquisition was pursuant to a stock purchase agreement dated as of August 21, 1998 (the "Stock Purchase Agreement") among the Company, Advancel and certain shareholders of Advancel (the "Advancel Shareholders"). The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock (see Note 10) together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders (individually, an "earnout payment" and collectively, the "earnout payments") based on Advancel's earnings before interest, taxes, depreciation and amortization, as defined in the Stock Purchase Agreement, for each of the calendar years 1999, 2000, 2001 and 2002 (individually, an "earnout year" and collectively, the "earnout years"). While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. In connection therewith the Company's liabilities include an earnout obligation of $0.1 million and $0.2 million at December 31, 1998 and 1999 (see Note 15). In addition, the Company's liabilities include a $100,000 note payable to a former employee of Advancel at December 31, 1998 and 1999. The note bears interest at a rate of 8.25%, compounded annually and was due in two equal installments on December 1, 1998 and March 1, 1999. The note has not been paid.

10.        COMMON STOCK SUBJECT TO RESALE GUARANTEE:

         On September 24, 1999, the Company issued 12,005,847 shares of common stock to suppliers and consultants to settle current obligations of $1.8 million and future or anticipated obligations of $0.5 million. On October 27, 1999, the Company issued an additional 1,148,973 shares of common stock to suppliers and consultants to settle obligations of $0.2 million. On October 28, 1999, the Company filed a pre-effective amendment to the Form S-1 resale registration statement to include such additional shares. The registration statement (File No. 333-87757) was declared effective by the SEC on November 2, 1999 (see Note 11). During the fourth quarter, suppliers and vendors traded $1.5 million of such shares and as a result the Company recorded $1.0 million common stock subject to resale guarantee.

         The Company has certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost, Balmore and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. The price of the SPA Shares was $0.13 per




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share, which was $0.03, or 19%, less than the closing bid price of the
Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement (see Note 11). Due to the provision, the Company recorded the purchase price ($500,000) plus the guaranteed return on investment of 20% ($100,000) as common stock subject to resale.

         Common stock subject to resale guarantee was $1.6 million at December 31, 1999, which represented the outstanding shares of common stock valued at the date of issuance to suppliers and consultants ($1.0 million) and the purchase price plus guaranteed return on investment related to the Purchase Agreement ($0.6 million).


11.      COMMON STOCK:

PRIVATE PLACEMENTS AND STOCK ISSUANCES:

         Between January 15, 1997 and March 25, 1997, the Company issued and sold an aggregate amount of $3.4 million of non-voting subordinated convertible debentures (the "Debentures") in a private placement pursuant to Regulation S of the Securities Act of 1933, as amended, (the "Securities Act") to five unrelated investors (the "Investors") through multiple dealers from which the Company realized $3.2 million of net proceeds. The Debentures were to mature between January 15, 2000 and March 25, 2000 and earn 8% interest per annum, payable quarterly in either cash or the Company's common stock at the Company's option. Subject to certain common stock resale restrictions, the Investors, at their discretion, had the right to convert the principal due on the Debentures into the Company's common stock at any time after the 45th day following the date of the sale of the Debentures to the Investors. In the event of such a conversion, the conversion price was the lesser of 85% of the closing bid price of the Company's common stock on the closing date of the Debentures' sale or between 75% to 60% (depending on the Investor and other conditions) of the average closing bid price for the five trading days immediately preceding the conversion. The Company reserved 15 million shares of the Company's common stock for issuance upon such conversion and payment of interest. Subject to certain conditions, the Company also had the right to require the Investors to convert all or part of the Debentures under the above noted conversion price conditions after February 15, 1998. As of June 6, 1997, the Investors had converted all $3.4 million of the Debentures into 16.5 million shares of the Company's common stock. At the Company's election, interest due through the conversion dates of the Debentures was paid through the issuance of an additional 0.2 million shares of the Company's common stock. In conjunction with the Debentures, the Company granted a warrant to purchase 75,000 shares of common stock to one investor. During the year ended December 31, 1997, the Company valued this warrant, using the Black-Scholes pricing model at $34,000, which was expensed as debt discount. The Company recorded a $1.4 million non-cash interest expense attributable to the conversions of the Debentures in 1997. If shares of common stock had been issued in lieu of debt at the respective issuance dates of the debt, supplementary basic and diluted net loss per share for the year ended December 31, 1997 would have been a loss of $0.08 per share.




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         On July 30, 1997 the Company sold 2.9 million shares, in the aggregate, of its common stock at a price of $0.175 per share in a private placement that provided net proceeds to the Company of $0.5 million.

         On September 4, 1997, the Company transferred $5,000 cash and all of the business and assets of its Audio Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated company, NCT Audio Products, Inc., in consideration for 5,867 shares of NCT Audio common stock whereupon NCT Audio became a wholly-owned subsidiary of the Company. The Company also granted NCT Audio an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to FPT(TM) and FPT(TM)-based audio speaker products for all markets for such products excluding (a) markets licensed to or reserved by NXT plc and NXT under the Company's cross licensing agreements with NXT plc and NXT, (b) all markets for hearing aids and other hearing enhancing or assisting devices, and (c) all markets for headsets, headphones and other products performing functions substantially the same as those performed by such products in consideration for a license fee of $3.0 million (eliminated in consolidation) to be paid when proceeds are available from the sale of NCT Audio common stock and on-going future royalties payable by NCT Audio to the Company as provided in such license agreement. In addition, the Company agreed to transfer all of its rights and obligations under its cross licensing agreements with NXT plc and NXT to NCT Audio (see Note 3).

         Between October 10, 1997 and December 4, 1997, NCT Audio issued 2,145 shares of its common stock (including 533 shares issued to NXT plc) for an aggregate purchase price of $4.0 million in a private placement pursuant to Regulation D under the Securities Act. NCT Audio has not met certain conditions regarding the filing of a registration statement for NCT Audio common stock. As such, holders of NCT Audio common stock have a right to exchange their NCT Audio common stock into a sufficient number of restricted shares of NCT common stock to equal their original cash investment in NCT Audio, plus a 20% discount to market price at date of conversion. During 1998, two NCT Audio shareholders exercised their right to exchange 296 shares of NCT Audio common stock into 1,135,542 shares of NCT common stock. During 1999, three NCT Audio shareholders exercised their right to exchange 559 shares of NCT Audio common stock into
17.7 million shares of NCT common stock. In connection therewith the Company recorded goodwill of $0.6 million and $6.1 million during 1998 and 1999, respectively. The Company recorded a non-cash charge of $3.1 million in 1999 to write down goodwill to its estimated realizable value.

         Between October 28, 1997 and December 11, 1997, the Company entered into a series of subscription agreements (the "Series C Subscription Agreements") to sell an aggregate amount of $13.3 million of Series C Convertible Preferred Stock (the "Series C Preferred Stock") in a private placement, pursuant to Regulation D of the Securities Act, to 32 unrelated accredited investors through two dealers (the "1997 Series C Preferred Stock Private Placement"). The total 1997 Series C Preferred Stock Private Placement was completed on December 11, 1997. The aggregate net proceeds to the Company of the 1997 Series C Preferred Stock Private Placement were $11.9 million. Each share of the Series C Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four



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percent (4%) per annum on the stated value. Each share of Series C Preferred
Stock is convertible into fully paid and non-assessable shares of the Company's common stock subject to certain limitations. The shares of Series C Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) the effective date of the Series C registration statement; or (ii) ninety (90) days after the date of filing of the Series C registration statement. Each share of Series C Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series C Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series C Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof. The conversion terms of the Series C Preferred Stock also provide that in no event shall the average closing bid price referred to in the Series C Conversion Formula be less than $0.625 per share and in no event shall the Company be obligated to issue more than 26.0 million shares of its common stock in the aggregate in connection with the conversion of the Series C Preferred Stock. Accordingly, 26.0 million shares of common stock have been registered by the Company. Under the terms of the Series C Subscription Agreements, the Company may be subject to a penalty if the Series C registration statement is not declared effective within one hundred twenty
(120) days after the first closing of any incremental portion of the offering of Series C Preferred Stock, such penalty to be in an amount equal to one and one half percent (1.5%) per month of the aggregate amount of Series C Preferred Stock sold in the offering up to a maximum of ten percent (10%) of such aggregate amount. The Series C Subscription Agreements also provide that for a period commencing on the date of the signing of the Series C Subscription Agreements and ending ninety (90) days after the closing of the offering the Company will be prohibited from issuing any debt or equity securities other than Series C Preferred Stock, and that the Corporation will be required to make certain payments in the event of its failure to effect conversion in a timely manner or in the event it fails to reserve sufficient authorized but unissued common stock for issuance upon conversion of the Series C Preferred Stock. On December 30, 1998, 1,700 shares of the Series C Preferred Stock were exchanged for the Company's Series E Preferred Stock. At December 31, 1998, 10,850 shares of Series C Preferred Stock had been converted into 20,665,000 shares of NCT common stock. The 700 remaining Series C Preferred Stock shares were subject to mandatory conversion as of November 30, 1999. As such, on November 30, 1999, these 700 shares were converted to 1,512,000 shares of common stock of the Company. At December 31, 1999, there were no outstanding shares of Series C Preferred Stock.

         During 1998, the Board of Directors authorized the issuance of a total of 125,000 shares of the Company's common stock to an employee, two directors and a consultant in connection with their services to the Company. The Company valued these shares at $97,000, representing the fair value on the date of issuance.

         On July 15, 1998 the Company transferred $5,000 and all of the business and assets of its Hearing Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated subsidiary company, NCT Hearing Products, Inc. ("NCT Hearing") in consideration for 6,400 shares of NCT Hearing common stock whereupon NCT Hearing became a wholly-owned subsidiary of the Company. The




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Company also granted NCT Hearing an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to Hearing Products in consideration for a license fee of $3.0 million, eliminated in consolidation, to be paid when proceeds are available from the sale of NCT Hearing common stock and running royalties payable with respect to NCT
Hearing's sales of products incorporating the licensed technology and its sublicensing of such technology. It is anticipated that NCT Hearing will issue additional shares of its common stock in transactions exempt from registration in order to raise additional working capital.

         On July 27, 1998, the Company entered into subscription agreements (the "Series D Subscription Agreements") to sell 6,000 shares of the Company's Series D Convertible Preferred Stock ("Series D Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 Series D Preferred Stock Private Placement"). The sale of 6,000 shares of Series D Preferred Stock having an aggregate $6.0 million stated value was completed on August 6, 1998. $5.2 million net proceeds were received by the Company from the 1998 Series D Preferred Stock Private Placement. Each share of the Series D Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series D Preferred Stock is convertible into fully paid and non-assessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series D Subscription Agreements, the Company is required to file a registration statement covering the resale of all shares of common stock of the Company issuable upon conversion of the Series D Preferred Stock then outstanding within sixty (60) days after the completion of the 1998 Series D Preferred Stock Private Placement (respectively, the "Series D Filing Date" and the "Series D Closing Date"). The shares of Series D Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety (90) days after the Series D Closing Date; (ii) five (5) days after the Company receives a "no review" status from the Securities and Exchange Commission ("SEC") in connection with the Series D registration statement; or (iii) the effective date of the Series D registration statement. The Series D registration statement became effective on October 30, 1998, and shares of Series D Preferred Stock became convertible on that date. Each share of Series D Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series D Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series D Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof. The conversion terms of the Series D Preferred Stock also provide that in no event shall the conversion price referred to in the Series D Conversion Formula be less than $0.50 per share and in no event shall the Company be obligated to issue more than 12,000,000 shares of its common stock in the aggregate in connection with the conversion of the 6,000 shares of Series D Preferred Stock issued under the 1998 Series D Preferred Stock Private Placement. The Series D Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. Including shares of common stock issued for accretion, as of March 12, 1999, all shares of Series D Preferred Stock had been converted into 12,273,685 shares of NCT common stock.




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

         On July 27, 1998, NCT Audio entered into subscription agreements (the "NCT Audio Subscription Agreements") to sell 60 shares of NCT Audio's Series A Convertible Preferred Stock ("NCT Audio Series A Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 NCT Audio Series A Preferred Stock Private Placement"). The sale of 60 shares of NCT Audio Series A Preferred Stock having an aggregate $6.0 million stated value was completed on August 17, 1998. NCT Audio received net proceeds of $5.2 million from the 1998 NCT Audio Series A Preferred Stock Private Placement. Each share of the NCT Audio Series A Preferred Stock has a par value of $.10 per share and a stated value of one hundred thousand dollars ($100,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of NCT Audio Series A Preferred Stock is convertible into fully paid and non-assessable shares of NCT Audio's common stock subject to certain limitations. Under the terms of the NCT Audio Subscription Agreements, NCT Audio is required to file a registration statement covering the resale of all shares of common stock of NCT Audio issuable upon conversion of the NCT Audio Series A Preferred Stock then outstanding by a date (the "Series A Filing Deadline") which is not later than thirty (30) days after the NCT Audio becomes a "reporting company" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The shares of NCT Audio Series A Preferred Stock become convertible into shares of NCT Audio common stock at any time after the date the NCT Audio becomes a "reporting company" under the Exchange Act. Each share of Series A Preferred Stock is convertible into a number of shares of common stock of NCT Audio as determined in accordance with the Series A Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series A Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof. The conversion terms of the NCT Audio Series A Preferred Stock also provide that in the event that NCT Audio has not become a "reporting company" under the Exchange Act by December 31, 1998, or the NCT Audio registration statement has not been declared effective by the SEC by December 31, 1998, the holder shall be entitled to exchange each share of NCT Audio Series A Preferred Stock for 100 shares of the Company's Series D Convertible Preferred Stock and thereafter shall be entitled to all rights and privileges of a holder of the Company's Series D Preferred Stock. As of December 31, 1998, no NCT Audio Series A Preferred Stock shareholders had exercised their right to exchange NCT Audio Series A Preferred Stock into the Company's Series D Convertible Preferred Stock. On March 30, 1999, holders of 57 shares of NCT Audio Series A Preferred Stock exercised this election and converted their shares into 11,699,857 shares of the Company's common stock. At December 31, 1999, 3 shares of NCT Audio Series A Preferred Stock were outstanding. On January 10, 2000, the remaining 3 shares of NCT Audio Series A Preferred Stock were converted into 634,915 shares of the Company's common stock.

         On July 29, 1998, the Company initiated a plan to repurchase from time to time up to 10 million shares of the Company's common stock in the open market pursuant to Rule 10b-18 under the Exchange Act or through block trades. As of December 31, 1998, the Company had repurchased 5,607,100 shares of the Company's common stock at per share prices ranging from $0.3438 to $0.6563. The stock repurchase program was terminated on December 30, 1998.

         On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel. The acquisition was pursuant to the Stock Purchase Agreement. The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders based on Advancel's earnings before interest, taxes, depreciation and amortization for each of the calendar years 1999, 2000, 2001 and 2002. While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. To determine the number of shares of the Company's common stock issuable in connection with an earnout payment, each earnout payment is to be calculated using the average of the closing prices of the Company's common stock for each of the twenty (20) business days following the 21st day after the release of Advancel's audited year-end financials for an earnout year. At that time, Advancel Shareholders will elect to receive payment in cash or common stock of the Company. In the event that the Company is unable to maintain the registration statement covering the resale of 1,786,991 shares effective for at least thirty (30) days, each Advancel Shareholder shall have the right, until April 15, 1999, to have the Company redeem up to one-third of the initial payment shares acquired by such Advancel Shareholder by paying in cash therefor a sum calculated by using the formula used to determine the number of shares of the Company's common stock to be delivered in payment of the initial payment of $1.0 million. The acquisition was accounted for as a purchase and, accordingly, the accompanying consolidated financial statements include the accounts of Advancel from the date of acquisition. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on their fair values as follows:

                  Current assets                                                $   368,109
                  Property and equipment                                              4,095
                  Goodwill                                                        1,018,290
                  Other assets                                                       13,486
                  Current liabilities                                              (485,040)
                  Unearned portion of compensatory stock                            141,251
                                                                                -----------

                  Cost of acquisition (including expenses of $60,191)           $ 1,060,191
                                                                                ===========


         At the annual meeting of Stockholders held on October 20, 1998, the stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 185 million to 255 million shares. Such action was deemed by the Board of Directors to be in the best interest of the Company to make additional shares of the Company's common stock available for an increase in the number of shares of common stock covered by the 1992 Plan (see Note 12) pursuant to an amendment of the 1992 Plan approved by the stockholders at such annual meeting, and for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible to common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

         On November 24, 1998, the Company paid $1,000 consideration for incorporation of DMC which was formed to develop, install and provide an audio/visual advertising medium within commercial/professional settings.

         On December 30, 1998, the Company entered into a series of subscription agreements (the "Series E Subscription Agreements") to sell an aggregate stated value of up to $8.2 million of Series E Convertible Preferred Stock (the " Series E Preferred Stock") in consideration of $4.0 million, in a private placement, pursuant to Regulation D of the Securities Act, to six accredited investors through one dealer (the "1998 Series E Preferred Stock Private Placement"). The $4.0 million subscription receivable at December 31, 1998 represents a receivable due from the Series E Subscription Agreements. In addition to the above noted Series E Subscription Agreements, the Company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the above noted dealer, in exchange for an aggregate stated value of $1.7 million of the Company's Series C Preferred Stock held by the three accredited investors. The Company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors through the above noted dealer, in exchange and consideration for an aggregate of 2.1 million shares of the Company's common stock held by the four accredited investors and received net proceeds of $1.8 million. On April 13, 1999, the Company entered into a subscription agreement to sell 1,874 shares of Series E Preferred Stock, with a stated value of up to $1.9 million in consideration of $1.9 million to four accredited investors through one dealer. Each share of the Series E Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series E Preferred Stock is convertible into fully paid and non-assessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series E Subscription Agreements, the Company is required to file a registration statement on (i) Form S-3 on or prior to the date which is no more than sixty (60) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock if filed or (ii) Form S-1 on or prior to a date which is no more than ninety (90) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock, covering the resale of all of the registrable securities. The shares of Series E Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety (90) days after the Series E Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the registration statement; or (iii) the effective date of the Series E registration statement. Each share of Series E Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series E Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series E Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof. The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock issued under the 1998 Series E Preferred Stock Private Placement. The Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such obligation would be triggered in the event that the Company issues 30,000,000 shares on conversion of Series E Preferred Stock. The

Series E Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. The Company registered an aggregate of 26,648,696 shares of the Company's common stock for the conversion of the issued and outstanding shares of Series E Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock. The conversion terms further provide that the Company will be required to make certain payments if it fails to effect a conversion in a timely manner and may have to redeem the excess of the stated value over the amount permitted to be converted into common stock. As of December 31, 1998, no shares of Series E Preferred Stock had been converted into NCT common stock. During 1999, holders of 3,828 shares of Series E Preferred Stock elected to convert their shares into 26,608,942 shares of common stock of the Company. On March 31, 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four DMC network affiliate licenses. During the three months ended March 31, 1999, the Company, in accordance with its revenue recognition policy, realized only $2.0 million on the issuance of such licenses in consideration of the receipt of 3,600 shares of its Series E Convertible Preferred Stock. Subsequently, during the three months ended June 30, 1999, the Company adjusted such revenue to $0.9 million due to the valuation of additional shares of Series E Preferred Stock issued during the period. On December 15, 1999, holders of the remaining 5,026 shares of the Company's Series E Preferred Stock and holders of 974 shares of the Company's Series F Convertible Preferred Stock (see below), an aggregate stated value of $6 million, exchanged such shares for eight DMC network affiliate licenses. No shares of Series E Preferred Stock were outstanding at December 31, 1999.

         On January 25, 1999, the Company granted DMC, a wholly owned subsidiary of the Company formed on November 24, 1998, an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to DMC products in consideration for a license fee of $3.0 million (eliminated in consolidation). Such license fee is to be paid when proceeds are available from the sale of DMC common stock. In addition, running royalties will be payable to the Company with respect to DMC's sales of products incorporating the licensed technology and its sublicensing of such technology. It is anticipated that DMC will issue shares of its common stock in transactions exempt from registration in order to raise additional working capital.

         At the annual meeting of stockholders of the Company on June 24, 1999, the stockholders approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 255,000,000 to 325,000,000. This amendment became effective on July 29, 1999, when the Company filed the appropriate amendment to its Certificate of Incorporation with the Office of the Secretary of State of Delaware.

         On June 24, 1999, the Board of Directors approved the issuance of up to 15,000,000 shares of the Company's common stock to be used to settle certain obligations of the Company. In 1999, the Company issued 13,154,820 shares of common stock to suppliers and consultants to settle current obligations of $1.8 million and future or anticipated obligations of $0.7 million.

         On August 10, 1999, the Company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Convertible Preferred Stock (the "Series F Preferred Stock"), in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer (the "1999 Series F Preferred Stock Private Placement"). On August 10, 1999, the Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate stated value of $8.5 million. At the Company's election, the investors may invest up to an additional $4.0 million in cash or in kind at a future date. Each share of the Series F Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and non-assessable shares of the Company's common stock, subject to certain limitations. Under the terms of the Series F Subscription Agreement, the Company was required to file a registration statement on Form S-1 on or prior to a date which is no more than forty-five
(45) days from the date that the Company has issued a total of 1,000 shares of Series F Preferred Stock, covering the resale of all of the registrable securities (the "Series F Closing Date"). The shares of Series F Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) forty-five (45) days after the Series F Closing Date;
(ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Series F registration statement; or (iii) the effective date of the Series F registration statement. Each share of Series F Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with a formula (the "Series F Conversion Formula"), as defined in the agreement. The conversion formula provides that the stated value of the preferred stock plus 4% accretion thereon for the number of days between
(i) the Series F Closing Date and (ii) the conversion date be divided by the amount obtained by multiplying the 80% times the average market price for the Company's common stock for the five (5) consecutive trading days immediately preceding such date. The conversion terms of the Series F Preferred Stock also provide that in no event shall the Company be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of up to 12,500 shares of Series F Preferred Stock. In the interest of investor relations of the Company, the maximum number of conversion shares was increased to 77,000,000 shares of the Company's common stock. The Company is also obligated to pay a 4% per annum accretion on the stated value of Series F Preferred Stock in either cash or common stock, at the Company's election. The Company registered an aggregate of 25,744,000 shares of common stock issuable upon conversion and payment for accretion. In connection with the Series F Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such additional amounts will be treated as obligations of the Company. On September 10, 1999, the Company received $4.0 million for four DMC network affiliate licenses from four accredited investors. While the investors agreed upon the exchange of 8,500 shares of Series F Preferred Stock having aggregate stated value of $8.5 million, for consideration of $1.0 million, the Company has treated the additional $4.0 million for the DMC licenses as additional consideration for the Series F Preferred Stock. As of December 31, 1999, 2,811 shares of Series F Preferred Stock have been converted into 25,306,557 shares of the Company's common stock. On December 15, 1999, 974 shares of the Company's Series F Preferred Stock, together with 5,026 shares of the Company's Series E Preferred Stock, were exchanged for eight DMC network affiliate licenses. At December 31, 1999, there are 4,715 shares of Series F Preferred Stock outstanding.

         The Company has certain contingent obligations under a securities exchange agreement, dated as of October 9, 1999 (the "Exchange Agreement"), among the Company, Austost and Balmore. Pursuant to the Exchange Agreement, on October 26, 1999 the Company issued a total of 17,333,334 shares to Austost and Balmore (the "Exchange Shares") in exchange for 532 shares of common stock of NCT Audio held by Austost and Balmore. The effective per share price of the Exchange Shares received by Austost and Balmore was $0.06 per share (representing the total purchase price originally paid by Austost and Balmore for the NCT Audio shares of $1.0 million divided by 17,333,334). This effective per share price was $0.115, or 65.7%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on October 25, 1999. This effective per share price may be subject to increase upon the application of an exchange ratio adjustment provision contained in the Exchange Agreement on February 15, 2000 (or an earlier date agreed to by all the parties) and may be subject to decrease upon the application of a reset provision contained in the Exchange Agreement, as described below.

         Under the exchange ratio adjustment provision, the Company has the right to re-determine the price of the Exchange Shares issued to each of Austost and Balmore on February 15, 2000 (or another date that is not later than February 15, 2000 and is mutually agreed upon by the Company, Austost and Balmore). If the aggregate value of the Exchange Shares issued to Austost and Balmore is greater than $2,600,000 based upon the closing bid price of the Company's common stock as reported on the OTC Bulletin Board on such date, Austost and Balmore are required to return to the Company any such Exchange Shares representing the excess amount. Under the reset provision contained in the Exchange Agreement, on April 24, 2000, and again on July 24, 2000, the Company may be required to issue additional shares to either Austost or Balmore or both if the sum of certain items on those dates is less than $2,600,000. Those items are: (i) the aggregate market value of the Exchange Shares held by Austost and Balmore (based on the per share closing bid price on those dates);
(ii) the market value of any Exchange Shares transferred by Austost and Balmore as permitted under the Exchange Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost and Balmore from sales of any such shares prior to April 24, 2000 or July 24, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal $2,600,000. The Company recorded step-up acquisition goodwill of $2.6 million. This transaction contributed to the Company's recording of a $3.1 million impairment of goodwill.

         On March 7, 2000, the Company, Austost and Balmore agreed to amend certain of the terms and conditions of the Exchange Agreement in order to (1) allow Austost and Balmore to retain 3,611,111 Returnable Shares in exchange for an additional 533 shares of Audio common stock from a third party investor (the "Third Party Shares"), which Austost and Balmore shall deliver to NCT, and (2) substitute cash payments by Austost and Balmore to the Company in lieu of Austost's and Balmore's obligation to return the remaining Returnable Shares to the Company pursuant to the Exchange Agreement.

         The Company agreed that Austost and Balmore would retain 10,060,251 shares of the Company's Common Stock (the "Remaining Returnable Shares"), and Austost and Balmore would agree to pay the Company up to $10,000,000 in cash subject to monthly limitations from proceeds Austost and Balmore would realize from their disposition of such Remaining Returnable Shares. Balmore and Austost will realize a 10% commission on the proceeds from the sale of shares.

         The Company has certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost, Balmore and Nesher, Inc. ("Nesher"). Based on an offer as of November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement as described below.

         Under the reset provision, on June 26, 2000, and again on September 25, 2000, the Company may be required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of certain items on those dates is less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items are: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid for the SPA Shares. The 20% of the total purchase price paid ($100,000) is deemed a dividend.

COMMON SHARES AVAILABLE FOR COMMON STOCK OPTIONS, WARRANTS AND CONVERTIBLE
SECURITIES:

         At December 31, 1999, the number of shares required to be reserved for the exercise of options and warrants was 38.8 million. The aggregate number of shares of common stock required to be reserved for issuance upon the exercise of all outstanding options and warrants granted was 37.9 million shares of which options and warrants to purchase 24.7 million shares were currently exercisable (see Note 12). The aggregate number of shares of common stock required to be reserved for issuance upon conversion of issued and outstanding shares of Series F Preferred Stock was 51.7 million shares. The Company has reserved 22.4 million shares of common stock for issuance to certain holders of NCT Audio common stock upon exchange of their shares of NCT Audio common stock for shares of the Company's common stock. The Company has reserved 0.6 million shares of common stock for issuance upon conversion of the remaining Series A Preferred Stock into Series D Preferred Stock. The Company also reserved 30.7 million shares of common stock for issuance upon conversion of the secured convertible notes. Common shares issued and required to be reserved for issuance exceed the number of shares authorized. However, should the aggregate of the number of issued and outstanding shares and shares required to be reserved for future issuance reach the authorized limit, shares in excess of the limit will be borrowed from the 1992 Plan.


12.    COMMON STOCK OPTIONS AND WARRANTS:

         The Company applies APB 25 in accounting for its various employee stock option incentive plans and warrants and, accordingly, recognizes compensation expense as the difference, if any, between the market price of the underlying common stock and the exercise price of the option on the date of grant. The effect of applying SFAS No. 123 on 1997, 1998 and 1999 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future periods due to, among other factors, (i) the vesting period of the stock options, and (ii) the fair value of additional stock option grants in future periods. If compensation expense for the Company's stock option plans and warrants had been determined based on the fair value of the options or warrants at the grant date for awards under the plans in accordance with SFAS No. 123, the Company's net loss would have been $15.8 million, $19.0 million and $27.4 million, or $(0.14), $(0.16) and $(0.20) per share in 1997, 1998 and 1999, respectively. The fair value of the options and warrants granted in 1997, 1998 and 1999 are estimated in the range of $0.16 to $4.07, $0.24 to $0.81, and $0.26 to $0.64 per share, respectively, on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions: dividend yield 0%; volatility of 1.289, 1.307 and 1.0 in 1997, 1998 and 1999, respectively; risk free interest rates in the range of 5.79% to 6.63%, 5.28% to 5.55%, and 4.56% to 6.14% for 1997, 1998 and 1999,
respectively; and expected life of 3 years. The weighted average fair value of options and warrants granted during 1997, 1998 and 1999 are estimated in the range of $0.13 to $0.58, $0.53, and $0.28 to $0.48 per share, respectively, also using the Black-Scholes option-pricing model.

STOCK OPTIONS:

         The Company's 1987 Stock Option Plan (the "1987 Plan") provides for the granting of up to 4,000,000 shares of common stock as either incentive stock options or nonstatutory stock options. Options to purchase shares may be granted under the 1987 Plan to persons who, in the case of incentive stock options, are full-time employees (including officers and directors) of the Company; or, in the case of nonstatutory stock options, are employees or non-employee directors of the Company. The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of the grant and may be exercisable over a ten-year period. The exercise price and duration of the nonstatutory stock options are to be determined by the Board of Directors. Options granted under the 1987 Plan generally vest 20% upon grant and 20% per annum thereafter as determined by the Board of Directors.

         1987 Plan activity is summarized as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                           --------------------------------------------------------------------------------
                                                    1997                       1998                        1999
                                           ------------------------  --------------------------  --------------------------
                                                         WEIGHTED                   WEIGHTED                    WEIGHTED
                                                         AVERAGE                    AVERAGE                      AVERAGE
                                                         EXERCISE                   EXERCISE                    EXERCISE
                                             SHARES       PRICE        SHARES        PRICE         SHARES         PRICE
                                           -----------  -----------  -----------  -------------  ------------  ------------
Outstanding at beginning of year            1,500,000    $    0.54    1,350,000    $      0.51     1,350,000    $      0.51
Options granted                             1,350,000    $    0.51           -              -      1,350,000    $      0.51
Options exercised                                  -                         -              -              -              -
Options canceled, expired or
forfeited                                  (1,500,000)   $    0.54           -              -      (1,350,000)  $      0.51
                                           -----------               -----------                 ------------
Outstanding at end of year                  1,350,000    $    0.51    1,350,000           0.51      1,350,000   $      0.51
                                           ===========               ===========   $             ============

Options exercisable at year-end             1,350,000    $    0.51    1,350,000    $      0.51      1,350,000   $      0.51
                                           ===========               ===========                 ============

         As of December 31, 1999, options for the purchase of 217,821 shares were available for future grant under the 1987 Plan.

         The Company's non-plan options are granted from time to time at the discretion of the Board of Directors. The exercise price of all non-plan options generally must be at least equal to the fair market value of such shares on the date of grant and generally are exercisable over a five to ten year period as determined by the Board of Directors. Vesting of non-plan options varies from (i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors.

         Non-plan stock option activity is summarized as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                       ------------------------------------------------------------------------------
                                                1997                      1998                        1999
                                       -----------------------  -------------------------   -------------------------
                                                    WEIGHTED                   WEIGHTED                   WEIGHTED
                                                     AVERAGE                   AVERAGE                     AVERAGE
                                                    EXERCISE                   EXERCISE                   EXERCISE
                                         SHARES       PRICE       SHARES        PRICE         SHARES        PRICE
                                       -----------  ----------  ------------  -----------   -----------  ------------
Outstanding at beginning of year          372,449   $    1.08     4,319,449    $    0.36     4,319,449    $     0.36
Options granted                         7,844,449   $    0.41           -             -             -              -
Options exercised                          -                -           -             -             -              -
Options canceled, expired or
forfeited                              (3,897,449)   $   0.53           -             -        (35,449)   $     4.86
                                       -----------              ------------                -----------
Outstanding at end of year              4,319,449    $   0.36     4,319,449    $    0.36     4,284,000    $     0.33
                                       ===========              ============                ===========

Options exercisable at year-end         4,319,449    $   0.36     4,319,449    $    0.36     4,284,000    $     0.33
                                       ===========              ============                ===========

         On October 6, 1992, the Company adopted a stock option plan (as amended, the "1992 Plan") for the granting of options to purchase up to 10,000,000 shares of common stock to officers, employees, certain consultants and certain directors. The exercise price of all 1992 Plan options must be at least equal to the fair market value of such shares on the date of the grant and 1992 Plan options are generally exercisable over a five to ten year period as determined by the Board of Directors. Vesting of 1992 Plan options varies from (i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors. On October 20, 1998, the stockholders approved an amendment to the 1992 Plan to increase the aggregate number of shares of common stock reserved for grants of restricted stock and grants of options to purchase shares of common stock to 30,000,000 shares. The 1992 Plan was also amended to eliminate the automatic grant of 75,000 shares of the Company's common stock upon a new director's initial election to the Board of Directors and to eliminate the automatic grant of 5,000 shares of the Company's common stock to each non-employee director for services as a director of the Company for each subsequent election.

         1992 Plan activity is summarized as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                       --------------------------------------------------------------------------------
                                                1997                      1998                         1999
                                       -----------------------  -------------------------   ---------------------------
                                                    WEIGHTED                   WEIGHTED                     WEIGHTED
                                                     AVERAGE                   AVERAGE                       AVERAGE
                                                    EXERCISE                   EXERCISE                     EXERCISE
                                         SHARES       PRICE       SHARES        PRICE          SHARES         PRICE
                                       -----------  ----------  ------------  -----------   -------------  ------------
Outstanding at beginning of year        6,022,765   $    0.86    9,029,936     $    0.72     19,831,821     $     0.52
Options granted                         4,652,222   $    0.55   21,989,000     $    0.69      9,398,538     $     0.43
Options exercised                      (1,141,795)  $    0.64       (1,561)    $    0.27         (5,000)    $     0.27
Options canceled, expired or
forfeited                              (503,256)    $    0.99  (11,185,554)    $    1.03     (1,201,122)    $     0.60
                                       -----------              ------------                -------------
Outstanding at end of year              9,029,936   $    0.72   19,831,821     $    0.52     28,024,237     $     0.47
                                       ===========              ============                =============

Options exercisable at year-end         6,592,436   $    0.73   12,053,571     $    0.60     14,751,044     $     0.55
                                       ===========              ============                =============

         As of December 31, 1999, options for the purchase of 318,360 shares were available for future grants of restricted stock awards and for options to purchase common stock under the 1992 Plan.

         On November 15, 1994, the Board of Directors adopted the NCT Group, Inc. Option Plan for Certain Directors (as amended, the "Directors Plan"). Under the Directors Plan, 821,000 shares have been approved by the Board of Directors for issuance. The options granted under the Directors Plan have exercise prices equal to the fair market value of the common stock on the grant dates, and expire five years from date of grant. Options granted under the Directors Plan are fully vested at the grant date.

         Directors Plan activity is summarized as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                        ----------------------------------------------------------------------------
                                                 1997                     1998                       1999
                                        -----------------------  ------------------------  -------------------------
                                                     WEIGHTED                  WEIGHTED                  WEIGHTED
                                                     AVERAGE                   AVERAGE                    AVERAGE
                                                     EXERCISE                  EXERCISE                  EXERCISE
                                         SHARES       PRICE       SHARES        PRICE        SHARES        PRICE
                                        ----------  -----------  ----------   -----------  -----------  ------------
Outstanding at beginning of year          746,000    $    0.73     746,000      $    0.73     746,000    $     0.73
Options granted                                -             -       -                  -     538,500    $     0.73
Options exercised                              -             -       -                  -           -             -
Options canceled, expired or
forfeited                                      -             -       -                  -   (746,000)    $     0.73
                                        ----------               ----------                -----------
Outstanding at end of year                746,000    $    0.73     746,000      $    0.73     538,500    $     0.73
                                        ==========               ==========                ===========
Options exercisable at year-end           746,000    $    0.73     746,000      $    0.73     538,500    $     0.73
                                        ==========               ==========                ===========

         As of December 31, 1999, there were 282,500 options for the purchase of shares available for future grants under the Directors Plan.

         The following summarizes information about the Company's stock options outstanding at December 31, 1999:



                                                                         Options Outstanding
                                                          --------------------------------------------------
                                                                                Weighted
                                                                                 Average
                                                                                Remaining       Weighted
                                                                              Crantractual       Average
                                         Range of              Number             Life          Exercise
              Plan                    Exercise Price         Outstanding       (In Years)         Price
--------------------------------- ----------------------- ------------------ ---------------- --------------
1987 Plan                         $   0.50 to $   0.63            1,350,000             2.06  $        0.51
                                                          ==================

Non-Plan                          $   0.27 to $   3.69            4,284,000             2.16  $        0.33
                                                          ==================

1992 Plan                         $   0.22 to $   0.56           21,093,391             7.07  $        0.35
                                  $   0.64 to $   1.50            6,620,491             2.80  $        0.71
                                  $   2.38 to $   4.00              310,355             0.70  $        3.01
                                                          ------------------
Total 1992 Plan                                                  28,024,237
                                                          ==================

Director's Plan                   $   0.66 to $   0.75              538,500             0.53  $        0.73
                                                          ==================




                                          Options Exercisable
                                     -------------------------------
                                                        Weighted
                                                         Average
                                         Number         Exercise
              Plan                     Exercisable        Price
---------------------------------    ---------------- --------------
1987 Plan                                  1,350,000  $        0.51
                                     ================

Non-Plan                                   4,284,000  $        0.33
                                     ================

1992 Plan                                  7,927,698  $        0.33
                                           6,512,991  $        0.71
                                             310,355  $        3.01
                                     ----------------
Total 1992 Plan                           14,751,044
                                     ================

Director's Plan                              538,500  $        0.73
                                     ================




WARRANTS:

         The Company's warrants are granted from time to time at the discretion of the Board of Directors. The exercise price of all warrants generally must be at least equal to the fair market value of such shares on the date of grant. Generally, warrants are exercisable over a five to ten year period as determined by the Board of Directors and vest on the grant date.

         In July 1999, in connection with the PRG Note, PRG was granted a common stock warrant equal to either (i) the number of shares of the Company's common stock (6,666,667) which may be purchased for an aggregate purchase price of $1,250,000 at the fair market value on July 19, 1999 or (ii) the number of shares representing five percent of the fully paid non-assessable shares of common stock of DMC at the purchase price per share equal to either (x) if a DMC qualified sale (a sale in one transaction in which the aggregate sales proceeds to DMC equal or exceed $5,000,000) had closed on or before December 31, 1999, the purchase price per share determined by multiplying the price per share of DMC common stock or security convertible into DMC common stock by seventy-five percent (75%) or (y) if a DMC qualified sale had not closed on or before December 31, 1999, at an aggregate price of $1,250,000.

         Warrant activity is summarized as follows:


                                                                            Years Ended December 31,
                                                 -----------------------------------------------------------------------
                                                                1997                                 1998
                                                 -----------------------------------    --------------------------------
                                                                       Weighted                             Weighted
                                                                        Average                              Average
                                                                       Exercise                             Exercise
                                                     Shares              Price             Shares             Price
                                                 ---------------    ----------------    --------------    --------------
Outstanding at beginning of year                    3,888,539       $          0.72       3,146,920               0.81
Warrants granted                                    2,846,923       $          0.76       1,588,164               0.92
Warrants exercised                                   (854,119)      $          0.41               -                  -
Warrants canceled, expired or forfeited            (2,734,423)      $          0.75        (362,400)              1.16
                                                 ---------------                        --------------
Outstanding at end of year                          3,146,920       $          0.81       4,372,684               0.82
                                                 ===============                        ==============

Warrants exercisable at year-end                    3,146,920       $          0.81       4,172,684               0.86
                                                 ===============                        ==============



                                                         Years Ended December 31,
                                                 ---------------------------------------
                                                                   1999
                                                 ---------------------------------------
                                                                          Weighted
                                                                           Average
                                                                          Exercise
                                                        Shares              Price
                                                    ---------------    ----------------
Outstanding at beginning of year                        4,372,684      $          0.82
Warrants granted                                        2,587,875      $          0.75
Warrants exercised                                                 -                  -
Warrants canceled, expired or forfeited               (3,225,145)      $          0.82
                                                    ---------------
Outstanding at end of year                              3,735,414      $          0.77
                                                    ===============

Warrants exercisable at year-end                        3,735,414      $          0.77
                                                    ===============

         The following table summarizes information about warrants outstanding at December 31, 1999:

                                                   Warrants Outstanding             Warrants Exercisable
                                           -------------------------------------    ----------------------
                                                          Weighted
                                                           Average
                                                          Remaining   Weighted                  Weighted
                                                         Contractual   Average                   Average
                             Range of         Number        Life      Exercise        Number    Exercise
                          Exercise Price   Outstanding   (In Years)     Price       Exercisable   Price
                         ----------------- ------------- ------------ -----------  ----------- ----------
                          $0.50 to $0.69      263,914       2.94        $0.62          263,914    $0.62
                          $0.75 to $1.66    3,471,500       2.32        $0.78        3,471,500    $0.78


13.      RELATED PARTIES:

         Between 1993 and 1994, the Company entered into five agreements with Quiet Power Systems, Inc. ("QSI"). Environmental Research Information, Inc. ("ERI") owns 33% of QSI and Jay M. Haft, Chairman of the Board of Directors of the Company, owns another 2% of QSI. Michael J. Parrella, President of the Company, owns 12% of the outstanding capital of ERI and shares investment control over an additional 24% of its outstanding capital. In March 1995, the Company entered into a master agreement with QSI which granted QSI an exclusive worldwide license to market, sell and distribute various quieting products in the utility industry. Subsequently, the Company and QSI executed four letter agreements, primarily revising payment terms. On December 24, 1999, the Company executed a final agreement with QSI in which the Company agreed to write-off $239,000 of indebtedness owed by QSI in exchange for the return by QSI to the Company of its exclusive license to use NCT technology in various quieting products in the utility industry. Such amount, originally due on January 1, 1998, had been fully reserved by the Company.

         The Company's President and Chief Executive Officer, who, at December 31, 1999, holds options and warrants for the right to acquire an aggregate of 15,237,000 shares of the Company's common stock, receives an incentive bonus equal to 1% of the cash received by the Company upon the execution of agreements or other documentation evidencing transactions with unaffiliated parties. For the year ended December 31, 1997, 1998 and 1999, approximately $243,000, $206,000 and $169,000 was incurred in connection with this arrangement.

         During 1997, 1998 and 1999, the Company purchased $0.7 million, $0.2 million and $0, respectively, of products from its various manufacturing joint venture entities.


14.    INCOME TAXES:

         The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Accordingly, deferred tax assets and liabilities are established for temporary differences between tax and financial reporting bases of assets and liabilities. A valuation allowance is established when the Company determines that it is more likely than not that a deferred tax asset will not be realized. The

Company's temporary differences primarily result from depreciation related to machinery and equipment and compensation expense related to warrants, options and reserves.

         At December 31, 1999, the Company had available net operating loss carryforwards of approximately $101.2 million and research and development credit carryforwards of $1.7 million for federal income tax purposes, which expire as follows (in thousands):

                                                                    AND
                                             NET                DEVELOPMENT
                      YEAR                  LOSSES                CREDITS
                ------------------      ----------------      -----------------
                      2000              $           129       $               -
                      2001                          787                       -
                      2002                        2,119                       -
                      2003                        1,974                       -
                      2004                        1,620                       -
                      2005                        3,870                     141
                      2006                        1,823                     192
                      2007                        6,866                     118
                      2008                       13,456                     321
                      2009                       16,293                     413
                      2010                        9,415                      61
                      2011                        9,051                      67
                      2012                        4,525    (1)              267
                      2018                       14,183    (2)              167
                      2019                       15,079    (3)                -
                                        ----------------      -----------------
                      TOTAL             $       101,190       $           1,747
                                        ================      =================

     (1) Includes approximately $1.2 million net operating loss relating to NCT Audio Products, Inc.
     (2) Includes approximately $4.4 million net operating loss relating to NCT Audio Products, Inc.
     (3) Includes approximately $6.5 million net operating loss relating to NCT Audio Products, Inc.

         The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation. The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is due to the increase in the valuation allowance of $3.0 million, $1.4 million and $3.3 million in 1997, 1998 and 1999, respectively.

         The types of temporary differences that give rise to significant portions of the deferred tax assets and the federal and state tax effect of those differences, as well as federal net operating loss and research and development credit, at December 31, 1998 and 1999 were as follows (in thousands):

                                                                       DECEMBER 31,
                                                            -----------------------------------
                                                                1998                 1999
                                                            -------------        --------------
     Accounts receivable                                    $         157        $           13
     Inventory                                                        173                   180
     Property and equipment                                            68                    82
     Accrued expenses                                                  65                    58
     Stock compensation                                             2,711                 2,924
     Other                                                            349                   414
                                                            -------------        --------------
        Total temporary differences                         $       3,523        $        3,671
     Federal net operating losses                                  27,258                30,285
     Federal research and development credits                       1,580                 1,747
                                                            -------------        --------------
                                                            $      32,361        $       35,703
     Less: Valuation allowance                                    (32,361)              (35,703)
                                                            -------------        --------------
        Deferred taxes                                      $           -        $            -
                                                            =============        --------------

15.    LITIGATION:

         On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunal of Milan, Milan, Italy. Mr. Valerio alleged that (1) the Company is guilty of breach of contract; (2) certain amounts and commissions are allegedly owed to him; and (3) he had suffered damage to his image and reputation among other injuries alleged. The Company retained an Italian law firm specializing in litigation and, through its counsel, filed a reply brief responding to Mr. Valerio's allegations. The Company argued that even if the Tribunal were the appropriate forum for the suit, Mr. Valerio's claim is groundless because a valid contract was never formed. Further, the Company argued that Mr. Valerio is not enrolled in the official Register of Agents and, thus, under applicable Italian law is not entitled to any compensation. Since the submission, the Tribunal has held a pretrial discovery hearing and a hearing before a Discovery Judge. The Discovery Judge held another hearing on May 19, 1998 and established deadlines for final pleadings and a trial date. The Tribunal of Milan, sitting in full bench, heard the case on September 22, 1998. On May 4, 1999, the Company's Italian law firm informed the Company that the Tribunal of Milan had granted the Company's objection to lack of venue and had consequently rejected Mr. Valerio's claim and awarded the Company expenses in the amount of approximately $7,000.

         By a letter dated September 9, 1997, counsel to competitor Andrea Electronics Corporation ("AECorp.") informed the Company that AECorp. believed NCT was improperly using the term "ANR Ready" and infringing upon a trademark owned by AECorp. Representatives of existing and/or potential customers also have informed the Company that AECorp. has made statements claiming that the Company's manufacture and/or sale of certain in-flight entertainment system products infringe a patent owned by the competitor. The Company received a notice dated March 24, 1998 from AECorp.'s intellectual property counsel notifying the Company of its concerns but did not confirm any intention to file suit against NCT. The Company, through special outside counsel, exchanged correspondence with AECorp. but the parties could not come to any resolution. The Company was informed by representatives of existing and/or potential customers that AECorp. was continuing to infer that the Company was infringing.

         On October 9, 1998, the Company's Board of Directors authorized litigation against AECorp. On November 17, 1998, the Company and NCT Hearing filed a complaint against AECorp. in the U.S. District Court, Eastern District of New York. The complaint requested that the court enter judgment in our favor as follows: (1) declare that the two AECorp. patents at issue are invalid and unenforceable and that the Company's products do not infringe upon them; (2) declare that the two AECorp. patents at issue are unenforceable due to misuse by AECorp.; (3) award the Company compensatory damages of no less than $5 million and punitive damages of $50 million for AECorp.'s tortious interference with the Company's prospective contractual advantages; (4) enjoin AECorp. from stating or inferring that the Company's products or their use are infringing any AECorp.-owned patents; and (5) award any other relief the court deems appropriate.

         On or about December 30, 1998, AECorp. filed its answer to the Company's complaint. AECorp. generally denied the above allegations and brought counterclaims against the Company. These include claims that the Company has: infringed the two AECorp. patents at issue and the "ANR Ready" trademark; violated the Lanham Act through NCT's use of the trademark; and unfairly competed with AECorp. by using the trademark.

         The Company and NCT Hearing have since filed a Reply and requested that the court dismiss the counterclaims and enter judgment in favor of the Company and NCT Hearing. The Company also argued that AECorp. is prevented from recovering under certain equitable theories and defenses. Discovery in this suit commenced in mid-1999 and is continuing, although a trial date has not yet been set. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

         On June 10, 1998, Schwebel Capital Investments, Inc. ("SCI") filed suit in a Maryland state court against the Company and Michael J. Parrella, its Chief Executive Officer and Director. The complaint alleges that the Company breached, and Mr. Parrella interfered with, a purported contract entered into "in 1996" between the Company and SCI. SCI claims that under the contract, the Company agreed to pay SCI commissions when NCT received capital from its investors. The complaint further alleged that SCI is due commissions totaling $1.5 million because the Company refused to honor SCI's right of first refusal. SCI seeks $1,673,000 in compensatory damages, $50,000 in punitive damages and $50,000 in attorneys fees from the Company. SCI also seeks $150,000 in compensatory damages, $500,000 in punitive damages and $50,000 in attorneys fees from Mr. Parrella. The Company has filed and the Court has granted two motions to strike or dismiss some of the plaintiff's claims. No further developments in this suit have occurred. Management believes it has many meritorious defenses and intends to conduct a vigorous defense. In the event the case results in a substantial judgment against the Company, however, the judgment could have a severe material effect on quarterly or annual operating results.

         On June 25, 1998, Mellon Bank FSB ("Mellon") filed suit against Alexander Wescott & Co., Inc. ("AWC") and the Company in a district court in the Southern District of New York. Mellon alleged that either the Company or AWC owe it $326,000, a sum Mellon purportedly paid to both entities when it acted as escrow agent for the Company in a private placement of securities with certain institutional investors. The Company retained counsel and on or about July 27, 1998, AWC filed its answer, counterclaim and cross-claim against Mellon and NCT. AWC specifically requested that the court: (1) dismiss Mellon's amended complaint against AWC; (2) grant AWC commissions totaling $688,000 owed to AWC by the Company; (3) order the Company to issue 784,905 shares of its common stock; (4) declare that AWC is entitled to keep the $326,000 sought by Mellon; and (5) order the delivery of a warrant to purchase 461.13 shares of the common stock of NCT Audio.

         On or about August 20, 1998, the Company filed its reply to AWC's cross-claims. Discovery is currently scheduled to take place in the action. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly operating results.

         On December 15, 1998, Balmore and Austost filed suit against NCT Audio and the Company in New York Supreme Court. The complaint alleged breach of contract, common law fraud, negligent misrepresentation, deceptive trade practices, and money had and received. These claims all allegedly arose in connection with an agreement the Company entered into with Balmore and Austost for the sale of shares of NCT Audio common stock in a private placement in December 1997. Specifically, the complaint alleged that: NCT Audio breached an agreement to register shares of its common stock that Balmore and Austost purchased or, in the alternative, shares of the Company's common stock exchangeable for NCT Audio's shares under certain circumstances, and to pay penalties if it failed to do so; NCT Audio made materially false and misleading representations when it faxed non-negotiated agreements instead of executed agreements to Balmore and Austost; NCT Audio and the Company acted negligently and violated duties of full and fair disclosure; and NCT Audio and the Company engaged in deceptive trade practices.

         Balmore and Austost further argued that as a result of these alleged actions, NCT Audio and the Company owed Balmore and Austost compensatory damages not less than $1,819,000 and punitive damages of $3 million. Balmore and Austost also requested that the court require NCT Audio and the Company to register the shares it holds of NCT Audio common stock or rescind the agreement and return to Balmore and Austost the $1 million purchase price. Finally, Balmore and Austost requested treble damages, reasonable attorneys fees, costs and any other relief the court deemed appropriate.

         On January 14, 1999, the Company and NCT Audio filed removal papers to remove the suit from state court to federal court. On January 22, 1999, the Company and NCT Audio filed their answer, affirmative defenses, counterclaims and a third-party complaint. On October 9, 1999, the Company, Balmore and Austost agreed, in principle, on a mutual release and settlement, subject to court approval, whereby all charges, claims and counterclaims which have been individually or jointly asserted against the parties will be dropped. Court approval is pending.

         On September 16, 1999, certain former shareholders and optionees (the "Claimants") of Advancel filed a Demand for Arbitration against the Company with the American Arbitration Association in San Francisco, California. The primary remedy the Claimants seek is recision of the Stock Purchase Agreement, the return of the Advancel stock surrendered in conjunction with the purchase of Advancel by the Company and damages to be determined by arbitration. The Company filed a response and counterclaim on October 13, 1999. After consultation with outside legal counsel, management recognizes that the Company may lose some or all of its claims, encountering significant liability. In the event this Demand for Arbitration does result in a substantial judgment against the Company, said judgment could have a material effect on the Company's quarterly or annual operating results. Outside legal counsel has indicated that it is impossible to estimate a range of potential liability at this early stage with any degree of certainty. The parties have agreed on an arbitrator who has scheduled late May 2000 for an arbitration hearing. Discovery is currently scheduled to take place in the action.

         On September 16, 1999, NCT Audio filed a Demand for Arbitration before the American Arbitration Association in Wilmington, Delaware, against TST and TSA (the "Respondents") alleging, among other things, breach of the asset purchase agreement by which TSA was to sell its assets to NCT Audio, breach of fiduciary duty as a majority shareholder owed to NCT Audio which holds 15% of the outstanding stock of TSA, and breach of obligation of good faith and fair dealing. NCT Audio seeks recision of the purchase agreement and recovery of monies paid to TST for TSA's assets. Concurrently, NCT Audio commenced a preliminary injunction proceeding in the Delaware Court of Chancery, seeking to prevent TST from selling TSA's assets to Onkyo America pending completion of the arbitration proceeding. Such court action was subsequently withdrawn by NCT Audio. On December 8, 1999, Respondents filed an answer and counterclaim in connection with the arbitration proceeding. Respondents asserted their counterclaim to recover (i) the monies and stock owned under the extension agreements; (ii) the $1 million differential between the $9 million purchase price paid by Onkyo America for TSA's assets and the $10 million purchase price that NCT Audio had been obligated to pay; (iii) expenses associated with extending NCT Audio's time to close the transaction; and (iv) certain legal expenses incurred by Respondents.

         The Company believes there are no other patent infringement claims, litigation, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on financial position and results of operations of the Company.

16.    COMMITMENTS AND CONTINGENCIES:

         The Company is obligated for minimum annual rentals (net of sublease income) under operating leases for offices, warehouse space and laboratory space, expiring through March 2010 with various renewal options, as follows (in thousands):

                                  YEAR ENDING
                                   DECEMBER 31,                  AMOUNT
                        ---------------------------------    ---------------

                                      2000                     $        862
                                      2001                              841
                                      2002                              380
                                      2003                              380
                                      2004                              380
                                   Thereafter                         2,038
                                                             ---------------
                                     Total                     $      4,881
                                                             ===============

         Rent expense (net of sublease income) was $0.4 million, $0.6 million and $0.6 million for the years ended December 31, 1997, 1998 and 1999, respectively.

         In April 1996, the Company established the Noise Cancellation Employee Benefit Plan (the "Benefit Plan") which provides, among other coverage, certain health care benefits to employees and directors of the Company's United States operations. The Company administers this modified self-insured Benefit Plan through a commercial third-party administrative health care provider. The Company's maximum aggregate benefit exposure in each Benefit Plan fiscal year is limited to $1.0 million, while combined individual and family benefit exposure in each Benefit Plan fiscal year is limited to $40,000. Benefit claims in excess of these individual or maximum aggregate stop loss limits are covered by a commercial insurance provider to which the Company pays a nominal premium for such stop loss coverage. The Company records benefit claim expense in the period in which the benefit claim is incurred. As of February 25, 2000, the Company was not aware of any material benefit claim liability.

         As of December 31, 1999, the Company is obligated under various agreements for minimum royalty payments as follows: $335,000, $220,000, $240,000 and $60,000 for 2000, 2001, 2002 and 2003.

         In connection with the acquisition of Advancel, the Company entered into employment agreements with four employees. The Company is obligated under these agreements for $471,500 per annum through 2002, subject to the outcome of the arbitration between the parties (see Note 15).
                                                                            F-43

    17.BUSINESS SEGMENT INFORMATION:


                                                              (in thousands of dollars)

                                  NCT        NCT      Communi-                        Advancel     Total
                                 Audio     Hearing     cations   Europe   DMC       Logic Corp    Segments   Other    Grand Total
                               ----------------------------------------------------------------------------------------------------
1999
Net Sales - External           $     856  $   708     $   874     $    4  $     -     $ 1,069     $  3,511    $     -    $   3,511
Net Sales - Other Operating
Segments                               4        -           -        866        -           -          870      (870)            -
License Fees and royalties           506      157         906          -      850       1,100        3,519         33        3,552
Interest Income                      167        -           -          1        -           -          168      (142)           26
Depreciation/Amortization             10        -           -         43        4          16           73      1,897        1,970
Operating Income (Loss)         (10,679)  (3,414)     (2,643)         86  (2,739)     (1,453)     (20,842)    (2,929)     (23,771)
Segment Assets                     2,228    1,791         897        164      963         728        6,771      6,606       13,377
Capital Expenditures                   -        -           1          4       26           3           34         17           51

1998
Net Sales - External           $     383  $ 1,191     $   780     $   28  $     -     $    69     $  2,451    $    71     $  2,522
Net Sales - Other Operating
Segments                               2       23           6      1,113        -           -        1,144    (1,144)            -
License Fees and royalties           350       86          18          -        -         200          654        148          802
Interest Income                      110        -           -         15        -           -          125        313          438
Depreciation/Amortization              5        -           -         38        -           8           51        979        1,030
Operating Income (Loss)          (4,359)  (3,697)     (4,326)       (12)        -       (658)     (13,052)    (1,131)     (14,183)
Segment Assets                     6,752    2,449         301        218        -         922       10,642      4,823       15,465
Capital Expenditures                  33        8          21        102        -          34          198        350          548

1997
Net Sales - External           $       4  $ 1,709     $   127     $   67  $     -     $     -     $  1,907    $   181     $  2,088
Net Sales - Other Operating
Segments                               -        -           -        847        -           -          847      (847)            -
License Fees                       3,000        -         345          -        -           -        3,345        285        3,630
Interest Income                        -        -           -         18        -           -           18         99          117
Depreciation/Amortization              -        -           -         44        -           -           44        855          899
Operating Income (Loss)              785  (3,618)     (2,582)      (411)        -           -      (5,826)    (4,022)      (9,848)
Segment Assets                     2,333    1,227         397        301        -           -        4,258     13,103       17,361
Capital Expenditures                  12        5          13         26        -           -           56        188          244


         NCT Audio:

         NCT Audio is engaged in the design, development and marketing of products which utilize innovative FPT technology. The products available by NCT Audio are the Gekko(TM) flat speaker and ArtGekko(TM) printed grille collection. The Gekko(TM) flat speaker is marketed primarily to the home audio market, with potential in many other markets including the professional audio systems market, the automotive audio aftermarket, the aircraft industry, other transportation markets, the multimedia markets and as an audio/visual advertising medium. The principal NCT Audio customers are end users, automotive OEM's, manufacturers of integrated cabin management systems and DMC.

         NCT Hearing:

         NCT Hearing designs, develops and markets active noise reduction headset products to the communications headset market and the telephony headset market. The products consist of the NoiseBuster(R) product line and the ProActive(R) product line. The NoiseBuster(R) products
                                                                            F-44
consist of the NoiseBuster Extreme!(TM), a consumer headset, the NB-PCU, a headset used for in-flight passenger entertainment systems and communications headsets for cellular, multimedia and telephony. The ProActive(R) products consist of noise reduction headsets and communications headsets for noisy industrial environments. The majority of NCT Hearing's sales are in North America. Principal customers consist of end-users, retail stores, OEMs and the airline industry.

         Communications:

         The communications division of the Company focuses on the telecommunications market and in particular the hands-free market. The communications technology includes ClearSpeech(R)-Acoustic Echo Cancellation and ClearSpeech(R)-Compression. ClearSpeech(R)-Acoustic Echo Cancellation removes acoustic echoes in hands-free full-duplex communication systems. Applications for this technology are cellular telephony, audio and video teleconferencing, computer telephony and gaming, and voice recognition. ClearSpeech(R)-Compression maximizes bandwidth efficiency in wireless, satellite and intranet and internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. Applications for this technology are intranet and internet telephony, audio and video conferencing, PC voice and music, telephone answering devices, real-time multimedia multitasking, toys and games, and playback devices. The communications products include the ClearSpeech(R)-Microphone and the ClearSpeech(R)-Speaker. The majority of Communications' sales are in North America. Principal markets for Communications are the telecommunications industries and principal customers are OEM's, system integrators and end-users.

         Europe:

         The principal activity of NCT Europe is the provision of research and engineering services in the field of active sound control technology to the Company. NCT Europe provides research and engineering to Audio, Hearing and Communications as needed. NCT Europe also provides a marketing and sales support service to the Company for European sales.

         DMC:

         DMC is a new microbroadcasting media company that delivers licensed CD-quality music as well as on-air and billboard advertising to out-of-home commercial and professional venues via a digital network of placed-based microbroadcasting stations, called Sight and Sound(TM). The Sight and Sound(TM) system consists of a central control network that communicates to a digital broadcast station, which plays music selections and advertisements through flat panel speakers. The speaker grilles double as visual billboards. The speakers will be provided by NCT Audio.

         Advancel Logic Corp.:

         Advancel is a participant in the native Java(TM) embedded microprocessor market. The purpose of the Java(TM) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices.

Advancel has been developing a family of processor cores, which will execute instructions written in both Java bytecode and C (and C++), significantly enhancing the rate of instruction execution, which opens up many new applications. The potential for applications consists of the next generation home appliances and automotive applications, manufacturers of smartcard processors, hearing aids and mobile communications devices.

         Other:

         The "Net Sales - Other Operating Segments" primarily consists of inter-company sales, which are eliminated in consolidation. "Segment Assets" consists primarily of corporate assets. "Operating Income/(Loss)" primarily includes corporate charges.


18.GEOGRAPHICAL INFORMATION (BY COUNTRY OF ORIGIN) - TOTAL SEGMENTS
  (IN THOUSANDS):

                                                                  DECEMBER 31,
                                            ----------------------------------------------------------
                                                 1997                 1998                 1999
                                            ----------------     ----------------     ----------------

       Revenues
          United States                              $2,089               $3,209               $3,174
          Europe                                      3,270                   71                3,755
          Far East                                      359                   44                  134
                                            ----------------     ----------------     ----------------
               Total                                 $5,718               $3,324               $7,063
                                            ================     ================     ================
       Net (Income) Loss
          United States                              $9,211              $13,728              $23,353
          Europe                                        411                   12                  (86)
          Far East                                      226                  443                  504
                                            ----------------     ----------------     ----------------
             Total                                   $9,848              $14,183              $23,771
                                            ================     ================     ================
       Identifiable Assets
           United States                            $17,060              $15,166              $13,174
           Europe                                       301                  218                  164
           Far East                                       -                   81                   39
                                            ----------------     ----------------     ----------------
                    Total                           $17,361              $15,465              $13,377
                                            ================     ================     ================

19.      SUBSEQUENT EVENTS:

         On January 25, 2000, the Board of Directors designated a new series of preferred stock based upon a negotiated term sheet. The Series G Preferred Stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. On March 6, 2000, the Company and an accredited investor entered into an agreement under which the Company sold an aggregate stated value of $2.004 million (2,004 shares) of Series G Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act for an aggregate of $1.750 million. The Company received $1.0 million for the sale at the closing and will receive the balance of $750,000, upon the registration of shares of common stock for resale upon the conversion of the Series G Preferred Stock. Each share of Series G Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula which provides that the conversion price will be the lesser of (i) the weighted average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (ii) the fixed conversion price of $0.777. The Company plans to register shares of common stock for the conversion of the Series G Preferred Stock.

         On January 27, 2000, the Series F Preferred Stock Certificate of Designations was amended to obligate the Company to issue up to 77,000,000 shares of its common stock upon the conversion of the 12,500 designated shares of Series F Preferred Stock, as noted above. Such increase in the number of shares of common stock was made in the interest of investor relations of the Company. The Company intends to register additional shares of common stock for the conversion of the amended Series F Preferred Stock Certificate of Designations.


20.      SUBSEQUENT EVENTS (UNAUDITED):

         On March 27, 2000, the Company's subsidiary, DMC, has entered into a joint venture for the development of a DMC microbroadcasting media market in Israel. DMC has entered into a license agreement for $2.0 million in connection with this transaction. The joint venture is equally owned by DMC and its investment partners. DMC's investor partners are responsible for funding the venture.

         On March 27, 2000, the Company received $1.0 million from Carole Salkind for an additional collateralized convertible note with the same terms and conditions of the Note received on January 26, 1999 (see Note 8).

         On April 3, 2000, the Company's subsidiary, DMC, has entered into a license agreement for $2.0 million to develop a portion of the DMC affiliate network in the New York region.

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That for purposes of determining any liability under the Securitie Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Linthicum, Maryland, on this 20 day of April, 2000.

NCT GROUP, INC.
(formerly Noise Cancellation Technologies, Inc.)

By:      /s/ MICHAEL J. PARRELLA
         -----------------------
         Michael J. Parrella, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                                CAPACITY                 DATE
  ------------------------------------------------------------------------------------------------------

  /s/ MICHAEL J. PARRELLA                        President, Chief Executive             April 20, 2000
-----------------------------                      Officer and Director
      Michael J. Parrella                       (Principal Executive Officer)


  /s/ CY E. HAMMOND                               Senior Vice President and             April 20, 2000
-----------------------------                   Chief Financial Officer
      Cy E. Hammond                             (Principal Financial and
                                                   Accounting Officer)



  /s/ JAY M. HAFT                                   Chairman of the Board               April 20, 2000
------------------------------                     of Directors and Director
      Jay M. Haft


  /s/ JOHN J. McCLOY II                                   Director                      April 20, 2000
------------------------------
      John J. McCloy II


  /s/ SAMUEL A. OOLIE                                     Director                      April 20, 2000
------------------------------
       Samuel A. Oolie


INDEPENDENT AUDITORS' REPORT ON SCHEDULE II

Board of Directors and Stockholders of
  NCT Group, Inc.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements of NCT Group, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 taken as a whole. The information included on Schedule II is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ Richard A. Eisner & Company, LLP

New York, New York
February 25, 2000

                                  SCHEDULE II



NCT GROUP, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
(In thousands of dollars)

-------------------------------------------------------------------------------------------------------------------
              Column A                 Column B               Column C                Column D         Column E
-------------------------------------------------------------------------------------------------------------------
                                                            (1)             (2)
                                                                         Charged to
                                        Balance at      Charged in         other                          Balance at
                                        beginning        costs and       accounts-          Deductions-     end of
           Description                  of period        expenses        describe            describe       period
-------------------------------------  -----------     ------------    -------------      --------------  ---------
Year ended December 31, 1997           $   123         $ 130           $   (65)      (2)   $ (150)   (3)  $     38
Year ended December 31, 1998                38           232               (42)      (2)        -              228
Year ended December 31, 1999               228            77               (83)      (2)     (139)              83
Allowance for doubtful accounts

Year ended December 31, 1997           $   262         $ 210           $     -            $     -              472
Year ended December 31, 1998               472           365              (329)      (1)        -              508
Year ended December 31, 1999               508            21                 -       (1)        -              529
Allowance for inventory obsolence

Year ended December 31, 1997           $ 2,873         $ 574           $     -            $     -         $  3,447
Year ended December 31, 1998             3,447           482                 -               (655)   (4)     3,274
Year ended December 31, 1999             3,274           410                 -                  -            3,684
Accumulated depreciation

Year ended December 31, 1997           $     -         $   -           $     -            $     -         $      -
Year ended December 31, 1998                 -            68                 -                  -               68
Year ended December 31, 1999                68           970            3,125        (5)        -            4,163
Amortization of goodwill

Year ended December 31, 1997           $ 1,478         $ 335           $     -            $     -         $  1,813
Year ended December 31, 1998             1,813           480                 -                  -            2,293
Year ended December 31, 1999             2,293           585                 -                  -            2,878
Amortization of patents


Attention is directed to the foregoing accountants' reports and to the accompanying Notes to Financial Statements.

(1)  To write off reserves applied to prior year-end inventory.

(2)  To write off fully reserved accounts receivable deemed uncollectible.

(3)  To reduce reserve for accounts collected.

(4)  To write off tooling against reserve.

(5)  To write down goodwill to estimated net realizable value.